   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2000



                                                      REGISTRATION NO. 333-93727

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              INSTRON CORPORATION
            (AND ITS SUBSIDIARIES IDENTIFIED ON THE FOLLOWING PAGE)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MASSACHUSETTS                           3829                            042057203
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               100 ROYALL STREET
                                CANTON, MA 02021
                                 (781) 828-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JAMES M. MCCONNELL
                              INSTRON CORPORATION
                               100 ROYALL STREET
                                CANTON, MA 02021
                                 (781) 828-2500

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               CHRISTOPHER M. KELLY                                  THOMAS N. LITTMAN
            JONES, DAY, REAVIS & POGUE                      KIRTLAND CAPITAL PARTNERS III, L.P.
                901 LAKESIDE AVENUE                           2550 SOM CENTER ROAD, SUITE 105
               CLEVELAND, OHIO 44114                           WILLOUGHBY HILLS, OHIO 44094
                   216/586-3939                                        440/585-9010

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                                                         ADDRESS,
                                                                                    INCLUDING ZIP CODE,
                                STATE OR OTHER                                         AND TELEPHONE
                                 JURISDICTION                                        NUMBER, INCLUDING
                                      OF          PRIMARY STANDARD                     AREA CODE, OF
                                INCORPORATION        INDUSTRIAL          IRS           REGISTRANT'S
                                      OR           CLASSIFICATION      EMPLOYER          PRINCIPAL
             NAME                ORGANIZATION       CODE NUMBER         ID NO.       EXECUTIVE OFFICES
             ----               --------------    ----------------    ----------    -------------------
Instron Realty Trust..........  Massachusetts           6519          04-8113049            **
IRT-II Trust..................  Massachusetts           6519          04-6879407            **
Instron Schenck Testing
  Systems Corp................  Massachusetts           3829          04-3335122            **
Instron Japan Company, Ltd....  Massachusetts           3829          04-2383267            **
Instron Asia Limited..........  Massachusetts           3829          04-2697765            **
Instron/Lawrence
  Corporation.................   Pennsylvania           3829          23-1884645            **

---------------

** 100 Royall Street, Canton, MA 02021; (781) 828-2500.

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. INSTRON MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND INSTRON IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2000


PROSPECTUS

[INSTRON LOGO]                    $60,000,000
                               OFFER TO EXCHANGE
           ALL OUTSTANDING 13 1/4% SENIOR SUBORDINATED NOTES DUE 2009
                 FOR 13 1/4% SENIOR SUBORDINATED NOTES DUE 2009

                                       OF

                              INSTRON CORPORATION

                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

                    CENTRAL STANDARD TIME, ON MARCH 15, 2000

                            ------------------------

THE REGISTERED NOTES

     - The terms of the exchange notes to be issued are substantially identical to the outstanding notes that Instron issued on September 29, 1999, except for transfer restrictions and registration rights relating to the outstanding notes that will not apply to the exchange notes.

     - Interest on the notes accrues at the rate of 13 1/4% per year, payable in cash every six months on March 15 and September 15, with the first payment on March 15, 2000.

     - The notes are not secured by any collateral.

     - There is no existing market for the notes, and we do not intend to apply for their listing on any securities exchange or to seek approval for quotation through any automated quotation system.

MATERIAL TERMS OF THE EXCHANGE OFFER


     - Expires at 5:00 p.m., Central Standard Time, on March 15, 2000, unless extended.


     - The exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

     - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for equal principal amount of exchange notes which are registered under the Securities Act of 1933.

     - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

     - Instron will not receive any cash proceeds from the exchange offer.
                            ------------------------


     Please consider carefully the "Risk Factors" beginning on page 8 of this prospectus.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                The date of this prospectus is February 14, 2000

                               TABLE OF CONTENTS


                                        PAGE
Prospectus Summary....................    1
Risk Factors..........................    8
Special Note Regarding Forward-Looking
  Statements..........................   15
The Exchange Offer....................   16
The Recapitalization..................   24
Use of Proceeds.......................   24
Capitalization........................   25
Unaudited Pro Forma Condensed
  Consolidated Financial Data.........   26
Selected Historical Consolidated
  Financial Data......................   31
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   33
Business..............................   41



                                        PAGE
Management............................   52
Executive Compensation................   54
Security Ownership....................   57
Certain Relationships and Related
  Transactions........................   59
Description of New Senior Credit
  Facility............................   62
Description of Notes..................   63
Certain United States Federal Income
  Tax Considerations..................   99
Plan of Distribution..................  105
Legal Matters.........................  105
Experts...............................  105
Available Information.................  105
Index to Financial Statements.........  F-1

                               PROSPECTUS SUMMARY

     The following is a summary of the more detailed information appearing elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider. You should read the entire prospectus carefully, including the "Risk Factors" and the financial statements and related notes. Unless the context requires otherwise:

     - "we," "us," "our" and "Instron" and similar terms include all of our consolidated subsidiaries; and

     - the pro forma information contained in this prospectus gives effect to the recapitalization described below, our acquisition of Satec Systems, Inc. and our acquisition of the remaining 49% of our Instron Schenck Testing Systems ("IST") joint venture as if each occurred as of the beginning of the period stated for income statement data, and at the date stated for balance sheet data.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.........  We offer to exchange $60.0 million in principal amount of our 13 1/4% Senior Subordinated Notes due September 15, 2009, which have been registered under the federal securities laws, for $60.0 million principal amount of our outstanding unregistered 13 1/4% Senior Subordinated Notes due September 15, 2009, which we issued on September 29, 1999 in a private offering. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

                             We issued the outstanding notes on September 29, 1999 as part of a unit offering. Each unit consisted of $1,000 principal amount of outstanding notes and one warrant to purchase 0.5109 of a share of our common stock. As of the date of this prospectus, the units have separated into outstanding notes and warrants. We are not registering the warrants or our common stock as part of this exchange offer or in a separate offering at this time.

REGISTRATION RIGHTS
  AGREEMENT................  We issued the outstanding notes on September 29,
                             1999 to Donaldson, Lufkin & Jenrette Securities Corporation. At that time, Instron signed a registration rights agreement with Donaldson, Lufkin & Jenrette, which requires us to conduct this exchange offer.

                             This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to registration rights with respect to outstanding notes that you do not exchange.

IF YOU FAIL TO EXCHANGE
  YOUR OUTSTANDING NOTES...  If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities law or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.


EXPIRATION DATE............  The exchange offer will expire at 5:00 p.m.,
                             Central Standard Time, on March 15, 2000, unless we decide to extend the expiration date. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."


CONDITIONS TO THE
  EXCHANGE OFFER...........  The exchange offer is subject to conditions that we may waive. The exchange offer is not conditioned upon any minimum amount of outstand-ing notes being tendered for exchange. See "The Exchange Offer -- Conditions."

                             We reserve the right, subject to applicable law, at any time and from time to time:

                             - to extend the exchange offer or to terminate the
                               exchange offer if specified conditions have not been satisfied; and

                             - to amend the terms of the exchange offer in any
                               manner consistent with the registration rights agreement.

                             See "The Exchange Offer -- Expiration Date;
                             Extensions; Amendments."

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES........  If you wish to tender your outstanding notes for exchange, you must:

                             - complete and sign the enclosed Letter of
                               Transmittal by following the related
                               instructions; and

                             - send the Letter of Transmittal, as directed in
                               the instructions, together with any other required documents, to the exchange agent, either:

                               (1) with the outstanding notes to be tendered; or

                               (2) in compliance with the specified procedures
                                   for guaranteed delivery of the outstanding notes.

                             Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                             Please do not send your Letter of Transmittal or certificates representing your outstanding notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange
                             Offer -- Exchange Agent."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes in accordance with the exchange offer. See "The Exchange Offer -Procedures for Tendering."

WITHDRAWAL RIGHTS..........  You may withdraw the tender of your outstanding notes at any time prior to the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading "The Exchange Offer -- Withdrawal of Tenders."

RESALES OF EXCHANGE
  NOTES....................  We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

                             - you are acquiring the exchange notes in the
                               ordinary course of business;

                             - you are not participating, and have no
                               arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

                             - you are not an affiliate of Instron, or if you
                               are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. As defined in Rule 405 of the Securities Act, an affiliate of Instron is a person that "controls or is controlled by or is under common control with" Instron.

                             Our belief is based on interpretations by the Commission, as set forth in no-action letters issued to third parties unrelated to Instron. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

                             If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

                             Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange Offer -- Resale of the Exchange Notes."

EXCHANGE AGENT.............  The exchange agent for the exchange offer is
                             Norwest Bank Minnesota, National Association. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offer -Exchange Agent" and in the Letter of Transmittal.

USE OF PROCEEDS............  We will not receive any cash proceeds from the exchange offer.

                               THE EXCHANGE NOTES

ISSUER..................... Instron Corporation
                             100 Royall Street
                             Canton, MA 02021
                             (781) 828-2500

EXCHANGE NOTES.............  $60.0 million in aggregate principal amount of
                             13 1/4% Senior Subordinated Notes due 2009.

MATURITY DATE..............  September 15, 2009.

INTEREST RATE AND PAYMENT
  DATES....................  Interest on the notes will accrue at the rate of
                             13 1/4% per annum, payable semiannually in cash in arrears on March 15 and September 15 of each year, commencing March 15, 2000.

OPTIONAL REDEMPTION........  On or after September 15, 2004, we may redeem some or all of the notes at any time at the redemption prices described in "Description of Notes -- Optional Redemption."

                             Before September 15, 2002, we may redeem up to 35% of the notes with the proceeds of certain offerings of our common equity at the price listed in "Description of Notes -- Optional Redemption."

MANDATORY REPURCHASE
  OFFER....................  If we sell certain assets or we experience specific kinds of changes in control, we must offer to repurchase the notes at the prices listed in "Description of Notes -- Repurchase at the Option of Holders." See "Risk Factors -- Financing Change of Control Offer."

SUBSIDIARY GUARANTEES......  The notes will be jointly and severally guaranteed on an unsecured senior subordinated basis by our existing and future domestic subsidiaries. Our foreign subsidiaries will not guarantee payment on the notes. For the nine months ended October 2, 1999, our foreign subsidiaries accounted for 234.0% of our EBITDA.

RANKING....................  These notes and the subsidiary guarantees are senior subordinated debts.

                             They rank behind all of our and the subsidiary guarantors' current and future indebtedness, other than indebtedness that expressly provides that it is not senior to these notes and the subsidiary guarantees.

                             As of October 2, 1999, the notes were subordinated to approximately $46.5 million of senior debt.

                             In addition, the notes are subordinated to all liabilities, including trade payables, of our foreign subsidiaries, which are not guarantors. On October 2, 1999, these notes were effectively junior to $30.0 million of indebtedness and other liabilities, including trade payables, of these non-guarantor subsidiaries.

COVENANTS..................  We will issue the notes under an indenture with
                             Norwest Bank Minnesota, National Association, as trustee. The indenture will contain covenants that place limitations on our ability and the ability of our subsidiaries to:

                             - borrow money;

                             - pay dividends on stock or repurchase stock;

                             - make investments;

                             - use assets as security in other transactions; and

                             - sell certain assets or merge with or into other
                               companies.

                             For more details, see the section "Description of Notes -- Certain Covenants."

                                  THE COMPANY

     We are a world leader in the manufacture, marketing and servicing of materials and structural testing systems, software and accessories. Materials testing focuses on the mechanical properties of materials, including tensile strength, compressive strength, fracture properties and hardness. Structural testing simulates the life cycle of components or complete products in order to verify their design, durability and performance capabilities. Our products are used by research scientists, design engineers and quality control personnel to evaluate the mechanical properties and performance of various materials, components and structures in the following applications:

     - quality control and specification testing;

     - research and development of new materials to enhance product performance; and

     - the search for new applications and markets for existing materials.

     Our systems are used to test the strength, durability, hardness, impact resistance and other characteristics of practically all materials intended for industrial and consumer use by stretching, compressing, cycling or twisting them. Our reach extends well beyond testing extremely complex materials used in automobiles, airplanes, buildings or bridges. It includes testing food, clothing, sporting equipment, children's toys and a wide range of other products. For example, our customers use our systems to test:

     - the strength and durability of exotic materials used for space exploration;

     - the exacting quality requirements of prosthetic limbs and other orthopedic equipment;

     - the strength and durability of seatbelts;

     - the texture of fruit used in the production of ice cream; and

     - the quality and formability of sheet metal.

As a result, we have a highly diverse base of end users of our systems, including BASF A.G., Ben & Jerry's Homemade, Inc., British Aerospace plc, DaimlerChrysler Corporation, E.I. du Pont de Nemours and Company, General Electric Company, Honda Motor Co., Ltd., Massachusetts Institute of Technology, Minnesota Mining and Manufacturing Company, National Aeronautics & Space Administration, The Procter & Gamble Company and United States Surgical Corporation, among many others. For the nine months ended October 2, 1999, we had total revenue of $151.0 million and EBITDA of $2.3 million.

     The market we serve for materials testing systems is estimated to be approximately $450 million in 1998 revenue and is estimated to be growing at 4% to 8% annually. Although no independent industry information is available, we believe that the market we serve for structural testing systems is approximately $750 million in 1998 revenue, which together with the materials testing segment of the market we serve totals $1.2 billion, and is estimated to be growing at 8% to 10% annually. We attribute this growth to, among other things:

     - the search for new materials and new applications of existing materials to create better products;

     - ongoing total quality management initiatives by manufacturers, including ISO 9000 certification;

     - the increase in global manufacturing and transfer of materials and products;

     - manufacturers' need to reduce the cost of, and time required to develop, new products, and increase the reliability of their products; and

     - increasing regulatory, safety and environmental requirements.

                              THE RECAPITALIZATION

     On September 29, 1999, we merged with a wholly owned subsidiary of Kirtland in connection with a recapitalization of Instron. The recapitalization was completed through the following transactions:

     - Kirtland and its affiliates acquired approximately 88.3% of our common stock for $54.2 million in cash;

     - members of our management retained shares with an aggregate value of approximately $3.6 million, or approximately 5.9% of our common stock, and including retained options an aggregate value of approximately $6.4 million, or approximately 9.9% of our total equity;

     - three other stockholders retained shares with an aggregate value of approximately $3.5 million, or approximately 5.8% of our common stock;

     - selling stockholders will receive approximately $153.5 million in cash in connection with our redemption of their equity interests;

     - we repaid approximately $17.4 million of our indebtedness;

     - we incurred fees and expenses of approximately $10.2 million in connection with the recapitalization;

     - we completed an offering of 60,000 units comprised of $60.0 million of the outstanding notes and 60,000 warrants to purchase 30,654 shares of our common stock; and

     - we entered into an $80.0 million new senior credit facility with National City Bank, under which we borrowed $30.0 million in term loan borrowings and approximately $16.5 million in revolving credit borrowings.

     See "Certain Relationships and Related Transactions."

THE EQUITY INVESTOR

     Kirtland is a privately funded investment group with over $300 million in committed equity capital. Kirtland and its predecessors have been buying and building manufacturing and distribution businesses since 1978. Kirtland currently has a controlling interest in Unifrax Corporation, a manufacturer of ceramic fiber products, as well as controlling interests in a number of other industrial manufacturing companies.

                                  RISK FACTORS

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF SOME RISKS OF INVESTING IN THE SECURITIES.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA
                       (Dollars and shares in thousands)

     The following table presents our summary historical and unaudited pro forma financial data as of and for the periods shown below. The data, except for bookings of new orders, backlog, and EBITDA, are derived from (1) our audited consolidated financial statements, (2) our unaudited quarterly condensed consolidated financial statements, and (3) our unaudited pro forma condensed consolidated financial statements. Each of these financial statements is contained elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of income data for the nine-month period ended October 2, 1999 give effect to the recapitalization as if it had occurred on January 1, 1999. Because the information in this table is only a summary, you should read our annual and quarterly financial statements and the related notes, the unaudited pro forma consolidated financial data and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this prospectus.

                                                                   ACTUAL
                                       ---------------------------------------------------------------     PRO FORMA
                                                                                NINE MONTHS ENDED         NINE MONTHS
                                           YEARS ENDED DECEMBER 31,        ---------------------------       ENDED
                                       --------------------------------    SEPTEMBER 26,    OCTOBER 2,    OCTOBER 2,
                                         1996        1997        1998          1998            1999          1999
OPERATING RESULTS:
Total revenue........................  $153,113    $155,660    $183,029      $114,961        $150,953      $150,953
Income (loss) from operations(1).....     9,145      12,571       9,646         3,686          (4,154)        8,640
Income (loss) before income
  taxes(2)...........................     7,385      11,555      20,333        14,476          (4,547)       (1,180)
Net income (loss)....................     4,582       7,164      11,459         7,828          (4,357)         (790)

OTHER DATA:
EBITDA(3)............................  $ 15,329    $ 18,880    $ 27,671      $ 19,656        $  2,266      $ 15,060
Depreciation and amortization........     6,873       6,494       7,106         5,167           6,446         6,446
Capital expenditures(4)..............     4,473       4,176       5,841         5,182           4,116         4,116
Bookings of new orders...............   161,692     150,020     166,515       102,056         153,917       153,917
Backlog..............................    34,361      28,748      74,477        31,870          72,967        72,967
Ratio of earnings to fixed
  charges(5)(6)(7)...................       3.8x        5.6x        9.4x          8.3x             --            --

                                                              AS OF OCTOBER 2, 1999
                                                              ---------------------
BALANCE SHEET DATA:
Working capital.............................................        $ 34,220
Total assets................................................         168,639
Total long-term debt........................................          90,000
Stockholders' deficit.......................................          13,831

---------------
(1) In March 1996, we recorded a special items charge to operations to implement a workforce reduction and consolidate some manufacturing operations. We took a pre-tax charge of $1,812 ($1,123 net of taxes) to cover these actions. Income from operations in 1998 and the nine months ended September 26, 1998 reflects a special items charge to operations to consolidate our European operations and write-down the value of non-performing assets. We took a pretax charge of $4,975 ($4,232 net of taxes) in the first quarter of 1998 to cover these actions. In September 1999, we recorded a non-recurring compensation expense of $12,606 ($9,296 net of tax) directly attributable to the recapitalization. Income from operations excludes foreign exchange gain or loss.

(2) Income (loss) before income taxes in 1998 and the nine months ended September 26, 1998 reflects a non-operating pre-tax gain of $11,076 ($6,867 net of taxes) recorded in the first quarter of 1998 in connection with our sale of 42 acres of excess land in Canton, Massachusetts.

(3) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Statement of Cash Flow indicated in our financial statements.

(4) Excludes capital expenditures of acquired businesses prior to the date of acquisition.

(5) Earnings used in computing the ratio of earnings to fixed charges consist of pre-tax earnings before losses from equity investments and fixed charges. Fixed charges are defined as interest expense related to debt, amortization expense related to deferred financing costs, accretion of debt discount and a portion of rental charges representative of interest.

(6) Due to our loss in the nine months ended October 2, 1999, the ratio coverage was less than 1:1. We must generate additional earnings of $187 to achieve a coverage ratio of 1:1.

(7) Due to our pro forma loss in the nine month period ended October 2, 1999, the ratio coverage was less than 1:1. We must generate additional pro forma earnings of $871 to achieve a coverage ratio of 1:1.

                                  RISK FACTORS

     Before you invest in the exchange notes, you should consider carefully the following factors, in addition to the other information contained in this prospectus.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.

     We now have and, after this offering, we will continue to have a significant amount of indebtedness. The following chart shows certain important credit statistics and is presented assuming we had completed this offering as of the date or at the beginning of the period specified below and applied the proceeds as intended:

                                                                        AT
                                                                 OCTOBER 2, 1999
                                                              (DOLLARS IN THOUSANDS)
Total indebtedness..........................................         $109,644
Stockholders' deficit.......................................         $ 13,831

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - adversely affect the value of the securities;

     - place us at a competitive disadvantage compared to our competitors that have less debt;

     - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us; and

     - limit our ability to pursue and consummate strategic acquisitions.

     See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "Description of New Senior Credit Facility."

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our new senior credit facility has unused commitments of up to $31.9 million less outstanding letters of credit and demand guarantees, after completion of this offering, and all of those borrowings would be senior to the notes and the subsidiary guarantees. As part of our business strategy, we intend to pursue strategic acquisitions in the future and we likely will finance a substantial portion of any acquisitions with additional indebtedness. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could increase.

     See "Capitalization," "Selected Historical Consolidated Financial Data" and "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "Description of New Senior Credit Facility."

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our new senior credit facility will be adequate to meet our future liquidity needs for the foreseeable future.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior credit facility or elsewhere in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facility and these exchange notes, on commercially reasonable terms or at all.

RESTRICTIVE DEBT COVENANTS -- OUR BUSINESS IS RESTRICTED BY THE DEBT COVENANTS CONTAINED IN OUR NEW SENIOR CREDIT FACILITY AND THE INDENTURE GOVERNING THE EXCHANGE NOTES.

     The indenture governing the exchange notes will limit what we and our restricted subsidiaries may do. The provisions of the indenture will limit our ability to:

     - incur more debt;

     - pay dividends, make distributions or repurchase stock;

     - make some investments;

     - create liens;

     - enter into transactions with affiliates;

     - enter into sale and leaseback transactions;

     - merge or consolidate; and

     - transfer and sell assets.

     There are a number of important exceptions to these covenants, which are more fully described under "Description of Notes."

     The new senior credit facility contains many similar and more stringent limitations. In addition, it requires us to comply with certain financial ratios and tests. If we breach any of these covenants we would default under the new senior credit facility and, as a result, may be prohibited from making any payments to you. In addition, under certain circumstances, all amounts borrowed under the new senior credit facility, plus interest, may be declared to be due and payable, which would be an event of default under the indenture. See "Description of New Senior Credit Facility."

     These restrictions in the indenture and the new senior credit facility, in combination with our high level of debt, could limit our ability to respond to market conditions or meet extraordinary capital needs, or could adversely affect our ability to finance our future acquisitions, operations or capital needs, or engage in other business activities that could be in our interest.

SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THE EXCHANGE NOTES ARE JUNIOR TO ALL OF OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS.

     The exchange notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness and all of our and their future borrowings, except any indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of senior debt of Instron and the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to these exchange notes or the subsidiary guarantees.

     In addition, all payments on the exchange notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Instron or the guarantors, holders of the exchange notes will participate with trade creditors and all other holders of subordinated indebtedness of Instron and the guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of exchange notes may receive less, ratably, than the holders of senior debt.


     On October 2, 1999, the outstanding notes and the subsidiary guarantees were subordinated to $46.5 million of senior debt, and approximately $31.9 million, less outstanding letters of credit and demand guarantees, remained as unborrowed commitments of senior debt under our new senior credit facility.


NOT ALL SUBSIDIARIES ARE GUARANTORS -- YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE.

     Some but not all of our subsidiaries guarantee the outstanding notes and will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. On October 2, 1999, the notes were effectively junior to $30.0 million of indebtedness and other liabilities, including trade payables, of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 234.0% of our EBITDA for the nine-month period ended October 2, 1999 and held 33.0% of our consolidated assets as of October 2, 1999.

SIGNIFICANT INTERNATIONAL OPERATIONS -- WE ARE SUBJECT TO RISKS RELATING TO OUR FOREIGN OPERATIONS.

     Foreign operations represent a significant portion of our business. For the nine months ended October 2, 1999, approximately 44% of our total revenue was derived from sales in the United States, approximately 38% from sales in Europe and approximately 18% from sales to the rest of the world. Our reported revenue outside the United States accounted for 54.7% of our total revenue in 1998, 59.4% in 1997 and 61.1% in 1996. Bookings from Asia declined by 30% in 1998 compared to 1997 due to the economic downturn in this region and devaluation of Asian currencies. We expect revenue from foreign markets to continue to represent a significant portion of our total revenue. We own manufacturing facilities in England and lease manufacturing facilities in Germany. We also sell domestically manufactured products to foreign customers. Our foreign operations are subject to risks in addition to the risks of our domestic operations. The risks that relate to our foreign operations include:

     - political, economic and social conditions in the foreign countries where we conduct operations;

     - currency risks and exchange controls, including risks related to the introduction of the euro;

     - potential inflation in the applicable foreign economies;

     - the impact of import duties on our costs and prices;

     - foreign taxation of our earnings and payments received by us; and

     - regulatory changes affecting our international operations.

These risks may adversely affect our business.

CONCENTRATION OF STOCK OWNERSHIP -- KIRTLAND CONTROLS ALL MATTERS SUBMITTED TO STOCKHOLDER VOTES AND THIS CONTROL MAY ADVERSELY AFFECT HOLDERS OF THE SECURITIES.

     As a result of the recapitalization, Kirtland controls approximately 88.3% of the voting power of our outstanding common stock. Therefore, Kirtland is able to control the vote on all matters submitted to a stockholder vote, including the election of directors, amendments to our articles of organization and our by-laws and approval of significant corporate mergers. See "Certain Relationships and Related Transactions -- The Recapitalization." Some decisions about our operations or financial structure may present conflicts of interests between Kirtland and the holders of the exchange notes. For example, Kirtland may be willing to approve acquisitions, divestitures or transactions undertaken by us that it believes could increase the value of its equity investment in Instron. These kinds of transactions, however, may increase the financial risk to you.

ACQUISITION STRATEGY -- WE MAY EXPERIENCE DIFFICULTIES IN IDENTIFYING ACQUISITION CANDIDATES AND INTEGRATING ACQUIRED BUSINESSES. IN ADDITION, OUR ACQUISITION STRATEGY MAY INVOLVE THE INCURRENCE OF ADDITIONAL INDEBTEDNESS OR ISSUANCES OF COMMON STOCK.

     In 1998, we acquired Satec and purchased the remaining 49% interest in our IST joint venture. As part of our business strategy, we intend to pursue strategic acquisitions in the future. We cannot assure you that we will succeed in identifying acquisition candidates or in consummating any acquisitions. If any acquisitions are consummated, we cannot assure you that these acquisitions will be successfully integrated or operated profitably. Acquisitions can present significant challenges to management due to the increased time and resources required to properly integrate management, employees, accounting controls, personnel and administrative functions. In addition, identifying acquisition candidates and integrating them upon consummation may divert management's attention from the operation of our core business. We may encounter these or other difficulties, and we may not be able to realize the benefits that we hope to achieve from future strategic acquisitions.

     When we acquired the remaining interest in IST, we assumed several contracts for structural testing systems that resulted in substantially less profit than we had expected and that have taken us longer to complete than we had anticipated. We cannot assure you that we will achieve expected profitability levels or anticipated delivery dates in our structural testing business in the future due to the scale and technical risks involved in some of our customer contracts.

     In addition, as we pursue our acquisition strategy in the future, we may incur additional indebtedness or issue additional equity. These future incurrences of indebtedness or issuances of equity could have a material adverse effect on your interests in the securities.


FLUCTUATIONS IN QUARTERLY RESULTS -- OUR QUARTERLY RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE.


     Our quarterly operating results have varied significantly depending on a number of factors. These factors include:

     - timing of receipt of system orders from, and shipments to, major customers;

     - bookings and deliveries of our large structural testing system projects;

     - variations in product mix and product margins;

     - economic conditions prevailing within geographic markets;

     - market acceptance of new products and services;

     - timing and levels of operating expenditures; and

     - exchange rate fluctuations.

     Historically, our sales are highest in the fourth quarter of each year due to the ordering pattern of our customers, which favors fourth quarter deliveries before budget authorizations expire. Sales in the first quarter are usually low as it takes time to rebuild in-process inventory levels after the heavy fourth quarter delivery requirements have been satisfied. Also, third quarter sales are generally low due to vacation patterns of both our production workers and customer technical personnel needed for acceptance testing. We may be unable to adjust costs in a timely manner to compensate for a material revenue shortfall because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenue. The seasonal factors affecting sales are usually reflected in quarterly operating income.

     The structural testing systems business that we conduct through IST is characterized by relatively larger contract sizes and longer delivery periods than our materials testing systems business. Accordingly, we believe that the acquisition of IST has increased the fluctuations we experience in our quarterly results.

CYCLICALITY -- THE CYCLICAL NATURE OF THE INDUSTRIES WE CURRENTLY SERVE COULD ADVERSELY AFFECT OUR BUSINESS AND ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

     A substantial percentage of our revenue is derived from customers that are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, including the automotive and automotive supply industry, which we believe accounted for approximately 20% of our pro forma revenue for the nine months ended October 2, 1999. General economic or industry-specific downturns in cyclical industries could have a material adverse effect on our business.

SIGNIFICANT COMPETITION -- WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN OUR INDUSTRY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We compete with a number of other manufacturers, some of which have greater financial, technical and marketing resources than do we. The intensity of the competition varies by product line and by geographic area. Competition in the United States is the greatest in our industry because we have one major domestic competitor, MTS Systems Corporation. Competition in foreign markets is greatest in Germany and Japan, where there are major local manufacturers. The principal competitive factors are:

     - engineering excellence;

     - the quality and technical capability of the equipment;

     - responsiveness to customer needs;

     - quality of service; and

     - price.

RELIANCE ON KEY PERSONNEL -- OUR FAILURE TO ATTRACT AND RETAIN KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Our future success is significantly dependent on our experienced senior management. Although we have entered into agreements with a number of our senior executives, which provide incentives for continuing employment, the loss of the services of any one of these key executives could have a material adverse effect on our business. Additionally, we are dependent on the continuing contributions of our project managers, scientists, and other key professionals. Of particular importance are our employees who maintain close relationships with our customers.

TAX CONSIDERATIONS -- THE NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT.

     The outstanding notes were issued with original issue discount (OID) for United States federal income tax purposes in an amount equal to the excess of the principal amount due at maturity on the notes over their "issue price," which is described in "Certain United States Federal Income Tax Considerations." Each United States holder of a note will be required to include in taxable income for any particular taxable year a portion of the OID in advance of receiving cash to which the OID is attributable. For additional information regarding the OID associated with the notes, as well as some other federal income tax considerations relevant to the purchase, ownership and disposition of the notes, warrants and shares of common stock issuable upon exercise of the warrants, see "Certain United States Federal Income Tax Considerations."

FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all of the exchange notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes. In addition, restrictions in our new senior credit facility currently prohibit us from making such repurchases and any future credit agreement may contain a similar restriction. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, might not constitute a "Change of Control" under the indenture. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

FRAUDULENT CONVEYANCE MATTERS -- FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     - was insolvent or rendered insolvent by reason of such incurrence; or

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

     - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the outstanding notes, is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. Each guarantee also contains a provision intended to limit the liability of the guarantor to the maximum amount of liability the guarantor could incur without causing the incurrence of its obligations under the guarantee to be a fraudulent transfer. We cannot assure you, however, that this provision will be effective.

NO PRIOR MARKET FOR THE SECURITIES -- YOU CANNOT BE SURE THAT ACTIVE TRADING MARKETS WILL DEVELOP FOR THESE SECURITIES.

     There is no established trading market for the outstanding notes or the exchange notes. We have been informed by Donaldson, Lufkin & Jenrette that it intends to make a market in these securities. However, it may cease its market-making at any time. In addition, the liquidity of the trading markets in these securities, and the market prices quoted for these securities, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that active trading markets will develop for these securities.

RESTRICTIONS ON TRANSFER OF OUTSTANDING NOTES -- IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES YOU MAY HAVE DIFFICULTY IN TRANSFERRING THEM AT A LATER TIME.

     We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have any rights to registration.

     If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for the outstanding notes could be negatively affected due to the limited number of outstanding notes expected to remain outstanding following the completion of the exchange offer.

TECHNOLOGICAL CHANGE -- OUR FAILURE TO MAINTAIN OUR POSITION AS A TECHNOLOGY LEADER IN OUR INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We operate in a competitive industry characterized by technological change. If we are not able to maintain our position as a technology leader in the industries in which we compete, our business could be adversely affected. Our ability to maintain our position as a technology leader depends upon many factors, including:

     - the ability of our competitors to develop new products that are equivalent or superior to our products;

     - advancements in the development of virtual testing methods using computer modeling; and

     - the timely incorporation of technological advances into our existing products and services and commercial acceptance of future products and services.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS -- WE ARE SUBJECT TO RISKS FROM INCREASED LEGISLATIVE AND REGULATORY AUTHORITY RELATING TO ENVIRONMENTAL ISSUES.

     We are subject to a wide variety of federal, state, local, and foreign environmental laws and regulations. These laws and regulations control our use, handling, treatment, storage, discharge and disposal of hazardous wastes used or generated in our business. Additionally, we are subject to federal, state, local, and foreign laws and regulations regarding the following matters:

     - employee health and safety; and

     - permitting and licensing requirements.

     If we fail to comply with present or future environmental laws or regulations, we could be subject to future liabilities or our operations could be interrupted. In addition, future environmental laws and regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses in connection with our business. Although compliance with these laws and regulations has not had any material adverse effects on our business, you should be aware that other problems identified in the future or future changes in environmental requirements could have a material adverse effect on us.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

FORWARD LOOKING STATEMENTS -- OUR FORWARD LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT BELIEFS.

     A number of statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. Those statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience involving any one or more of these matters and subject areas. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified elsewhere in the foregoing "Risk Factors" section, including, but not limited to:

     - the impact of fluctuations in exchange rates and the uncertainties of operating in a global economy including fluctuations in the economic conditions of the foreign and domestic markets we serve, which can affect the demand for our products and services;

     - our ability to successfully manage and integrate the products and operations of recently acquired companies;

     - our ability to identify and successfully consummate strategic acquisitions;


     - the success of the automobile industry, which is the major purchaser of some of our structural testing products; and


     - general economic conditions.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On September 29, 1999, we issued and sold $60.0 million in principal amount of the outstanding notes to Donaldson, Lufkin & Jenrette. The outstanding notes were sold as part of a unit consisting of $1,000 principal amount of outstanding notes and one warrant to purchase 0.5109 of a share of our common stock. As of the date of this prospectus, the units have separated into outstanding notes and warrants. We are not registering the warrants or our common stock as part of this exchange offer or in a separate offering at this time. Donaldson, Lufkin & Jenrette sold the outstanding notes to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act. In connection with the sale of the outstanding notes, we entered into a registration rights agreement, dated as of September 29, 1999 with Donaldson, Lufkin & Jenrette. Under that agreement, we must, among other things, use our reasonable best efforts to file with the Commission a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become and remain effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - the exchange notes being acquired in accordance with the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes;

     - neither you nor any other person with whom you have any arrangement or understanding is engaging in or intends to engage in a distribution of those exchange notes;

     - you are not an affiliate of Instron. An affiliate is any person who "controls or is controlled by or is under common control with" Instron;

     - if you are an affiliate of Instron, you will comply with requirements of the Securities Act applicable to affiliates; and

     - you are not acting on behalf of any person who could not truthfully make these representations.

RESALE OF THE EXCHANGE NOTES

     Based on a previous interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-111 Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of Instron, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in " -- Purpose and Effect of the Exchange Offer" apply to you. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to the exchange offer.

     If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the Commission as set forth in no-action letters issued to third parties unrelated to Instron and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not and will not assume or indemnify you against this liability.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed to make a reasonable number of copies of this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

     Any holder that is a broker-dealer participating in the exchange offer must comply with the procedures set forth for broker-dealers in the enclosed Letter of Transmittal. Under the registration rights agreement, we are not required to amend or supplement the prospectus for a period exceeding 180 days after the expiration date of the exchange offer, except in limited circumstances where we suspend use of the registration statement. We may suspend use of the registration statement if:

     - an order suspending the effectiveness of the registration statement or preventing the use of any prospectus is entered, or any proceeding is initiated to obtain this type of order;

     - we receive notice that the qualification or exemption from qualification of the registration statement or any of the exchange notes to be sold by any broker-dealer for offer or sale in any jurisdiction has been suspended, or any proceeding is initiated or threatened to obtain a suspension;

     - any information becomes known that makes any statement made in the registration statement, prospectus or any document incorporated by reference in either, untrue in any material respect, or that requires changes in, or amendments to any of these documents to correct or clarify the statement;

     - we determine that a post-effective amendment to the registration statement is appropriate.

We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., Central Standard Time, on the day the exchange offer expires.

     As of the date of this prospectus, $60.0 million in principal amount of the notes are outstanding. This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer, however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer prior to the expiration date of the exchange offer to participate.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See " -- Consequences of Failure to Exchange."

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes as promptly as practicable after the expiration date of the exchange offer. See " -- Procedures for Tendering."

     Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange in accordance with the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The expiration date is 5:00 p.m., Central Standard Time on March 15, 2000, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We must use our best efforts to consummate the exchange offer on or prior to the 30th day following the date the registration statement is declared effective.


     To extend the exchange offer, we must notify the exchange agent by oral or written notice prior to 8:00 a.m., Central Standard Time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

     We reserve the right:

     - to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" are not satisfied by giving oral or written notice of the extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptances, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during the five to ten business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment, or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See " -- Conditions" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice of our acceptance to the exchange agent.

     In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange in accordance with the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed Letter of

Transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws the previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of these outstanding notes.

CONDITIONS

     Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange, if:

     - the exchange offer is not registered under the Securities Act of 1933 on the appropriate form; or

     - the exchange offer fails to comply with all applicable rules and regulations under the Exchange Act.

     If we determine that any of these conditions are not satisfied, we may refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company

PROCEDURES FOR TENDERING

     To tender in the exchange offer, you must complete, sign and date an original or facsimile Letter of Transmittal, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal to the exchange agent prior to the expiration date of the exchange offer. In addition, either:

     - certificates for the outstanding notes must be received by the exchange agent, along with the Letter of Transmittal; or

     - a timely confirmation of transfer by book-entry of those outstanding notes, if the book-entry procedure is available, into the exchange agent's account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below, which the exchange agent must receive prior to the expiration date of the exchange offer; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the Letter of Transmittal and other required documents at the address set forth below under " -- Exchange Agent" prior to the expiration of the exchange offer.

     If you tender your outstanding notes and do not withdraw them prior to the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner's behalf. If the beneficial owner wishes to tender its outstanding notes on the owner's own behalf, that owner must, prior to completing and executing the Letter of Transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner's name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, unless the outstanding notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     - for the account of an eligible institution.

     In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - commercial bank;

     - trust company having an office or correspondent in the United States; or

     - eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

     If the Letter of Transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the Letter of Transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and unless we waive evidence satisfactory to us of their authority to so act this evidence must be submitted with the Letter of Transmittal.

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we nor the exchange agent or any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date of the exchange offer.

     In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer. We also reserve the right, as set forth above under " -- Conditions," to terminate the exchange offer and, to the extent permitted by applicable law and the terms of agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under " -- Resale of the Exchange Notes." That broker-dealer, however, by so acknowledging and delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     In all cases, issuance of exchange notes in accordance with the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book entry transfer of outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duty executed Letter of Transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile of the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under " -- Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder complies with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the Letter of Transmittal, or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - The tender is made through an eligible institution;

     - Prior to the expiration date of the exchange offer, the exchange agent receives from that eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the Letter of Transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent; and

     - The exchange agent receives the properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the Letter of Transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

     Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., Central Standard Time, on the expiration date of the exchange offer.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., Central Standard Time, on the expiration date of the exchange offer. Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn;

     - be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

     - specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

     We will determine all questions as to the validity, form, and eligibility of the notices, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes so withdrawn are validly retendered.

     Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under " -- Procedures for Tendering" at any time prior to the expiration date of the exchange offer.

TERMINATION OF CERTAIN RIGHTS

     All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

     - to keep the registration statement effective until the closing of the exchange offer and for a period not to exceed 180 days after the expiration date of the exchange offer; and

     - to provide a reasonable number of copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account in accordance with the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under " -- Resale of the Exchange Notes."

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the Letter of

Transmittal, and requests for copies of the Notice of Guaranteed Delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

      BY REGISTERED OR              BY HAND DELIVERY OR                  IN PERSON:
       CERTIFIED MAIL:              OVERNIGHT COURIER:
   Norwest Bank Minnesota,        Norwest Bank Minnesota,          Norwest Bank Minnesota,
     National Association          National Association             National Association
 Corporate Trust Operations     Corporate Trust Operations          Northstar East Bldg.
        P.O. Box 1517                 Norwest Center                   608 2nd Ave. S.
 Minneapolis, MN 55480-1517         Sixth and Marquette                  12th Floor
                                Minneapolis, MN 55479-0113        Corporate Trust Services
                                                                 Minneapolis, MN 55479-0113

                                 BY FACSIMILE:

                                 (612) 667-4927

                              CONFIRM BY TELEPHONE

                                 (612) 667-9764

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, or in person by officers and regular employees of ours or our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.


     We estimate that our cash expenses in connection with the exchange offer will be approximately $100,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.


     We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or

     - if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the Letter of Transmittal; or

     - if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

     If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the Letter of Transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes may not be delivered until the transfer taxes are paid.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not have any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding notes may not be offered, sold, pledged, or otherwise transferred except in accordance with applicable securities laws:

     - to us or any of our subsidiaries;

     - to a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

     - in accordance with an exemption from registration under the Securities Act provided by Rule 144 thereunder, if available;

     - to "Institutional Accredited Investors" in a transaction exempt from the registration requirements of the Securities Act; or

     - in accordance with an effective registration statement under the Securities Act.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

                              THE RECAPITALIZATION

     On September 29, 1999, we merged with a wholly owned subsidiary of Kirtland in connection with a recapitalization of Instron. The recapitalization was completed through the following transactions:

     - Kirtland and its affiliates acquired approximately 88.3% of our common stock for $54.2 million in cash;

     - members of our management retained shares with an aggregate value of approximately $3.6 million, or approximately 5.9% of our common stock, and including retained options an aggregate value of approximately $6.4 million, or approximately 9.9% of our total equity;

     - three other stockholders retained shares with an aggregate value of approximately $3.5 million, or approximately 5.8% of our common stock;

     - selling stockholders will receive approximately $153.5 million in cash in connection with our redemption of their equity interests;

     - we repaid approximately $17.4 million of our indebtedness;

     - we incurred fees and expenses of approximately $10.2 million in connection with the recapitalization;

     - we completed an offering of 60,000 units comprised of $60.0 million of the outstanding notes and 60,000 warrants to purchase 30,654 shares of our common stock; and

     - we entered into an $80.0 million new senior credit facility with National City Bank, under which we borrowed $30.0 million in term loan borrowings and approximately $16.5 million in revolving credit borrowings.

     See "Certain Relationships and Related Transactions."

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth as of October 2, 1999 the actual consolidated capitalization of Instron. You should read this table in conjunction with the financial statements and related notes and the pro forma financial statements and related notes appearing elsewhere in this prospectus. See the Unaudited Pro Forma Condensed Consolidated Financial Data contained in this prospectus and "Certain Relationships and Related Transactions."

                                                                   AS OF
                                                              OCTOBER 2, 1999
                                                              ---------------
                                                              (IN THOUSANDS)
Total debt, including current maturities:
  Existing short term credit and borrowing facilities.......        3,144
  New senior credit facility:
     Revolving credit borrowings (1)........................       16,500
     Term loan borrowings...................................       30,000
  13 1/4% Senior Subordinated Notes due 2009................       60,000
                                                                  -------
          Total debt........................................      109,644
                                                                  -------
Stockholders' deficit:
  Recapitalized common stock................................          557
  Additional paid in capital................................       50,179
  Accumulated deficit.......................................      (58,408)
  Accumulated other comprehensive loss......................       (6,159)
                                                                  -------
          Total stockholders' deficit.......................      (13,831)
                                                                  -------
  Total capitalization......................................      $95,813
                                                                  =======

---------------


(1) As of October 2, 1999, we had $31.9 million of undrawn commitments of senior debt under our new senior credit facility, less approximately $10.2 million of outstanding letters of credit and demand guarantees.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     We prepared the following unaudited pro forma condensed consolidated financial data of Instron to give effect to the recapitalization. As a leveraged recapitalization, the historical basis of our assets and liabilities was not affected by the recapitalization. For a discussion of the recapitalization and the related transactions, see "The Recapitalization."

     The pro forma adjustments presented are based upon available information and assumptions that we believe are reasonable under the circumstances. We derived the historical condensed consolidated statement of income data for the nine months ended October 2, 1999, from our unaudited condensed consolidated financial statements included in this prospectus. We derived the historical condensed consolidated statement of income data for the year ended December 31, 1998 from our audited consolidated financial statements included in this prospectus.

     The unaudited pro forma condensed consolidated statement of income data of Instron for the periods presented give effect to the following transactions, as if each transaction had occurred as of the beginning of the period presented:
(1) the recapitalization, (2) the acquisition of Satec, and (3) the acquisition of the remaining interest in IST.

     You should read the unaudited pro forma financial data in conjunction with our historical consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial data included elsewhere in this prospectus, as well as the information concerning the recapitalization contained in "The Recapitalization."

     We are providing the pro forma financial data and related notes to you for informational purposes only. This data and the notes do not necessarily reflect the results of operations or financial position that we would have actually achieved had the events referred to above or in the notes to the unaudited pro forma financial data been consummated as of the dates and for the periods indicated and are not intended to project our financial position or results of operations for any future period.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF INCOME DATA

                   FOR THE NINE MONTHS ENDED OCTOBER 2, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                      FOR THE                                FOR THE
                                                    NINE MONTHS                            NINE MONTHS
                                                       ENDED         RECAPITALIZATION         ENDED
                                                  OCTOBER 2, 1999      ADJUSTMENTS       OCTOBER 2, 1999
Revenue:
  Sales.........................................     $125,431                               $125,431
  Service.......................................       25,522                                 25,522
                                                     --------                               --------
          Total Revenue.........................      150,953                                150,953
                                                     --------                               --------
Cost of Revenue:
  Sales.........................................       75,117                                 75,117
  Service.......................................       17,587                                 17,587
                                                     --------                               --------
          Total Cost of Revenue.................       92,704                                 92,704
                                                     --------                               --------
          Gross Profit..........................       58,249                                 58,249
                                                     --------                               --------
Operating expenses:
  Selling and administrative....................       41,558            $ 375(a)             41,370
                                                                             (563)(b)
  Research and development......................        8,239                                  8,239
  Recapitalization compensation expense.........       12,606             (12,606)(d)             --
                                                     --------            --------           --------
  Total operating (income) expenses.............       62,403             (12,794)            49,609
                                                     --------            --------           --------
  Income (loss) from operations.................       (4,154)             12,794              8,640
                                                     --------            --------           --------
Other (income) expense:
  Interest Expense..............................        1,097               9,427(c)          10,524
  Interest Income...............................         (730)                                  (730)
  Foreign exchange losses.......................           26                                     26
                                                     --------            --------           --------
  Total other expenses..........................          393               9,427              9,820
                                                     --------            --------           --------
Income (loss) before income taxes...............       (4,547)              3,367             (1,180)
Provision (benefit) for income taxes............         (190)             (3,510)(e)           (390)
                                                                            3,310(d)
                                                     --------            --------           --------
Net income (loss)...............................     $ (4,357)           $  3,567           $   (790)
                                                     ========            ========           ========
Weighted average number of basic common
  shares........................................        6,866                                    557
                                                     ========                               ========
Loss per share -- basic.........................     $  (0.63)                              $  (1.42)(h)
                                                     ========                               ========
Weighted average number of diluted common
  shares........................................        6,866                                    557
                                                     ========                               ========
Loss per share -- diluted.......................     $  (0.63)                              $  (1.42)(h)
                                                     ========                               ========
Dividends declared..............................     $   0.04                                     --(g)
                                                     ========                               ========

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF INCOME DATA

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 PRO FORMA
                              FOR THE YEAR                                                      FOR THE YEAR
                                 ENDED                         PRO FORMA                           ENDED
                              DECEMBER 31,    ACQUISITION      INCLUDING     RECAPITALIZATION   DECEMBER 31,
                                  1998       ADJUSTMENTS(F)   ACQUISITIONS     ADJUSTMENTS          1998
Revenue:
  Sales.....................    $152,879        $33,283         $186,162                          $186,162
  Service...................      30,150          3,436           33,586                            33,586
                                --------        -------         --------                          --------
     Total Revenue..........     183,029         36,719          219,748                           219,748
                                --------        -------         --------                          --------
Cost of Revenue:
  Sales.....................      91,410         22,094          113,504                           113,504
  Service...................      19,644          2,369           22,013                            22,013
                                --------        -------         --------                          --------
     Total Cost of
       Revenue..............     111,054         24,463          135,517                           135,517
                                --------        -------         --------                          --------
     Gross Profit...........      71,975         12,256           84,231                            84,231
                                --------        -------         --------                          --------
Operating expenses:
Selling and
  administrative............      48,869         10,046           58,915        $     500(a)        58,665
                                                                                     (750)(b)
Research and development....       8,485          3,315           11,800                            11,800
Special items charge........       4,975                           4,975                             4,975
                                --------        -------         --------        ---------         --------
     Total operating
       (income) expenses....      62,329         13,361           75,690             (250)          75,440
                                --------        -------         --------        ---------         --------
     Income (loss) from
       operations...........       9,646         (1,105)           8,541              250            8,791
                                --------        -------         --------        ---------         --------
Other (income) expense
  Gain on sale of land......     (11,076)                        (11,076)                          (11,076)
  Interest expense..........       1,175            740            1,915           12,116(c)        14,031
  Interest income...........        (943)                           (943)                             (943)
  Foreign exchange losses...         157             37              194                               194
                                --------        -------         --------        ---------         --------
     Total other (income)
     expenses...............     (10,687)           777           (9,910)          12,116            2,206
                                --------        -------         --------        ---------         --------
Income (loss) before income
taxes.......................      20,333         (1,882)          18,451          (11,866)           6,585
Provision (benefit) for
income taxes................       8,874           (715)           8,159           (4,510)(e)        3,649
                                --------        -------         --------        ---------         --------
Net income (loss)...........    $ 11,459        $(1,167)        $ 10,292        $  (7,356)        $  2,936
                                ========        =======         ========        =========         ========
Weighted average number of
  basic common shares.......       6,668                                                               557
                                ========                                                          ========
Earnings per
  share -- basic............    $   1.72                                                          $   5.27(h)
                                ========                                                          ========
Weighted average number of
  diluted common shares.....       7,066                                                               562
                                ========                                                          ========
Earnings per
  share-diluted.............    $   1.62                                                          $   5.22(h)
                                ========                                                          ========
Dividends declared..........    $   0.16                                                             -- (g)
                                ========                                                          ========

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF INCOME DATA

                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                       PRO FORMA
                                                              ----------------------------
                                                                 TWELVE           NINE
                                                              MONTHS ENDED    MONTHS ENDED
                                                              DECEMBER 31,     OCTOBER 2,
                                                                  1998            1999
                                                              ------------    ------------
(a) Reflects the annual fee payable to Kirtland for
    management and financial consulting services provided to
    us......................................................    $    500         $  375
(b) Estimated cost savings, principally related to
    directors' fees, legal costs and administrative support,
    as a direct result of the recapitalization..............    $   (750)        $ (563)
(c) Reflects the following:
   1. Interest resulting from revolving loan borrowings of
      $30,000 under the $80,000 new senior credit facility
      at an assumed interest rate of LIBOR plus 3.0%
      (8.4%)(Actual borrowings at October 2, 1999 were
      approximately $19,600. The additional borrowings of
      $11,400 represent the funding of working capital
      requirements and recapitalization related fees.)......    $  2,520         $1,890
   2. Interest resulting from term loan borrowings of
      $30,000 under the $80,000 new senior credit facility
      at an assumed interest rate of LIBOR plus 3.0%
      (8.4%)................................................       2,520          1,890
   3. Interest resulting from the issuance of the
      outstanding notes with a face value of $60,000 at an
      interest rate of 13 1/4%..............................       7,950          5,963
   4. Interest resulting from accretion of original issue
      discount on the notes, related to the assumed value of
      the warrants..........................................         225            169
   5. Amortization of debt issuance costs of $6,400
      associated with the new senior credit facility and the
      notes.................................................         816            612
   6. Elimination of historical interest expense or interest
      expense pro forma for acquisitions under existing
      borrowings............................................      (1,915)        (1,097)
                                                                --------         ------
     Total..................................................    $ 12,116         $9,427
                                                                ========         ======

   Debt issuance costs have been apportioned between the notes, the revolving loan portion of the new senior credit facility and the term loan portion of the new senior credit facility. Cost allocated to the notes are amortized over a ten year period and costs allocated to the revolving loan and term loan portions under the new senior credit facility are amortized over five and one half years.

(d) Upon consummation of the recapitalization on September 29, 1999, the Company recorded a pre-tax non-recurring charge of $12,606 ($9,296 net of tax) for compensation expense directly attributable to the recapitalization. The October 2, 1999 unaudited Pro Forma Condensed Consolidated Statement of Income Data has been adjusted to exclude this non-recurring charge and related tax benefit.

                                                                       PRO FORMA
                                                              ----------------------------
                                                                 TWELVE           NINE
                                                              MONTHS ENDED    MONTHS ENDED
                                                              DECEMBER 31,     OCTOBER 2,
                                                                  1998            1999
(e) Reflects the tax effect of pro forma adjustments (a),
    (b), and (c), assuming an effective tax rate of 38%.....    $(4,510)        $(3,510)

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF INCOME DATA -- CONTINUED

                       (DOLLARS AND SHARES IN THOUSANDS)

      (f) Represents the pre-acquisition results for Satec for the period January 1, 1998 to
          August 4, 1998 and the pre-acquisition results for the remaining interest in IST for the period January 1, 1998 to September 27, 1998.
      (g) Currently, Instron does not expect to declare dividends.
      (h) Pro forma basic and diluted earnings per share have been calculated giving effect to the new capital structure of Instron. Pro forma weighted average number of basic common shares includes shares of our common stock outstanding, assuming the recapitalization was consummated at the beginning of the period presented. Pro forma weighted average number of diluted common shares includes shares of our common stock outstanding plus the effect of any dilutive potential common shares that were outstanding during the period, assuming the recapitalization was consummated at the beginning of the period presented.
          Potential common shares include rollover options held by management and warrants issued upon the recapitalization. The following is a reconciliation of the pro forma basic and dilutive potential shares of our common stock outstanding.

                                                                                            NINE
                                                                                        MONTHS ENDED
                                                                      YEAR ENDED         OCTOBER 2,
                                                                   DECEMBER 31, 1998        1999
           Weighted average number of basic common shares                                    557
             outstanding.........................................         557
           Dilutive potential common shares......................           5                 --
                                                                         ----               ----
           Weighted average number of dilutive common shares                                 557
             outstanding.........................................         562
                                                                         ====               ====

           The dilutive potential common shares have been excluded from the calculation of weighted average number of diluted common shares outstanding for the nine months ended October 2,
           1999, as their inclusion would have an antidilutive effect on loss per share.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated historical, financial and other data of Instron for the five years ended December 31, 1998, which have been derived from, and should be read in conjunction with, the consolidated financial statements of Instron included in this prospectus, including the Notes to Consolidated Financial Statements and Management's Discussions and Analysis of Financial Condition and Results of Operations.

     The selected consolidated data for the nine months ended September 26, 1998 and October 2, 1999 have been derived from, and should be read in conjunction with, Instron's unaudited condensed consolidated financial statements included in this prospectus. Data for the nine months ended October 2, 1999 is not necessarily indicative of the results to be expected for the full year.

                                                                                                NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                 --------------------------
                                     ----------------------------------------------------   SEPTEMBER 26,   OCTOBER 2,
                                       1994       1995       1996       1997       1998         1998           1999
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Total revenue......................  $136,192   $150,571   $153,113   $155,660   $183,029     $114,961       $150,953
Research & development.............     8,062      8,782      8,616      6,959      8,485        5,191          8,239
Income (loss) from operations(1)...     8,082      8,921      9,145     12,571      9,646        3,686         (4,154)
Income (loss) before income
  taxes(2).........................     6,979      7,684      7,385     11,555     20,333       14,476         (4,547)
Net income.........................     4,537      4,995      4,582      7,164     11,459        7,828         (4,357)

OTHER DATA:
Depreciation and amortization......  $  5,815   $  6,784   $  6,873   $  6,494   $  7,106     $  5,167       $  6,446
Bookings of new orders.............   138,947    155,092    161,692    150,020    166,515      102,056        153,917
Backlog............................    32,687     36,136     34,361     28,748     74,477       31,870         72,967
EBITDA(4)..........................    13,855     15,891     15,329     18,880     27,671       19,656          2,266
Capital expenditures...............     4,286      4,510      4,473      4,176      5,841        5,182          4,116
Cash flow from operating
  activities.......................     9,143      6,361      9,824     16,989      5,276       (4,641)        16,222
Cash flow from investing
  activities.......................    (5,029)    (8,325)   (12,163)    (6,227)    (6,764)      (5,027)        (5,409)
Cash flow from financing
  activities.......................    (5,278)     1,790      3,120    (10,619)     6,115        9,582         (8,889)
Ratio of earnings to fixed
  charges(3)(5)....................       3.9x       3.8x       3.8x       5.6x       9.4x         8.3x            --

FINANCIAL POSITION:
Working capital....................  $ 33,849   $ 38,259   $ 44,094   $ 41,942   $ 55,241     $ 43,476       $ 34,220
Total assets.......................   102,294    113,334    121,833    118,985    158,254      138,731        168,639
Total long-term debt...............    11,018     11,225     17,409      7,600     13,216       12,737         90,000
Stockholders' equity (deficit).....    51,926     56,102     62,401     66,254     79,584       75,918        (13,831)
PER SHARE OF COMMON STOCK:
Net income per basic share.........  $    .72   $    .79   $    .72   $   1.11   $   1.72     $   1.19       $  (0.63)
Net income per diluted share.......       .72        .78        .70       1.05       1.62         1.10          (0.63)
Dividends declared.................       .12        .15        .16        .16        .16          .12            .04
Book value.........................      8.26       8.85       9.68       9.82      11.46        10.95         (24.83)

                                                   (footnotes on following page)

(1) In March 1996, we recorded a special items charge to operations to implement a workforce reduction and consolidate some manufacturing operations. We took a pre-tax charge of $1,812 ($1,123 net of taxes) to cover these actions. Income from operations in 1998 reflects a special items charge to operations to consolidate our European operations and write-down the value of non-performing assets. We took a pretax charge of $4,975 ($4,232 net of taxes) to cover these actions. In September 1999, we recorded a non-recurring compensation expense of $12,606 ($9,296 net of tax) directly attributable to the recapitalization. Income from operations excludes foreign exchange gain or loss.

(2) Income before taxes in 1998 reflects non-operating pre-tax gain of $11,076 ($6,867 net of taxes recorded) in connection with our sale of 42 acres of excess land in Canton, Massachusetts.

(3) Earnings used in computing the ratio of earnings to fixed charges consist of pre-tax earnings before losses from equity investments and fixed charges. Fixed charges are defined as interest expense related to debt, amortization expense related to deferred financing costs and a portion of rental charges representative of interest.

(4) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Statement of Cash Flow indicated in our financial statements.

(5) Due to our loss in the nine months ended October 2, 1999, the ratio coverage was less than 1:1. We must generate additional earnings of $187 to achieve a coverage ratio of 1:1.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a world leader in the manufacture, marketing and servicing of materials and structural testing systems, software and accessories. Materials testing focuses on the mechanical properties of material, including tensile strength, compressive strength, fracture properties and hardness, in order to qualify or determine the capabilities of the material. Structural testing simulates the life cycle of components or complete products in order to verify their design and performance capabilities. Our products are used by research scientists, design engineers and quality control personnel to evaluate the mechanical properties and performance of various materials, components and structures in the following applications:

     - quality control and specification testing;

     - research and development of new materials to enhance product performance; and

     - the search for new applications and markets for existing materials.

     We recognize revenue from product sales at the time of shipment. For services, we recognize revenue at the time the service is performed and ratably over the contract period for service maintenance contracts. Bookings for a period recognize the receipt of a firm committed order from a customer that includes a full detailed product specification and agreed to terms and conditions. Backlog as of a specific date is the total of all outstanding customer orders received and counted as bookings that have yet to be shipped and recognized as sales. Prior to the acquisition of IST, we generally experienced a close correlation between backlog at the end of a specific quarter and our shipments for the subsequent quarter. IST's structures business is characterized by relatively larger contract sizes and longer delivery periods, and because our current backlog now includes IST, we believe that our total backlog at the end of a quarter is no longer a predictable indicator of shipments for the next quarter.

RECENT ACQUISITIONS

     Satec. We acquired substantially all the assets of Satec in August 1998 for approximately $12.6 million in cash. Satec is a manufacturer of a range of materials testing equipment sold primarily in the United States with annual revenue of approximately $18.0 million at time of acquisition. We accounted for this acquisition under the purchase method of accounting. We have included Satec's operating results in our consolidated results of operations from the date of acquisition. Satec's reported revenue was approximately $8.8 million and net income was $356,000 for the last five months of 1998.

     IST. Prior to September 27, 1998, we were a 51% owner of IST, a joint venture formed in November 1996 with another partner. We accounted for the joint venture using the equity method of accounting. Our revenue from IST was approximately $11.4 million for the first nine months of 1998, $6.9 million for the twelve months of 1997 and $519,000 for the last two months of 1996, and our net losses associated with IST for the same periods were $902,000, $876,000 and $69,000. These revenues include the shipment of systems from Instron to IST under the terms of a manufacturing and supply agreement at substantially reduced gross margins compared to our normal margins, and commission income earned by Instron for selling IST products. The losses include these low margin orders contributed to the joint venture as well as the time and effort necessary to consolidate the operations and technology of the two contributing partners. On September 27, 1998, we exercised our option to purchase the remaining 49% of IST for $2.7 million in cash. The full results of operations from the IST business have been included in our consolidated results since that date. IST had revenue of approximately $18.4 million and net income of $78,000 for the fourth quarter of 1998.

     We believe these acquisitions enhance our ability to compete effectively in the materials and structural testing industry by broadening our product range and application capability. In addition, we believe that we can improve some aspects of the operating results of the above acquisitions by reducing manufacturing costs and other administrative expenses.

     Other. Financial comparisons of our results of fiscal 1997 and 1996 are impacted by the sale of our Laboratory MicroSystems division to Axiom Systems in April 1997. Laboratory MicroSystems' revenue was approximately $1.2 million in the first quarter of 1997 and $5.6 million in 1996. Laboratory MicroSystems had no significant impact on our net income in either year.

THE RECAPITALIZATION

     On September 29, 1999 we completed a recapitalization of Instron. In the recapitalization, Kirtland and its affiliates acquired approximately 88.3% of our common stock. Members of our management retained approximately 5.9% of our common stock and three other stockholders retained approximately 5.8% of our common stock. We also entered into an $80.0 million new senior credit facility, repaid approximately $17.4 million of existing debt and incurred approximately $10.2 million in fees and expenses. See "The Recapitalization."

RESULTS OF OPERATIONS

     The following table sets forth selected financial and operating data and the percentage relationship of the listed items to our total revenue for the periods indicated:


                                                                                                NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                      --------------------------------------
                       -----------------------------------------------------------      SEPTEMBER 26,         OCTOBER 2,
                             1996                 1997                 1998                 1998                 1999
                                                              (DOLLARS IN THOUSANDS)
Total revenue........  $153,113    100.0%   $155,660    100.0%   $183,029    100.0%   $114,961    100.0%   $150,953    100.0%
Total cost of
  revenue............    88,642     57.9      91,489     58.8     111,054     60.7      68,767     59.8      92,704     61.4
                       --------             --------             --------             --------             --------
Gross profit.........    64,471     42.1      64,171     41.2      71,975     39.3      46,194     40.2      58,249     38.6
Operating expenses:
  Selling and
    administrative...    44,898     29.3      44,641     28.7      48,869     26.7      32,342     28.1      41,558     27.5
  Research and
    development......     8,616      5.6       6,959      4.5       8,485      4.6       5,191      4.5       8,239      5.5
  Special items
    charge...........     1,812      1.2          --       --       4,975      2.7       4,975      4.3          --
  Recapitalization
    compensation
    expense..........        --       --          --       --          --       --          --       --      12,606      8.4
                       --------             --------             --------             --------             --------
Total operating
  expenses...........    55,326     36.1      51,600     33.1      62,329     34.1      42,508     36.9      62,403     41.3
                       --------             --------             --------             --------             --------
Income (loss) from
  operations.........     9,145      6.0      12,571      8.1       9,646      5.3       3,686      3.2      (4,154)    (2.8)
                       --------             --------             --------             --------             --------
Other (income)
  expenses:
  Gain on sale of
    land.............        --       --          --       --     (11,076)    (6.1)    (11,076)    (9.6)         --       --
  Interest expense...     1,548      1.0       1,465      0.9       1,175      0.6         819      0.7       1,097      0.7
  Interest income....      (477)    (0.3)       (634)    (0.4)       (943)    (0.5)       (806)    (0.7)       (730)     0.5
  Foreign exchange
    (gains) losses...       689      0.4         185      0.1         157      0.1         273      0.2          26      0.0
                       --------             --------             --------             --------             --------
Total other
  expenses...........     1,760      1.1       1,016      0.7     (10,687)    (5.8)    (10,790)    (9.4)        393       .3
Income before income
  taxes..............     7,385      4.8      11,555      7.4      20,333     11.1      14,476     12.6      (4,547)    (3.0)
Provision for income
  taxes..............     2,803      1.8       4,391      2.8       8,874      4.8       6,648      5.8        (190)    (0.1)
                       --------             --------             --------             --------             --------
Net income...........  $  4,582      3.0    $  7,164      4.6    $ 11,459      6.3    $  7,828      6.8    $ (4,357)    (2.9)
                       ========             ========             ========             ========             ========
EBITDA...............  $ 15,329    10.01    $ 18,880     12.1    $ 27,671    15.12    $ 19,656     17.1    $  2,266      1.5
                       ========             ========             ========             ========             ========

NINE MONTHS ENDED OCTOBER 2, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 26,
1998

     Total Revenue. Total revenue for the nine months ended October 2, 1999, increased by 31.3% from the same period in 1998. This increase is due primarily to the inclusion of Satec and IST products and services. If revenue attributable to Satec and IST were excluded for both the first nine months of 1999 and the first nine months of 1998, total revenue for the first nine months of 1999 would have been $100.5 million compared to $100.6 million for the same period in 1998. Foreign sales accounted for approximately 56% of the consolidated first nine months revenue compared to 53% in 1998.

     Bookings of New Orders. Bookings for the first nine months of 1999 increased by 50.8% from the corresponding period in 1998. The increase is due primarily to the inclusion of Satec and IST in 1999 and higher activity in all our major markets, including the Far East.

     Backlog. The Company's order backlog was $73.0 million at October 2, 1999, compared to $63.5 million at July 3, 1999 and compared to $74.5 million at year-end 1998. Prior to the acquisition of IST, we generally experienced a close correlation between backlog at the end of a specific quarter and our shipments for the subsequent quarter. IST's structures business is characterized by relatively larger contract values and longer delivery periods and because our current backlog now includes IST, we believe that our total backlog at the end of a quarter is no longer a predictable indicator of shipments for the next quarter. If order backlog attributable to Satec and IST was excluded from both the third and second quarters of 1999 and 1998, order backlog would have been $29.1 million at the end of the third quarter of 1999, compared to $28.0 million for the second quarter of 1999 and compared to $29.5 million at year-end 1998.

     Gross Profit. Gross profit as a percentage of revenue decreased to 38.6% compared with 40.2% in the first nine months of 1998. This decrease is primarily due to lower than expected margins on IST shipments.

     Selling and Administrative Expenses. Total selling and administrative expenses, for the first nine months of 1999, increased by 28.4% compared to the same period in 1998 due primarily to the inclusion of Satec and IST in 1999. As a percentage of revenue, selling and administrative expenses were 27.5% compared to 28.1% for the same period last year.

     Research and Development Expenses. Research and development expenses, for the first nine months of 1999, increased by 58.7% compared with the same period in 1998. This increase is primarily due to the inclusion of Satec and IST in 1999. In addition, software development costs of $1.7 million were capitalized during the first nine months of 1999 compared with $787,000 in the first nine months of last year. This increase is due primarily to the capitalization of costs associated with an integrated software suite for our Structures business. On a pro forma basis, as if Satec and IST were wholly owned in 1998 and development costs software were reported as period expenses, research and development costs would have increased by 11.0%. This increase reflects our current investment in upgrading our core product platforms.

     Operating Expenses. Operating expenses in the first nine months of 1998 included a special items charge of $5.0 million, to reflect the cost of consolidating European operations and to write down the value of certain non-performing assets. The special items charge includes termination benefits, the costs to shut down and exit a manufacturing facility, other asset impairments and other related costs. We closed down a manufacturing plant in Germany, relocated sales and service personnel to another location in Germany and moved the manufacturing operation to the United Kingdom. During the first nine months of 1999, we paid $1.9 million for termination benefits and related costs.

     Operating Income (Loss). Losses from operations for the first three quarters of 1999 include recapitalization compensation expense of $12.6 million arising from the merger agreement between Instron and Kirtland. Without one-time charges, income from operations for the first three quarters would have been $8.5 million compared to $8.7 million for the same period last year. This decline in income from operations is due primarily to losses from our structures business.

     Net Interest Expense. During the first nine months of 1999, we recorded net interest expense of $367,000 compared with interest expense of $13,000 for the same period in 1998. This net increase was due to an increase in interest expense resulting from higher average borrowings (related to the purchase of Satec and IST) and to lower interest income received on notes receivable.

     Foreign Exchange Gains and Losses. Foreign exchange losses of $26,000 for the first nine months of 1999 resulted primarily from movements of the British pound against certain European currencies. In the first nine months of 1998, we had foreign exchange losses of $273,000.

     Other. A non-operating gain of $11.1 million was recorded in the first quarter of 1998 on the sale of excess land in Canton, Massachusetts.

     Income Taxes. The consolidated effective tax rate of 4.2% for the first nine months of 1999 reflects the impact of the Recapitalization charge upon U.S. based income and the likelihood that we will not be able to fully utilize foreign tax credits in 1999. This compares to the consolidated effective tax rate of 45.9% for the first nine months of 1998 which is higher than our normal effective tax rate due to non-deductible expenses relating to the 1998 special items charge.

     Net Income (Loss). Net loss for the first nine months of 1999 was $4.4 million compared to net income of $7.8 million for the same period last year. This decrease is due primarily to expenses related to the recapitalization.

     EBITDA. EBITDA for the first nine months of 1999, after adjusting for the one time recapitalization compensation expense of $12.6 million, was $14.9 million. This represents an increase of 9.7% when compared to EBITDA for the first nine months of 1998 of $13.6 million, after being adjusted to exclude the special items charge of $4.9 million and the gain on the sale of land of $11.1 million.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997; AND YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Total Revenue. Total revenue of approximately $183.0 million in fiscal 1998 increased by 17.6% from revenue of approximately $155.7 million in fiscal 1997 due primarily to the acquisitions of Satec and IST. Total revenue in fiscal 1997 increased by 1.7% from revenue of approximately $153.1 million in fiscal 1996. If revenue attributable to IST, Satec and Laboratory MicroSystems were excluded from both 1998 and 1997, total revenue for 1998 would have been $144.4 million compared to $147.6 million in 1997, a decrease of 2.1%. This decrease is largely due to the impact of the economic downturn in the Asian markets.

     Bookings of New Orders. Bookings of new orders were approximately $166.5 million in fiscal 1998. Bookings on a pro forma basis, including the annual bookings of IST and Satec, would have been approximately $212.7 million in 1998 compared to $220.1 million in 1997, a decrease of 3.4%. This decrease is due largely to the impact of the economic downturn in the Asian markets.

     Backlog. Our backlog of orders was approximately $74.5 million at December 31, 1998, an increase of 159.1% from the $28.7 million at December 31, 1997. The increase was due primarily to the inclusion of the IST and Satec backlogs in 1998. The year end 1997 backlog decreased by 16.3% from 1996.

     Gross Profit. The gross profit margins for the three years ended December 31, 1998 were 42.1%, 41.2% and 39.3% for 1996, 1997 and 1998, respectively. The trend of decreasing margins is due principally to the impact of supplying IST with structures systems at lower than normal profit margins. Gross margins excluding IST; Satec and Laboratory MicroSystems were 42.8% in 1996, 42.7% in 1997 and 44.3% in 1998. This improvement in 1998 is due in part to improved service margins and the benefit of actions previously taken to reduce manufacturing costs.

     Selling and Administrative Expenses. The 1998 selling and administrative expenses of approximately $48.9 million increased by 9.5% from 1997 due principally to the inclusion of expenses relating to Satec and IST. As a percentage of revenue, selling and administrative expenses decreased to 26.7% in 1998, compared to 28.7% in 1997 and 29.3% in 1996.

     Research and Development Expenses. Research and development expenses increased by 21.9% in 1998 and decreased by 19.2% in 1997. The increase in 1998 is due primarily to the inclusion of the development efforts of Satec and IST. The decrease in 1997 compared to 1996 resulted from certain Instron engineering resources ($2.0 million in 1997) being used to develop new products for IST in accordance with the joint venture agreement, which were reimbursed by IST. During the three years ended December 31, 1998, we capitalized certain software development costs. (See Note 1 of Notes to 1998 Consolidated Financial Statements). If research and development expenses were restated, for comparison purposes, by including capitalized software development costs as period expenses, by adjusting engineering expenses for the effect of Satec and IST and the disposition of Laboratory MicroSystems as previously discussed, research and development expenses of the ongoing business would have increased by 7.5% in 1998. As a percentage of total revenue, research and development expenditures, on a comparable basis, represented 7.0% in 1998, 6.4% in 1997 and 6.4% in 1996.

     Operating Income. Operating income decreased by 23.3% to approximately $9.6 million in 1998, compared to approximately $12.6 million in 1997 and approximately $9.1 million in 1996. As a percentage of total revenue, operating income represented 5.3% in 1998, 8.1% in 1997 and 6.8% in 1996. Operating income for 1998 includes a special items charge of approximately $5.0 million for the cost of consolidating European operations and to write down the value of non-performing assets. We have closed down a manufacturing plant in Germany, relocated sales and service personnel to another Instron location in Germany, and moved the manufacturing operations to the United Kingdom. The majority of these actions were completed in the fourth quarter, and substantially all cash disbursements were made by the end of the first quarter of 1999. Before the effect of the special items charge, operating income in 1998 was approximately $14.6 million or 8.0% of total revenue and increased by 16.3% compared to 1997 due primarily to certain improved product and service margins and the positive contribution of Satec and IST in the fourth quarter.

     Net Interest Expense. Net interest expense decreased by 72.0% in 1998 and by 22.0% in 1997. The net decrease in both 1998 and 1997 was due to reduced interest expense resulting from lower average borrowings and was further reduced by interest income received on notes receivable and temporary bank deposits. Foreign exchange losses of $157,000 in 1998 resulted from the strengthening of the British pound against certain European currencies. Foreign exchange losses of $185,000 in 1997 resulted from the strengthening of the U.S. dollar against certain Asian currencies.

     Income Taxes. Income before taxes was 11.1% of total revenue in 1998, compared to 7.4% in 1997 and 4.8% in 1996. Excluding the special items charge and the non-operating gain on the sale of the land in 1998, as well as the special items charge in 1996, income before taxes as a percentage of total revenue was 7.8% in 1998, 7.4% in 1997 and 6.0% in 1996. The consolidated effective tax rate was 43.6% in 1998 compared to 38.0% in 1997 and 1996. This higher effective tax rate is due to certain non-deductible expenses relating to the special items charge. A detailed reconciliation of our effective tax rate and the United States statutory tax rate appears in Note 6 of Notes to Consolidated Financial Statements.

     Net Income. Instron reported net income of approximately $11.5 million, or $1.62 per diluted share of common stock, for the year ended December 31, 1998, compared with approximately $7.2 million, or $1.05 per diluted share, in 1997. Net income in 1998 included a special items charge to operations of approximately $5.0 million ($4.2 million net of taxes) and a non-operating gain on the sale of land of approximately $11.1 million ($6.9 million net of taxes). If these special items are excluded, net income in 1998 was approximately $8.8 million, or $1.25 per diluted share, an increase of 23.2% from 1997, due primarily to improved product and service margins, the positive contribution of Satec and IST in the fourth quarter, and a decline in net interest expense.

     Net income in 1996 included a special items charge to operations of $1.8 million ($1.1 million net of taxes). Excluding the effect of the special items charge in 1996, net income increased by 25.6% in 1997 due primarily to increased revenue of the on-going business, a decline in interest expense and lower foreign exchange losses.

     EBITDA. EBITDA for the year ended December 31, 1998 of approximately $27.7 million increased from $18.9 million for the year ended December 31, 1997. The increase was due primarily to high electromechanical shipments and the inclusion of Satec and IST products and services. EBITDA increased to $18.9 million in 1997 from approximately $15.3 million for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     In the first nine months of 1999, we generated cash flows from operating activities of $ 16.2 million, due primarily to a $5.0 million decrease in accounts receivable and $6.4 million increase in accounts payable and accrued expenses. These operating funds were primarily used to fund capital expenditures of $4.1 million, software development costs of $1.7 million and partially pay off, prior to the merger, existing lines of credit and borrowings.

     In connection with the recapitalization, we entered into the new senior credit facility consisting of a $30 million term loan facility and a $50 million revolving credit facility. In addition, we incurred $60 million of debt through the sale of the outstanding 13 1/4% senior subordinated notes.

     Principal and interest under the Senior Credit Facility and interest payments on the Senior Subordinated Notes represent significant liquidity requirements for us. As of October 2, 1999, we had $31.9 million of available credit under the $50 million Revolving Credit Facility. See "Description of New Senior Credit Facility."

     With respect to the $30 million borrowed under the term loan facility, we are required to make scheduled repayments in twenty two quarterly installments of principal with interest thereon on the first day of each January, April, July and October commencing January 1, 2000. The senior subordinated notes will mature in 2009, and bear interest at 13 1/4%. The revolving credit facility matures in April 2005; with all amounts then outstanding becoming due.

     As a result of the substantial indebtedness incurred in connection with the recapitalization, it is expected that our interest expense will be significantly higher and will have a greater proportionate impact on net income in comparison to periods before the recapitalization.

     Our operating activities generated cash of $5.3 million in 1998 and $17.0 million in 1997. Investing activities used $6.8 million in 1998 and $6.2 million in 1997, while financing activities provided $6.1 million in 1998 and used $10.6 million in 1997. Our primary source of funds in 1998 and 1997 was net cash generated by operations, supplemented in 1998 by the net proceeds of the sale of 42 acres of excess land in Canton, Massachusetts for $13.5 million in cash. The net cash generated by operations in 1998 consisted primarily of net income, as adjusted for the non-cash effect of depreciation and amortization expense, which was partially offset by an increase in accounts receivable.

     At December 31, 1998, accounts receivable were $65.8 million compared to $48.2 million at year end 1997 which reflects higher fourth quarter revenue in 1998, and the consolidation of Satec and IST balance sheets. Inventories of $36.1 million increased by $12.1 million due to the consolidation of Satec and IST. The inventory turnover ratio increased to 2.97x from 2.87x at the end of 1997.

     Our principal investment activities during 1998 included the purchase of Satec for $12.6 million, the buyout of the remaining 49% of IST for $2.7 million, capital expenditures of $5.8 million, and the development of software products for $1.5 million. We plan to make capital expenditures of approximately $6.3 million in fiscal 1999, principally for manufacturing equipment and information systems, and develop and enhance our software products.

     Our total debt outstanding at year-end 1998 was $19.6 million compared to $13.7 million at the end of 1997. The ratio of total debt to debt plus equity at year-end 1998 increased to 19.8% from 17.1% in 1997. The increase in debt was primarily due to funding acquisitions in 1998.


     Our principal source of liquidity is cash flow generated from operations and borrowings under the $50.0 million revolving portion of our new $80.0 million senior credit facility. See "Description of New Senior Credit Facility." Our principal use of liquidity will be to meet debt service requirements, finance our capital expenditures, implement our business strategy, including potential acquisitions, fund research and development efforts and provide working capital. We expect that capital expenditures in 1999 will be approximately $6.3 million, of which approximately $3.5 million will be used for maintenance purposes. The balance of the 1999 capital expenditures will be used for equipment purchases and development and enhancements of our software products. Our debt service obligations could have important consequences to you as a holder of the notes. See "Risk Factors -- Substantial Leverage."


     Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Given our present capital structure, we believe our present capital resources and anticipated operating cash flows are sufficient to meet our cash requirements to finance operations, fund interest payments, repay loan installments and finance capital expenditures for the foreseeable future.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior credit facility or elsewhere in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facility or these notes, on commercially reasonable terms or at all.

SEASONALITY

     Historically, our sales are highest in the fourth quarter of each year due to the ordering pattern of our customers, which favors fourth quarter deliveries before budget authorizations expire. Our sales in the first quarter are usually low as it takes time to rebuild in-process inventory levels after the heavy fourth quarter delivery requirements have been satisfied. Also, third quarter sales are generally low due to vacation patterns of both our production workers and customer technical personnel needed for acceptance testing. The seasonal factors affecting sales are usually reflected in quarterly net income.

EURO CURRENCY ISSUE

     On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing currencies ("legacy currencies") and one common currency -- the euro. The euro now trades on currency exchanges and may be used in business transactions. Beginning in January 2002, new euro-denominated bills and coins will be issued, and legacy currencies will be withdrawn from circulation. Our operating subsidiaries affected by the euro conversion have established plans to address the systems and business issues raised by the euro currency conversion.

     These issues include, among others:

     - the need to adapt computer and other business systems and equipment to accommodate euro-denominated transactions; and

     - the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same products on a country-by-country basis, particularly once the euro currency is issued in 2002.

     We anticipate that the euro conversion will not have a material adverse impact on our financial condition or results of operations.


QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK


     We are exposed to market risk related to changes in foreign currency exchange rates. We occasionally enter into foreign exchange contracts to manage and reduce the impact of changes in foreign currency exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. The exposures are associated with certain accounts receivable denominated in local currencies and certain foreign revenue transactions.

     At December 31, 1998, the face amount of our outstanding forward currency contracts to buy and sell U.S. dollars, Japanese yen and certain European currencies was $6.3 million. A 10% fluctuation in exchange rates for these currencies would change the fair value by approximately $0.3 million. However, any change in the fair value of the contracts would be offset by changes in the underlying value of the transactions being hedged.

     The hypothetical movement disclosed above was estimated by calculating the fair value of the forward currency contracts at December 31, 1998, and comparing that with those calculated using hypothetical forward currency exchange rates.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The statement is effective for fiscal years beginning after June 15, 1999. Management is currently evaluating the effects of this change on its recording of derivatives and hedging activities. We will adopt SFAS No. 133 for our fiscal year ending December 31, 2000.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1 "Internal Use Software," which provides guidance on the accounting for the costs of software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Management does not expect the statement to have a material impact on our financial position or results of operations.

                                    BUSINESS

THE COMPANY

     We are a world leader in the manufacture, marketing and servicing of materials and structural testing systems, software and accessories. Materials testing focuses on the mechanical properties of materials, including tensile strength, compressive strength, fracture properties and hardness. Structural testing simulates the life cycle of components or complete products in order to verify their design, durability and performance capabilities. Our products are used by research scientists, design engineers and quality control personnel to evaluate the mechanical properties and performance of various materials, components and structures in the following applications:

     - quality control and specification testing;

     - research and development of new materials to enhance product performance; and

     - the search for new applications and markets for existing materials.

     Our systems are used to test the strength, durability, hardness, impact resistance and other characteristics of practically all materials intended for industrial and consumer use by stretching, compressing, cycling or twisting them. Our reach extends well beyond testing extremely complex materials used in automobiles, airplanes, buildings or bridges. It includes testing food, clothing, sporting equipment, children's toys and a wide range of other products. For example, our customers use our systems to test:

     - the strength and durability of exotic materials used for space exploration;

     - the exacting quality requirements of prosthetic limbs and other orthopedic equipment;

     - the strength and durability of seatbelts;

     - the texture of fruit used in the production of ice cream; and

     - the quality and formability of sheet metal.

As a result, we have a highly diverse base of end users of our systems, including BASF A.G., Ben & Jerry's Homemade, Inc., British Aerospace plc, DaimlerChrysler Corporation, E.I. du Pont de Nemours and Company, General Electric Company, Honda Motor Co., Ltd., Massachusetts Institute of Technology, Minnesota Mining and Manufacturing Company, National Aeronautics & Space Administration, The Procter & Gamble Company and United States Surgical Corporation, among many others. For the nine months ended October 2, 1999, we had total revenue of $151.0 million and EBITDA of $2.3 million.

     The market we serve for materials testing systems is estimated to be approximately $450 million in 1998 revenue and is estimated to be growing at 4% to 8% annually. Although no independent industry information is available, we believe that the market we serve for structural testing systems is approximately $750 million in 1998 revenue, which together with the materials testing segment of the market we serve totals $1.2 billion, and is estimated to be growing at 8% to 10% annually. We attribute this growth to, among other things:

     - the search for new materials and new applications of existing materials to create better products;

     - ongoing total quality management initiatives by manufacturers, including ISO 9000 certification;

     - the increase in global manufacturing and transfer of materials and products;

     - manufacturers' need to reduce the cost of, and time required to develop, new products, and increase the reliability of their products; and

     - increasing regulatory, safety and environmental requirements.

COMPETITIVE STRENGTHS

     LEADING MARKET POSITION. In 1998, we believe we held the leading market position in the worldwide materials testing market with an approximate one-third market share as measured by revenue. We compete with numerous other manufacturers in the materials testing equipment market worldwide. While we believe that three others each have materials testing annual revenue in excess of $40 million, most of the other competitors are local manufacturers with less than $10 million in annual revenue. We attribute our leading worldwide position in materials testing to our advanced technology, global service and distribution network, breadth of product offerings, name recognition and strong reputation for providing solutions to testing needs, and supporting the largest installed base in the industry. Although industry information is limited, we believe we are one of the largest participants in the worldwide structural testing market.

     EXTENSIVE INSTALLED BASE. We believe we have the largest installed base of materials testing equipment in the world, and, with the acquisition of IST, one of the largest installed bases of structural testing equipment in the world. We believe that the Instron name enjoys strong name recognition among our customers. As a result, a substantial majority of our 1998 pro forma total revenue was derived from sales to existing customers. In addition, approximately 30% of our total revenue for the nine months ended October 2, 1999 was derived from the servicing of, and sale of accessories for, our installed equipment base. By building upon our extensive installed base, we have developed strong service capabilities to meet our customers' needs on a worldwide basis.

     GLOBAL REACH. We have created a sales and service network that enables us to support our customers globally. We have sales and service offices in 14 United States cities and 17 foreign countries, including Brazil, Canada, China, France, Germany, Italy, Japan, Korea, Singapore, and the United Kingdom. We offer our primary software and operating systems in six different languages because we recognize the importance of serving a global market. Our global presence is an important competitive factor for many reasons, including:

     - we are able to provide our global customers uniform testing equipment and related support services in order to ensure worldwide consistency in their test results;

     - our customers demand skilled, local support staff to assist them by providing ongoing support and ensuring that our products meet their specialized needs; and

     - it allows us to market an application solution developed for one customer to other customers around the world.

     TECHNICAL EXPERTISE. Our ability to provide our customers with comprehensive solutions to their physical testing needs is based upon more than 50 years of technical experience focused on materials testing, a reputation for superior design, consistent quality, advanced technology and excellent customer support. We employ over 100 highly trained engineers in sales positions and an additional 240 product development and support staff who work closely with customers to create new materials and structural testing solutions. We believe our investment in engineering develops relationships with our customers that result in a high degree of loyalty and significant repeat business. Our experience over many decades has allowed us to develop a significant knowledge base. In addition, we offer an extensive portfolio of accessories that enable us to support a wide range of customer applications. We believe this provides a significant competitive advantage because existing and potential competitors may find it difficult to develop a comparable knowledge base and accessory portfolio.

     UNIVERSAL PRODUCT DESIGN. We have developed a modular approach to the development and manufacturing of our products. This approach allows us to configure standard mechanical components, electronic controllers, software and accessories to meet the needs of the majority of our customers' requirements. As a result, we have been able to address a diverse range of customer needs through different configurations of our standard systems rather than through customization. This approach provides benefits including:

     - leveraging our research and development activities across virtually all of our product lines;

     - lowering manufacturing costs by generating a higher volume of standard components; and

     - reducing the variety of products that require support by our sales and service force.

     DIVERSE CUSTOMER BASE. Our customer base is well diversified both geographically and by end user application and industry. For the nine months ended October 2, 1999, approximately 44% of our total revenue was derived from sales in the United States, approximately 38% from sales in Europe and approximately 18% from sales to the rest of the world. The end user markets we serve include aerospace, automotive, biotechnology, consumer products, food production, metals, packaging, plastics, textiles, and numerous others. As a result, no one customer accounted for more than 5% of 1998 pro forma total revenue.

BUSINESS STRATEGY

     Our goal is to enhance our position as a leading provider of materials and structural testing systems. Our strategies to achieve this goal include:

     STRENGTHEN OUR CORE BUSINESS. We will continue to introduce new products and further develop existing product platforms by efficiently leveraging our design and engineering capabilities. For example, we recently developed several new products and upgraded others, including:

     - a new generation controller and software platform that supports our complex systems business;

     - a major redesign of our hardness product line that has improved the accuracy and consistency of hardness testing results; and

     - a new product aimed at the emerging asphalt testing business.

     GROW SERVICE BUSINESS. We intend to expand our service business by continuing to leverage our installed base of equipment, our technical expertise, our global reach and the market recognition of our brand names. Including acquisitions, revenue from our service business has grown over the past five years at a compound annual rate of 12%. Our strategy to continue to grow this business includes:

     - expanding our worldwide equipment calibration capability to support ISO 9000 and other quality requirements;

     - developing new service products, including consulting and training programs; and

     - establishing direct marketing and sales support for our service business.

     CONTINUE TO ENHANCE COST POSITION. We continually seek ways to further enhance our cost position. We intend to continue to lower manufacturing costs by, in part, efficiently incorporating the operations of acquired businesses into our manufacturing capacity wherever possible. In addition, in 1997, we started an initiative to rationalize and consolidate our manufacturing operations. On October 17, 1998, we transferred manufacturing operations from our Ludwigshafen plant in Germany to our lower-cost facilities in the United Kingdom, for which we incurred a restructuring charge of $2.8 million and are now achieving cost savings, which we expect will be approximately $1.0 million annually.

     MAKE STRATEGIC, SYNERGISTIC ACQUISITIONS. Since 1993, we have consummated five acquisitions and a joint venture with an aggregate of $94 million of revenue when acquired. Through these transactions we have strengthened and broadened our expertise and product offerings in materials and structural testing. We will continue to pursue strategic acquisitions and joint ventures that:

     - can be assimilated into our existing infrastructure;

     - leverage our existing worldwide sales, service and application support network;

     - can be incorporated into our manufacturing capabilities;

     - broaden our product and service offerings;

     - enable us to upgrade acquired companies' products and installed bases using our technology on an ongoing basis; and

     - enable us to upgrade our installed base with the technology of companies we acquire.

For example, in August 1998, we acquired Satec, a leading supplier of materials testing equipment to the metals, aerospace and automotive industries, with annual revenue of approximately $18 million. We are integrating Satec's domestic sales and service organization and are utilizing our international sales network to increase Satec's revenue. We are also incorporating our advanced controllers and software into Satec's product offerings.

PRINCIPAL MARKETS

     Our principal markets are industries, academic institutions, and governments -- organizations that seek to understand the characterization and properties of materials and products.

     INDUSTRY. Most manufacturing industries use either materials or structural testing systems as a part of their research and development and quality-control activities. Industrial research focuses upon developing new materials, substitute materials, or new uses for existing materials that reduce manufacturing or operating costs and improve product quality and durability. The following examples show how some customers use our products in industries that typically have high levels of materials and structural testing activity:

     - Automotive Industry. Automotive companies use our catapult structural testing systems built by IST to simulate real-life automobile crashes. These simulated crashes are of vital importance in evaluating and improving safety devices in vehicles. In addition, automotive companies use our products extensively in designing virtually all of a vehicle's materials, parts, sub-assemblies and assemblies, from steering components, struts and shock absorbers to seatbelts, light switches and door latches. These components are stretched, pulled, twisted, squeezed, and vibrated using our products to ensure that high quality levels are maintained.

     - Sports and Recreation. Sports equipment manufacturers use our products to test the hardness of golf balls and baseball bats, to measure the impact resistance of bicycle helmets and elbow pads and to determine the durability of mountain bike components. In addition, manufacturers of snowboards use our impact testing systems to gain a better understanding of how snowboards will behave on ski slopes. Specifically, these systems simulate rock and ice impacts during a snowboarder's jumps and turns.

     - Aerospace. Aerospace companies use our products to repeatedly deform and break exotic metals, composites and ceramics to simulate in-use conditions of these materials in stressful situations like rocket launches and the re-entry of satellites and space shuttles into the Earth's atmosphere.

     - Civil Engineering. Engineers use our products to test the tensile properties of iron, steel and other metals and to measure the fatigue and crack resistance of these materials. The test results help engineers determine how these metals will be used in real world structures like bridges and buildings. Engineers also use our products to compress asphalt and concrete at a variety of temperatures and humidity levels to determine how these materials will endure years of use in roads and highways.

     - Biotechnology. The joining of engineers and medicine in biotechnology is producing a stream of innovations that range from new implants and orthopedic surgical techniques to replacements for human organs. Our high quality test systems are helping to make these advances possible by allowing our customers to comply with stringent FDA requirements.

     ACADEMIC INSTITUTIONS. Academic institutions use our products for research and instruction in materials science and other applications. For example, researchers at universities use our products for a variety of research programs from testing the bonding properties of dental materials to measuring the effects of food texture on taste. We place particular emphasis on academic institutions because we believe that scientists and engineers trained on Instron equipment will then influence additional sales of our products later in their careers in the public or private sector.

     GOVERNMENTS. Government and governmental agency use of our products is generally concentrated in the following areas:

     - Defense, Space and Civil Engineering Programs. Research programs sponsored by governments support the development of materials and technology for such programs as advanced space stations, better armor on fighting vehicles, safer bridges and longer lasting road surfaces.

     - Determination and Enforcement of Safety Standards and Other Legal Requirements. Our systems are used by worldwide agencies to, among other things, monitor the quality and performance of safety belts, airbags, welds in nuclear power stations and prosthetic devices.

PRINCIPAL PRODUCTS

  GENERAL

     We offer a comprehensive range of general-purpose materials testing systems, application software and accessories. Our products generally fall within one of two basic categories of testing instruments. These categories are referred to as "static" and "dynamic," and differ mainly in the means that they use to apply force to a test specimen. For example, a static system testing a cloth specimen may gradually apply more and more force to the cloth by pulling on it from two sides until the cloth tears. The system would measure the precise force applied to the cloth throughout the test. That same cloth may be tested by one of the dynamic systems by repeatedly applying force to the cloth over and over again by stretching it from two points to simulate the wear and tear that the cloth would endure if used as a seat belt or as an article of clothing.

     Many tests can be carried out equally well with either a static or dynamic test machine. However, if the test requires extremely rapid rates of applying force, or subjects the test material to rapidly fluctuating force, then a dynamic test machine is appropriate. Our product offerings vary in:

     - the force capacity of the machines, with smaller machines designed for testing small samples at relatively low levels of force, to large machines that can apply tons of force to samples;

     - the complexity of the drive system that the instrument uses to apply force to test samples; and

     - the sophistication of the control electronics, the computer system, and the software used to administer tests and analyze data.

     Beyond the distinctions between static and dynamic testing machines, we divide our testing products into five general product lines based on the market segments served and the applications of the machines.

  ELECTROMECHANICAL INSTRUMENTS

     Electromechanical test instruments are static systems that typically stretch or compress the material being tested. These instruments consist of a frame, which supports the sample to be tested and the mechanical moving parts that are used to apply force to the sample, and electronic components to control the test and analyze the test data. The term "electromechanical" is derived from this use of mechanical moving parts controlled by electronic components. These systems continuously measure the precise force being applied to test materials and the effect of this force on the material. They also analyze the results of the test, and either print, graph or electronically display them. Often referred to as universal testers, with applications in almost every industry, uses of our electromechanical instruments include:

     - testing the texture of food products;

     - measuring the strength properties of ceramics at extremely high temperatures;

     - ensuring that building material can bear heavy snow loads or sustain high winds; and

     - ensuring that plastic components have the necessary strength to replace metal.

     Our electromechanical product offerings include the cost effective Series 4400 product line and the high-performance Series 5500 product line. The Series 5500 systems are usually used for research and development and are equipped with sophisticated software and many accessories. Our electromechanical instruments are also used for quality-control applications, which usually require fewer accessories and less breadth of application capability than do research and development applications. The prices of our electromechanical systems generally range from $15,000 to $150,000. Static systems and related accessories accounted for approximately 52.6% of our reported revenue in 1998.

  SERVOHYDRAULIC SYSTEMS

     Servohydraulic systems are dynamic testing instruments that allow repeated deformation of the material being tested to simulate in-use conditions over an extended period of time. The moving parts of these systems that apply force to the test material are controlled using hydraulics. The term "servohydraulic" derives from this control system. These instruments also contain electronic components that control the test and analyze the test data.

     Software, computer control, and data analysis are features routinely added to basic servohydraulic systems. The computer may be used to command the application of force to simulate real-life use conditions. It is also used to store and analyze data and display parameters of performance and endurance for test materials or test components.

     We utilize our engineering expertise to customize our servohydraulic systems to fit the needs of our customers' particular test applications. Machines can be configured not only to stretch or compress the material being tested, but also to simultaneously twist it or subject it to other forms of complex testing. Our servohydraulic systems are used, among other things, to ensure that:

     - turbine blades meet their performance requirements;

     - artificial knee joints can withstand the forces associated with walking and jumping; and

     - bullet proof vests are effective.

     The prices of our servohydraulic systems generally range from $40,000 to $500,000 with the exception of our structural testing systems discussed below. Servohydraulic testing systems accounted for approximately 22.6% of our reported revenue in 1998.

  STRUCTURAL TESTING (SIMULATION)

     Our IST division designs and builds dynamic testing systems that are used to determine the integrity of complete structures, like automobiles. These systems are used to simulate real-life conditions while testing a wide range of automotive components, from suspension and steering systems to entire vehicles. They typically consist of several components designed to push and pull the structure at different points, and sensors that collect and transmit the resulting data to a central processing unit. These testing instruments are called "structural" or "simulation" systems because they often test complete structures by simulating the conditions that the structure may be forced to endure in real life. For example, engineers use our systems to:

     - validate the ability of automobile steering systems to withstand axial and radial forces; and

     - simulate the effectiveness of seatbelts and other restraints.

     The prices of our structural testing systems generally range from $400,000 to several million dollars. These systems accounted for approximately 15.8% of our reported revenue in 1998.

  HARDNESS SYSTEMS

     A hardness testing instrument works by forcing an "indentor" into the test material's surface. The depth of penetration or the size of the impression is the measure of the material's hardness. For example, our hardness systems are used to test the properties of metals that will be made into coins, railway tracks, aircraft and automobiles. We are a leader in "Rockwell" testing, the most widely used technique. Our high-end Series 2000 Rockwell testing machine incorporates advanced control features from our electromechanical instruments and we believe it is the most advanced testing machine in the hardness testing market. Hardness machines are calibrated by using a block of material with a predetermined hardness value. We also manufacture and sell these sample blocks as part of our hardness testing business.

     The prices of our hardness testing machines range from $2,000 to $20,000. Hardness systems and related accessories accounted for approximately 7.0% of our reported revenue in 1998.

  IMPACT TESTING

     Impact testing instruments measure fracture properties of test materials or the energy absorbed by material after an impact event.

     Our "Wolpert" and "Satec" impact testing products are used primarily in metals applications. Wolpert testers are high-end products that offer sophisticated data acquisition electronics and software; Satec testers are simpler and less costly. These systems test materials by applying precise force and measuring the results using electronic instrumentation and software.

     Our impact products also include much more sophisticated "Dynatup" instrumented impact testers for determining fracture and energy absorbing properties of polymers and components.

     Among the uses of our impact products are:

     - testing helmets to ensure they will meet the demands of actual use; and

     - determining the "sweet spot" of golf clubs and tennis racquets.

     The prices of our impact testing instruments range from $5,000 to $150,000. Impact testing systems and related accessories accounted for approximately 2.0% of our reported revenue in 1998.

  SERVICE

     We have approximately 239 field service engineers that offer a wide range of services to our customers in support of our product lines. These service offerings include calibration, extended warranties, software support, upgrade contracts, training and telephone support. Among our business strategies for the future is the expansion of our service business. See "-- Business
Strategy -- Grow Service Business."

     Our service business accounted for approximately 16.0% of our reported revenue in 1998. The service revenue is included in the percentage amounts for our static and dynamic systems set forth above.

  OTHER PRODUCTS AND ACCESSORIES

     We manufacture and sell a wide range of other products and accessories. The products include durometers, impact testers, and asphalt binder testers. Typical accessories include:

     - application software to control tests and record results;

     - grips that are used to hold test specimens in place;

     - optical/video extensometers that measure precisely the deformation of the material being tested without actually contracting it;

     - robotic devices that automatically feed test specimens to our systems;
       and

     - environmental control accessories that allow researchers to vary temperature and humidity.

     Accessories can be included with the initial purchase or subsequently purchased in order to expand the capability of the original machine. We also have license agreements with third parties for the exclusive sale of certain products, including software, in the material and structural testing industry. These other products and accessories for static and dynamic equipment purchased separately from the original sale of equipment are included in the percentage amounts for static and dynamic systems set forth above.

MANUFACTURING AND PROPERTIES

     We have established a worldwide manufacturing "Center of Excellence" for each major product line, while still maintaining customization capabilities and sales support close to customers. This allows us to concentrate production volumes in specific factories in order to optimize our customer response capabilities while reducing inventories and costs.

     Our manufacturing facilities focus on the final assembly and testing of complete systems. We pursue a strategy of outsourcing sub-assembly processes where feasible. We maintain two primary machine shops, which supply key components for our product lines. In general, we have no critical proprietary manufacturing processes. Annual capital expenditure supports the maintenance of our current facilities, the replacement of machine tools and our cost reduction programs.

     The table below provides summary information on each of our manufacturing facilities.

                                                     SIZE
            LOCATION               OWNED/LEASED    (SQ. FT.)             PRINCIPAL USES
Canton, MA                             Owned        155,000     Corporate Headquarters, Research
                                                                & Development and Manufacturing
Binghamton, NY                        Leased         35,000     Manufacturing
Grove City, PA                         Owned         53,500     Manufacturing
Darmstadt, Germany                    Leased         70,000     Research & Development and
                                                                Manufacturing
High Wycombe, UK                       Owned        120,000     European Headquarters, Research &
                                                                Development and Manufacturing

     Canton, MA. Our Canton, MA facility serves as our world headquarters, as well as the worldwide "Center of Excellence" for electromechanical and most hardness and impact equipment. It serves as the customization center for servohydraulic testing instruments for North America and assembles structural testing equipment for IST primarily for the Americas. Operations consist of custom engineering, final assembly and testing, with a very small machine shop supporting engineering and customization requirements. The facility operates assembly lines for electromechanical, impact and hardness machines. The site is located on 24 acres of land that we own with a 155,000 square foot facility, approximately 47,000 square feet of which is dedicated to manufacturing.

     Binghamton, NY. Our Binghamton, NY site is a leased 35,000 square foot facility with all but 4,000 square feet focused on production. The operation is dedicated to machining components as a satellite to the Canton operation. The Binghamton facility has 15 major machine tools, as well as a standard complement of small manual drills, lathes, etc. Our lease expires on August 31, 2006, and we have the right to renew for an additional 5-year term.

     Grove City, PA. Our Grove City, PA facility, which is located approximately 40 miles from Pittsburgh, served as Satec's headquarters before its acquisition. The facility currently manufactures Satec products, including electromechanical, servohydraulic and temperature chambers, through a vertically integrated manufacturing process. The site includes machining, welding, sheet metal shear, punch and bend, and electronic assembly, as well as final assembly and testing capabilities. The 53,500 square foot facility is located on over 100 acres of land that we own, with 18,000 square feet of office space.

     Darmstadt, Germany. Located approximately 30 miles from Frankfurt, Germany, our Darmstadt facility, which is the primary engineering, assembly, and test facility for IST, is leased from Carl Schenck AG and is located in their large central manufacturing compound. The lease, executed in April 1998, is for an initial
5-year term, and gives us the right to renew for an additional 5-year term. IST's manufacturing and office space consists of 70,000 square feet. This facility is fully equipped for the system integration and testing of major structural testing systems and provides most of its output to Europe and Asia.

     High Wycombe, UK. Our High Wycombe, UK facility is located approximately 30 miles northwest of London's Heathrow Airport. It serves as our worldwide "Center of Excellence" for servohydraulic equipment, pendulum impact machines and other key components and accessories. It is also our European center for customization of electromechanical and some hardness equipment. The facility primarily performs final assembly and testing with a significant machine shop located on site. The site consists of 7 acres of land that we own and an approximately 120,000 square foot facility.

     In addition to the properties discussed above, we have 35 sales offices and demonstration centers located throughout the United States and in 17 foreign countries. We believe that all of our properties are adequate and suitable for our present needs.

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

RESEARCH AND DEVELOPMENT

     We maintain major research-and-development staffs at our U.S. and U.K. manufacturing facilities. These development staffs often work directly with industrial and government researchers and the materials-science departments of universities to create leading-edge solutions to materials-testing applications.

     We are a pioneer in the development and application of electronic-measurement and drive-systems techniques in materials testing systems. We have continuously designed, developed, and marketed state-of-the-art testing systems, software, and accessories, including digitally controlled static and dynamic testing systems.

     In 1998, we expensed approximately $8.5 million on research and development activities, compared with $7.0 million in 1997, and $8.6 million in 1996. We also capitalized software development costs of approximately $1.5 million in 1998, $637,000 in 1997 and $1.1 million in 1996. During these years, our engineering resources have been utilized to develop new products for IST in accordance with the joint venture agreement. The costs associated with these development efforts were reimbursed by IST. If our research and development expenses were restated, for comparison purposes, by including software development costs as period expenses, and by adjusting engineering expenses for the effect of IST and Satec and the disposition of Laboratory MicroSystems, our research and development expenses of the ongoing business would have increased by 7.5% in 1998. In recent years, we have focused our research-and-development expenditures on:

     - creating new product platforms for static and dynamic product lines;

     - developing new hardness testing machines;

     - developing new software and enhancements; and

     - redesigning products to reduce manufacturing costs.

SALES AND MARKETING

     We believe that our global distribution and service network is a key competitive advantage in serving a diverse array of customers worldwide with a broad range of applications. In order to achieve optimal focus on the needs of our customers, we employ a variety of sales channels, including direct sales, agents, distributors, telesales, and a developing Internet channel. We employ over 100 highly trained engineers in sales positions who are typically responsible for over 90% of our product revenue and pursue business on a geographic basis. Materials testing has three sales divisions located in North America, Europe, and Asia Pacific/Latin America. Each sales division is responsible for recruiting, training, sales management, sales strategy, service management, compensation, and determining best practices in that region. This local management is of particular importance outside North America, where market conditions, local suppliers, and regional differences tend to proliferate.

     The purchasing cycle for a materials testing system in a typical laboratory is several years with the laboratory manager the key decision maker in any purchase decision. Given this relatively long sales cycle and our well-diversified customer base, both geographically and by end user, we use marketing mailings, seminars, advertisements, and trade shows to promote our products. Direct sales professionals focus on the sales leads that are generated in order to tailor systems to meet a potential customer's specific market need. Over the course of over 50 years, we believe we have built the largest installed base of materials testing equipment in the world, and, with the acquisition of IST, one of the largest installed bases of structural testing equipment in the world, as well as a wide array of accessories for a broad range of applications. With this extensive base of application-specific knowledge, customers often contact us for new purchases without any solicitation by our sales engineers. We estimate that orders from existing customers represent approximately 80% of our annual reported 1998 revenue in the United States and over 50% of our annual reported 1998 revenue outside the United States.

COMPETITIVE CONDITIONS

     We compete with a number of other manufacturers, some of whom have greater financial, technical and marketing resources than we do. The intensity of the competition varies by product line and by geographic area. Competition in the United States is greatest in the dynamic line where we have one major domestic competitor,

MTS Systems Corporation. Competition in foreign markets is greatest in Germany and Japan, where there are major local manufacturers. The principal competitive factors are:

     - engineering excellence;

     - the quality and technical capability of the equipment;

     - responsiveness to customer needs;

     - quality of service; and

     - price.

RAW MATERIALS

     Although we are dependent upon a limited number of suppliers for certain components, we have not experienced significant problems in procurement or delivery of any essential materials, parts or components. Substantially all purchasing is accomplished on a competitive basis while maintaining a level of inventory sufficient to provide support of customer-servicing requirements and meet scheduled delivery dates.

PATENTS AND TRADEMARKS

     We have several patents in the United States and in foreign countries. However, we rely principally on our engineering and technological capabilities rather than on these patents to maintain our position in the industry. The trademarks "Dynatup," "Shore," "Rockwell" and "Instron" and the device mark are registered trademarks of Instron. Under current law, these trademarks may be renewed indefinitely as long as they are maintained in use.

ENVIRONMENTAL CONSIDERATIONS

     Compliance with federal, state, local and foreign laws and regulations relating to protection of the environment has not had, and we do not expect it to have, any material adverse effects on us.

NUMBER OF EMPLOYEES

     At October 2, 1999 we employed 1,435 people worldwide.

FOREIGN OPERATIONS

     Foreign operations represent a significant portion of our business. For the nine months ended October 2, 1999, approximately 44% of our total revenue was derived from sales in the United States, approximately 38% from sales in Europe and approximately 18% from sales to the rest of the world. Our revenue outside the United States accounted for 55% of our total revenue in 1998, 59% in 1997 and 61% in 1996. Bookings from Asia declined by 30% in 1998 compared to 1997 due to the economic downturn in this region. In addition, because of the devaluation of Asian currencies, our revenue from this region was substantially reduced in 1998. We expect revenue from foreign markets to continue to represent a significant portion of our total revenue. We own manufacturing facilities in England and lease manufacturing facilities in Germany. We also sell domestically manufactured products to foreign customers. Our foreign operations are subject to risks in addition to the risks of our domestic operations. The risks that relate to our foreign operations include:

     - political, economic and social conditions in the foreign countries where we conduct operations;

     - currency risks and exchange controls, including risks related to the introduction of the euro;

     - potential inflation in the applicable foreign economies;

     - the impact of import duties on our costs and prices;

     - foreign taxation of our earnings and payments received by us; and

     - regulatory changes affecting our international operations.

     These risks may adversely affect our business. Financial information concerning domestic and foreign operations appears in Notes 1 and 2 in the "Notes to Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included as part of this prospectus.

LEGAL PROCEEDINGS

     We are party to various litigation matters arising in the ordinary course of business. We cannot estimate with certainty the ultimate legal and financial liability with respect to this litigation, but we believe, based on our examination of these matters, experience to date and discussions with counsel, that any ultimate liability will not be material to our business or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to persons who are currently members of the Board of Directors or executive officers of Instron.

                                                                                       YEARS OF
                NAME                   AGE                  POSITION                   SERVICE
James M. McConnell...................  58     Director, President and Chief                9
                                              Executive Officer
Linton A. Moulding...................  46     Chief Financial Officer and Vice            14
                                              President
Joseph E. Amaral.....................  52     Vice President, General Manager,            21
                                              North America Operations
John R. Barrett......................  45     Treasurer and Vice President of             11
                                              Corporate Development
Jonathan L. Burr.....................  51     Vice President, Corporate Director of       20
                                              Human Resources
Yahya Gharagozlou....................  43     Vice President, Corporate Technical         18
                                              Director
Arthur D. Hindman....................  56     Vice President, General Manager, Asia       20
                                              Pacific / Latin America
William J. Milliken..................  45     Vice President, Corporate Director of        2
                                              Manufacturing
Norman L. A. Smith...................  53     Vice President and Managing Director        17
                                              of Instron Limited
Raymond A. Lancaster.................  53     Director                                    --
Thomas N. Littman....................  36     Director                                    --
Dennis J. Moore......................  61     Director                                     5
John F. Turben.......................  64     Director                                    --

     James M. McConnell joined Instron in 1990 as President and Chief Executive Officer. From 1987 to 1990, he was President and Chief Executive Officer of Automatic Switch Company, and from 1986 to 1987, he was President of Rosemont, Inc. (both are wholly owned subsidiaries of Emerson Electric Co.). He has been a Director of Instron since April 1990. Mr. McConnell is also a director of ESCO Electronics Corporation.

     Linton A. Moulding joined Instron in 1985. He has held positions as Corporate Controller, Director of U.S. Operations, Corporate Vice President of Manufacturing and Vice President of Finance and Treasurer. In 1993, he was elected Chief Financial Officer of Instron.

     Joseph E. Amaral joined Instron in 1978. Since 1985, Mr. Amaral has held positions as Corporate Technology Manager, Corporate Product Planning Manager, and Vice President, Corporate Technical Director. In March 1995, he was elected Vice President, General Manager of North America Operations.

     John R. Barrett joined Instron in 1988 as Assistant Treasurer. From 1979 to 1988, he held various financial management positions with Computervision Corporation. In 1993, he was elected Treasurer of Instron. In 1998, he was elected Treasurer and Vice President of Corporate Development.

     Jonathan L. Burr joined Instron in 1979. He has held positions as Personnel Administrator, Director of Personnel and Corporate Director of Human Resources. In 1993 he was elected Vice President, Corporate Director of Human Resources. Mr. Burr is the son of George S. Burr, who was Vice Chairman of the Board of Directors before the recapitalization.

     Yahya Gharagozlou joined Instron in 1981. He has held positions as Corporate Product Manager for Software, Marketing Manager and Director of Engineering. In 1996, he was elected Vice President, Corporate Technical Director.

     Arthur D. Hindman joined Instron in 1979. Since 1979, Mr. Hindman has held positions as Manager, Marketing Administration, International Sales Manager, and General Manager, Asia/Latin America. In 1993, he was elected Vice President and General Manager, Asia Pacific/Latin America. Mr. Hindman is the son of Harold Hindman, who was Chairman of the Board of Directors before the recapitalization.

     William J. Milliken joined Instron in 1997 as Vice President, Corporate Director of Manufacturing. From 1988 to 1997, he was Director of Manufacturing for Otis Elevator Company's Asia division. From 1978 to 1988 he held various financial and manufacturing management positions within General Motors Corporation.

     Norman L. A. Smith joined Instron Limited in 1982 as Marketing Director Designate and assumed the position of Director in 1983. In January 1996, he was promoted to Deputy Managing Director and was elected Vice President of Instron and Managing Director of Instron Limited in November 1996.

     Raymond A. Lancaster joined Instron in 1999 as a director in connection with the recapitalization. Mr. Lancaster joined Kirtland as a Managing Partner in 1995. Prior to joining Kirtland, Mr. Lancaster was a General Partner of Key Equity Partners and was responsible for KeyCorp's Private Equity Group. Mr. Lancaster is a member of Kirtland's Advisory Board and is a Director of Fairmount Minerals, Ltd., Management Reports, Inc., PVC Container Corporation, Shore Bridge Corp., STERIS Corporation and Stonebridge Industries, Inc.

     Thomas N. Littman joined Instron in 1999 as a director in connection with the recapitalization. Mr. Littman joined Kirtland as a Partner in 1995 after working as an Associate with the law firm of Jones, Day, Reavis & Pogue. He serves as Director of R Tape Corp. and Stonebridge Industries, Inc.

     Dennis J. Moore joined Instron as a director in 1994. Mr. Moore is Chairman and Chief Executive Officer of ESCO Electronics Corporation, a diversified producer of defense systems and commercial products. From 1990 to 1992 he was President and Chief Operating Officer of ESCO.

     John F. Turben joined Instron in 1999 as a director in connection with the recapitalization. Mr. Turben founded the predecessor to Kirtland Capital Partners in 1977. He is a Managing Partner of Kirtland and serves as Chairman of The Hickory Group, Ltd., PVC Container Corporation and Harrington and Richardson 1871, Inc. He is a Director of NACCO Industries, Inc., Unifrax Corporation, TruSeal Technologies Inc., Stonebridge Industries, Inc. and a Manager and Vice Chairman of Gries Financial LLC.

DIRECTOR COMPENSATION

     Directors receive reasonable and customary compensation in connection with their service on our Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation awarded to, earned by or paid to our Chief Executive Officer and our other four most highly compensated executive officers during each of the years ended December 31, 1998, 1997 and 1996. We have not granted stock appreciation rights to any of our executive officers for these periods.

                                                                LONG TERM COMPENSATION
                                                                        AWARDS
                                    ANNUAL COMPENSATION     ------------------------------
                                    --------------------                        SECURITIES
   NAME AND PRINCIPAL                            ANNUAL     RESTRICTED STOCK    UNDERLYING       ALL OTHER
       POSITIONS           YEAR      SALARY      BONUS         AWARDS(1)        OPTIONS(#)    COMPENSATION(2)
James M. McConnell......    1998    $325,769    $214,176               --             --          $4,800
  President and Chief       1997     280,000     208,447       $612,500(3)            --           4,750
  Executive Officer         1996     279,808     134,200               --         50,000           4,500
Linton A. Moulding......    1998     165,769      66,585               --             --           4,777
  Chief Financial
    Officer                 1997     149,346      67,165        306,250(3)            --           4,750
                            1996     132,808      32,560               --         15,000           4,500
Joseph E. Amaral........    1998     155,500      56,221               --             --           4,800
  Vice President and        1997     142,808      58,200        306,250(3)            --           4,750
  General Manager North     1996     137,846      41,145               --         15,000           4,500
  America Operations
William J. Milliken.....    1998     155,769      53,544               --             --             865
  Vice President,           1997(4)   28,846      24,283        351,063(5)            --              --
  Corporate Director of
    Manufacturing
Yahya Gharagozlou.......    1998     149,808      54,096               --             --           4,800
  Vice President,           1997     124,115      53,166        306,250(3)            --           4,545
  Corporate Technical       1996     101,384      22,375               --             --           3,334
  Director

---------------

(1) Amounts shown represent dollar value of the restricted stock on the date of grant.

(2) Amount shown represents matching contributions made under our 401(k) Plan.

(3) We awarded Mr. McConnell 50,000 shares and we awarded Messrs. Moulding, Amaral and Gharagozlou 25,000 shares of common stock in the form of restricted stock on May 14, 1997, valued at $12.25 per share based on the closing stock price on the date of the grant. Based on the December 31, 1998 closing stock price of $17.25, Mr. McConnell's shares of restricted stock had an aggregate value of $862,500 and Messrs. Moulding, Amaral and Gharagozlou's shares of restricted stock had an aggregate value of $431,250. As a result of the recapitalization, 25,340 shares of restricted stock will be converted into restricted stock of the surviving corporation. As amended, the restricted stock award agreements governing these shares will provide for vesting of the restricted stock on May 14, 2004, or earlier depending on our financial results. Prior to the recapitalization, dividends on the restricted stock awards were paid at the same rate as paid to all stockholders.

(4) Mr. Milliken joined Instron in October 1997, as Vice President, Corporate Director of Manufacturing. Salary for 1997 in the table reflects a partial year.

(5) We awarded Mr. Milliken 20,500 shares of common stock in the form of restricted stock on October 29, 1997 valued at $17.125 per share based on the closing stock price on the date of the grant. Based on the December 31, 1998 closing stock price of $17.25, Mr. Milliken's shares of restricted stock had an aggregate value of $353,625. The restricted stock vests after seven years, or sooner if certain financial targets are met, or upon a change in control. Dividends on the restricted stock awards are paid at the same rate as paid to all stockholders.

SEVERANCE AND OTHER AGREEMENTS

     During the past six years, we entered into Executive Severance Agreements with ten of our current executive officers and five additional key employees. The severance agreements, other than Mr. McConnell's, were amended in connection with the recapitalization. Each agreement, other than Mr. McConnell's, provides that the employee will receive severance benefits if he is terminated by Instron (other than for cause or by reason of his death, disability or retirement), or by the employee for "Good Reason" (as defined in the severance agreements) within 24 months after a "Change in Control" (as defined in the severance agreements). Mr. McConnell's severance agreement provides that he will receive severance benefits if his employment is terminated for any reason within 24 months after a Change in Control. The severance agreements generally provide for the following severance benefits:

     - a lump-sum payment equal to 200% of the employee's "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended); and

     - subject to specified limitations, the provision of a "gross-up" payment to an executive officer if he becomes subject to an excise tax as a result of receiving change-in-control severance benefits (including the value of accelerated vesting of options and restricted stock).

PENSION PLANS

     The following table sets forth a range of estimated annual retirement benefits under Instron's U.S. Employees' Pension Plan for persons in the compensation and years of service classification specified.

                                                          ESTIMATED ANNUAL BENEFIT
                                         ----------------------------------------------------------
            AVERAGE ANNUAL                                                               30 OR MORE
            COMPENSATION(1)              10 YEARS    15 YEARS    20 YEARS    25 YEARS      YEARS
$125,000...............................  $ 20,833    $31,250     $41,667     $52,083      $ 62,500
 150,000...............................    25,000     37,500      50,000      62,500        75,000
 175,000...............................    29,167     43,750      58,333      72,917        87,500
 200,000...............................    33,333     50,000      66,667      83,333       100,000

---------------

(1) Section 401(a)(17) of the Internal Revenue Code limits the compensation taken into account in calculating an employee's retirement benefit. The limit for compensation paid in 1998 was $160,000.

     Our calculation of retirement benefits under our pension plan is based on average annual compensation, which includes salary and performance compensation, for the highest five full consecutive twelve-month periods out of the last ten full consecutive twelve-month periods preceding retirement or termination of employment. Under our pension plan, as of December 31, 1998, the employees listed in the Summary Compensation Table were credited with the years of service shown in the following chart:

Joseph E. Amaral............................................    21 years
Yahya Gharagozlou...........................................    14 years
William J. Milliken.........................................      1 year
Linton A. Moulding..........................................    14 years
James M. McConnell..........................................     9 years

The estimated annual benefit for years of service in the table above is computed on the basis of payment of a straight line life annuity at the normal retirement age of 65. The amounts in the table do not reflect plan offsets for benefits provided under Instron's former Employee' Profit Sharing Retirement Plan nor the required Pension Plan offsets for social security payments.

STOCK OPTION PLANS

     The tables included in this offering memorandum reflect stock award information with respect to executive officers. Upon the consummation of the recapitalization, we will not grant any further stock awards and will grant options rights to reflect the executive's future contributions to the business. See "Certain Relationships and Related Transactions -- The
Recapitalization -- Grant of New Options to Management."

     The following table sets forth information regarding options exercised in 1998 and options held at December 31, 1998 by our executive officers named in the Summary Compensation Table. During the fiscal year ended December 31, 1998, no officer named in the Summary Compensation Table received any stock options.

             AGGREGATE EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                       OPTIONS AT FISCAL YEAR END(#)        AT FISCAL YEAR END (1)
                       SHARES ACQUIRED      VALUE      ------------------------------    ----------------------------
        NAME           ON EXERCISE (#)    REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
James M. McConnell...      193,422        1,740,798      124,500           37,500         $679,563        $160,938
Linton A. Moulding...        4,250           21,250       41,250           11,250          227,344          48,281
Joseph E. Amaral.....           --               --       44,069           11,250          245,974          48,281
William J.
  Milliken...........           --               --           --               --               --              --
Yahya Gharagozlou....           --               --       19,500           11,000           94,125          47,344

---------------

(1) Represents the total gain that would be realized if all options, for which the December 31, 1998 stock price of $17.25 was greater than the exercise price, were exercised.

                               SECURITY OWNERSHIP

     The following table sets forth information regarding the ownership of Instron common stock by:

     - the stockholders we know to be beneficial owners of more than five percent (5%) of the outstanding shares of Instron common stock;

     - each of our directors;

     - each of our executive officers;

     - all directors and executive officers of Instron as a group; and

     - other persons as required.

     The table shows the beneficial ownership interests of the parties listed above as of the date of this prospectus. Unless otherwise indicated, we believe that each of the stockholders listed has sole voting and investment power with respect to their beneficially owned shares of common stock.

                                                                SHARES BENEFICIALLY OWNED
                                                                -------------------------
                NAME OF BENEFICIAL OWNER(1)                      NUMBER       PERCENT(2)
Kirtland Partners Ltd.(3)...................................    492,480          84.56%
  2550 SOM Center Road Suite 105
  Willoughby Hills, Ohio 44094
George S. Burr..............................................     12,000           2.06
Helen L. Burr...............................................      4,000              *
The Harold Hindman Trust--1969(4)...........................     16,000           2.75
James M. McConnell(5).......................................     19,585           3.36
Linton A. Moulding(6).......................................     11,409           1.96
Joseph E. Amaral (7)........................................      3,000              *
Kenneth L. Andersen(8)......................................      3,567              *
John R. Barrett (9).........................................        458              *
Jonathan L. Burr(10)........................................      8,329           1.43
The Jonathan L. Burr Trust--1965(11)........................      4,000              *
Yahya Gharagozlou(12).......................................      1,062              *
Arthur D. Hindman(13).......................................      2,552              *
William J. Milliken.........................................      2,189              *
Norman L. Smith.............................................      1,800              *
Raymond A. Lancaster(3).....................................         --             --
Thomas N. Littman...........................................         --             --
Dennis J. Moore.............................................         --             --
John F. Turben(3)...........................................         --             --
All Directors and executive officers as a group (14
  persons)(14)..............................................     58,042           9.97

---------------

  * Less than 1%.

 (1) Unless otherwise set forth above, the address of the listed stockholders is c/o Instron Corporation, 100 Royall Street, Canton, Massachusetts 02021.

 (2) These percentages are based on the number of outstanding shares of Instron common stock upon the consummation of the recapitalization on a fully diluted basis (assuming the exercise of all retained options and excluding any effect of the warrants issued in connection with the outstanding notes). The calculation of these percentages of a fully diluted basis results in some percentages in this table varying from disclosures elsewhere in this prospectus.

 (3) Kirtland Partners Ltd. is the general partner of Kirtland Capital Partners III L.P. and the managing member of each of Kirtland Capital Company III LLC and ISN Investments Ltd. As such, Kirtland Partners Ltd. will exercise complete control over the shares of Instron common stock held by each entity, including voting control and investment decisions with respect to all the shares. Each of John F. Turben, Raymond A. Lancaster, John G. Nestor and William R. Robertson is an executive officer, manager and member of Kirtland Partners Ltd., and as a result of these positions, may be deemed to have beneficial ownership of the shares of Instron common stock held by these entities. Messrs. Turben, Lancaster, Nestor and Robinson disclaim beneficial ownership of all shares of common stock held by Kirtland.

 (4) The Harold Hindman Trust -- 1969 is a trust of which Harold Hindman and Robert N. Shapiro are the trustees and Harold Hindman is the sole beneficiary, but with respect to which Harold Hindman has sole voting and dispositive power over the shares.

 (5) The number shown includes 2,400 shares of restricted common stock.

 (6) The number shown includes 8,700 shares that Mr. Moulding has the right to acquire upon the exercise of retained options and 2,709 shares owned as a joint tenant with his wife, Jane Elizabeth Moulding.

 (7) The number shown is the number of shares that Mr. Amaral has the right to acquire upon the exercise of his retained options.

 (8) The number shown includes (a) 268 shares of restricted common stock and (b) 3,300 shares that Mr. Andersen has the right to acquire upon the exercise of his retained options.

 (9) The number shown represents shares of restricted common stock.

(10) The number shown includes (a) 329 shares of restricted common stock and (b) 8,000 shares that Mr. Burr has the right to acquire upon the exercise of his retained options.

(11) The Jonathan L. Burr Trust -- 1965 is a trust of which Preston Saunders, Robert C. Pomeroy and Mary-Kathleen O'Connell are the trustees and Jonathan
     L. Burr is the sole beneficiary, but with respect to which Jonathan L. Burr has shared voting power (with Robert S. Burr, Susan Burr Carlo and Leslie
     B. Barresi) and sole dispositive power over the shares.

(12) The number shown includes 1,062 shares of restricted common stock.

(13) The number shown includes (a) 552 shares of restricted common stock and (b) 2,000 shares that Mr. Hindman has the right to acquire upon the exercise of his retained options.

(14) The number shown includes (a) 5,068 shares of restricted common stock and
     (b) 25,000 shares that executive officers have the right to acquire upon the exercise of retained options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE RECAPITALIZATION

     On May 6, 1999, we entered into a merger agreement with Kirtland and ISN Acquisition Corporation to effect a recapitalization of Instron. The parties amended the merger agreement on August 5, 1999 by Amendment No. 1 to, among other things, permit the closing of the recapitalization to occur in September rather than August. In the recapitalization, which was consummated on September 29, 1999, Kirtland and its affiliates acquired approximately 88.3% of our outstanding common stock. Members of our management retained approximately 5.9% of our outstanding common stock and three other stockholders retained an approximate 5.8% equity interest in Instron. Kirtland and its affiliates contributed approximately $54.2 million in cash to Instron in the recapitalization.

     Management. The members of management who participated in the recapitalization agreed with Kirtland to exchange, in a series of transactions, an aggregate of 165,210 shares of our common stock they owned prior to the recapitalization (of which 25,340 shares were restricted) that resulted in their ownership of 32,951 shares of our common stock after the recapitalization (of which 5,068 shares are restricted). The shares of restricted stock are governed by the Instron Corporation 1992 Stock Incentive Plan and amended restricted stock award agreements. The amended restricted stock award agreements provide for vesting of the restricted stock on May 14, 2004, or earlier depending on our financial results, and amend the definitions of "cause" and "good reason."

     In addition, options to purchase up to an aggregate of 125,000 shares of our common stock held by members of management were converted into options to purchase up to an aggregate of 25,000 shares of our common stock following the recapitalization. Each of these retained options is fully vested and exercisable. The retained options represented approximately 4.3% of our common stock, assuming the exercise of all retained options.

     Other Stockholders. Three other stockholders agreed with Kirtland to exchange, in a series of transactions, an aggregate of 160,000 shares of our common stock they owned prior to the recapitalization that resulted in their ownership of 32,000 shares of our common stock after the recapitalization.

     Cash payments to members of management and the other stockholders. Members of management and the three other stockholders did not convert all the shares and options to purchase shares of our common stock that they owned prior to the recapitalization. In the recapitalization, members of management and the three other stockholders were entitled to receive $22.00 per share in cash for their unconverted shares of our common stock, including shares of restricted common stock owned by some members of management. They were also entitled to receive cash based on the number of shares of our common stock underlying their unconverted options and the difference between the applicable per share exercise price of the options and $22.00.

     Members of management and three other stockholders received cash payments, directly or indirectly, upon consummation of the recapitalization. The members of management, James M. McConnell, Joseph E. Amaral, Kenneth L. Andersen, John
R. Barrett, Jonathan L. Burr, The Jonathan L. Burr Trust -- 1965, Yahya Gharagozlou, Arthur D. Hindman, William J. Milliken, Linton A. Moulding and Norman L. Smith, received an aggregate of approximately $14.9 million and retained equity, including options and restricted stock, with a value of approximately $6.4 million. The three other stockholders, George S. Burr, Helen
L. Burr, and The Harold Hindman Trust -- 1969 (includes cash for shares owned of record by Harold Hindman, a trustee and the sole beneficiary of The Harold Hindman Trust -- 1969), received an aggregate of $15.9 million and retained equity with a value of approximately $3.5 million. The value of retained equity is based upon a value of $22.00 per share adjusted for the reverse stock split that took place upon consummation of the recapitalization. We believe that the members of management used a substantial portion of the payments they received to repay debt incurred in connection with prior exercises of options and to pay tax obligations associated with the exercise of options and the vesting of restricted stock.

     Grant of New Options to Management. In the recapitalization, we adopted the Instron Corporation 1999 Stock Option Plan and reserved for issuance under this plan 10% of the aggregate number of shares of common stock outstanding on a fully diluted basis immediately following the recapitalization. We granted to members of management options to purchase, in the aggregate, 40% of the shares reserved under the plan following the recapitalization. Each option is exercisable at the fair market value per share determined in good faith by our Board of Directors.

     Confidentiality and Noncompetition Agreements with Members of
Management. In order to induce Kirtland to enter into the recapitalization, at the effective time of the recapitalization each of the members of management entered into a confidentiality and noncompetition agreement with us. Under the agreement, each member of management will maintain the confidentiality of business information and will not engage in competition for so long as he is employed with us or any of our subsidiaries and thereafter until the first anniversary of the date on which he last worked for us.

     Severance Agreements with Members of Management. Each member of management, other than Mr. McConnell, amended his existing executive severance agreement upon the closing of the recapitalization to modify the definition of "good reason." As amended, the severance agreements provide that a termination constitutes "good reason" if we fail to maintain the executive in a position with responsibilities associated with a vice president level or higher, or if the executive's title is reduced to below a vice president or, except for John
R. Barrett, the executive is no longer a member of our executive committee. The amended severance agreements do not apply to any termination that occurs after the second anniversary of the recapitalization, or to any change in control after the recapitalization.

     Deferred Compensation Agreement with James M. McConnell. At the effective time of the recapitalization, we entered into a deferred compensation agreement with Mr. McConnell to replace his existing executive severance agreement. Under this agreement, we credited $1.2 million to a nonforfeitable deferred compensation account. We will credit interest on the value of the account in arrears on the last business day of each quarter at a rate of interest equal to the composite "prime rate" as quoted for that day. The account will be paid in five annual installments commencing on the fifth anniversary of the recapitalization. Commencement of payments will be accelerated in the event of Mr. McConnell's disability, death or termination without cause. Upon a change in control, the account will be paid to Mr. McConnell in a lump sum.

     In the event that any payment under the deferred compensation agreement would be an "excess parachute payment" within the meaning of the Code, then we may propose that the payments to be made under the agreement be reduced so that no portion of the payment, if so reduced, constitutes an excess parachute payment. If Mr. McConnell agrees to any such reduction, interest credited to the account will be reduced so that no portion of the interest to be paid, as so reduced, constitutes an excess parachute payment. If Mr. McConnell does not agree to this reduction, then we may accelerate payments to Mr. McConnell so that no payment to Mr. McConnell will constitute an excess parachute payment. Mr. McConnell is entitled to receive an additional "gross-up payment" to the extent necessary to offset any federal, state and local income tax, employment tax and excise tax upon the excess parachute payment.

     Voting Agreement. Under a voting agreement, dated as of May 6, 1999, members of management, three other stockholders, and some of their affiliates agreed with ISN Acquisition Corporation to vote all of the shares of our common stock owned by them in favor of the recapitalization. These individuals also agreed (1) not to dispose of any common stock, or deposit any common stock into a voting trust or enter into a voting agreement or arrangement with respect to voting any voting shares, (2) to waive their appraisal rights, and (3) at Kirtland's request, to take further lawful actions as may be necessary or desirable to consummate the recapitalization. The common stock subject to these voting agreements represents approximately 22.4% of our outstanding common stock. The voting agreement terminated upon the consummation of the recapitalization.

     Fees and Expenses. In connection with the recapitalization, we agreed to pay for the reasonable fees and expenses of legal counsel for members of our management up to an aggregate of $85,000. We also agreed to pay for the reasonable fees and expenses of three other stockholders' legal counsel up to an aggregate of $40,000.

     Indemnification and Insurance. The merger agreement contains standard indemnification provisions for our former or current directors, officers, employees, fiduciaries or agents. In addition, before the recapitalization, we purchased an extended reporting period endorsement under our then-existing directors' and officers' liability insurance coverage for our directors and officers.

     Special Committee. The members of the Special Committee of our Board of Directors were treated in the recapitalization as public stockholders with respect to their shares of our common stock. Upon consummation of the recapitalization, Mr. Young received $550,000 as cash merger consideration and Mr. Moore received $55,000 as cash merger consideration. The third member of the Special Committee, Mr. Smith, did not own any shares of our common stock. None of the members of the Special Committee held or now hold any options to purchase our common stock.

STOCKHOLDERS AGREEMENT

     Upon consummation of the recapitalization, all of our stockholders entered into a stockholders agreement. The stockholders agreement provides that our stockholders may not transfer their shares of common stock except under specified circumstances. Under the stockholders agreement, we have a right of first refusal in the event that any stockholder wishes to sell shares of our common stock, or, in the event that we do not exercise our right of first refusal, the nontransferring stockholders, other than any management stockholder who is no longer an employee, will have the opportunity to purchase the shares. The stockholders agreement also provides that the stockholders will have the opportunity to participate in some sales of our common stock by Kirtland, and Kirtland has the right to cause the other stockholders to participate in some of these sales. In addition, the stockholders agreement provides for certain "puts" and "calls" upon the termination of a management stockholder's employment with Instron, and provides that if Kirtland purchases shares of our common stock following the closing of the Recapitalization, the stockholders have the right to purchase their pro rata share of the number of shares to be issued to Kirtland.

REGISTRATION RIGHTS AGREEMENT

     Upon consummation of the recapitalization, Kirtland and its affiliates, members of our management and Instron entered into a registration rights agreement. Under this registration rights agreement, the parties have the right to participate, or "piggy-back," in equity offerings initiated by us that are registered under the Securities Act, subject, in the case of members of our management, to the approval of the underwriters involved with any equity offering and other customary terms and conditions.

ADVISORY SERVICES AGREEMENT

     At the closing of the recapitalization, Kirtland and Instron entered into an advisory services agreement under which Kirtland will provide management consulting and financial advisory services to Instron for an annual fee in the amount of $500,000. The advisory services agreement includes customary indemnification provisions in favor of Kirtland. Also at the closing of the recapitalization, we paid Kirtland a financing fee of $750,000 and reimbursed Kirtland for its out-of-pocket expenses as compensation for its services as financial advisor.

                   DESCRIPTION OF NEW SENIOR CREDIT FACILITY

     General. As part of the recapitalization, we entered into a new senior credit facility with National City Bank, as agent, providing for a revolving credit facility of up to $50.0 million (subject to an available borrowing base) and a term loan facility of $30.0 million, maturing in five and one-half years, unless terminated sooner upon certain events of default. If terminated upon an event of default, all outstanding advances under the new credit facility may be required to be immediately repaid. The revolving portion of the new senior credit facility can be used to complete permitted acquisitions or for working capital and other general corporate purposes. Borrowings under the new senior credit facility will bear interest, at our option, at either the higher of the federal funds rate plus 0.5% and the prime rate, or a LIBOR rate, in each case plus an applicable margin. Our ability to borrow under the new senior credit facility will be subject to our compliance with the covenants described below.

     Guarantees and Security. All of our obligations under the new senior credit facility are and will be secured by a first priority lien on substantially all of the properties and assets of Instron and our existing and future domestic subsidiaries. In addition, our obligations under the new senior credit facility are and will be secured by a first priority pledge of and security interest in all of the outstanding capital stock of our existing domestic subsidiaries and future domestic subsidiaries and a pledge of 65% of the outstanding capital stock of some foreign subsidiaries. Certain of our foreign subsidiaries have also granted a lien on substantially all of their properties and assets.

     Financial Covenants. The new senior credit facility requires that we meet and maintain certain financial ratios and tests, including:

     - a minimum consolidated net worth and minimum consolidated EBITDA;

     - a maximum consolidated leverage ratio (total debt to EBITDA) and senior leverage ratio (senior debt to EBITDA);

     - a minimum consolidated interest coverage ratio (EBITDA to interest expense); and

     - a minimum consolidated fixed charge coverage ratio (EBITDA to interest expense plus other fixed charges).

     Other Covenants. The new senior credit facility also contains covenants that limit the ability of us and our operating subsidiaries to take various actions, including:

     - incurring additional indebtedness and liens and entering into some leases;

     - fundamentally changing corporate structure, including mergers, consolidations and liquidations;

     - acquiring and disposing of property;

     - making principal payments on indebtedness (including these notes) prior to maturity, dividends and capital stock purchases;

     - making investments;

     - making capital expenditures;

     - making some modifications to organizational documents;

     - changing fiscal periods;

     - entering into sale and leaseback transactions;

     - entering into affiliate transactions;

     - entering into agreements restricting distributions;

     - amending the acquisition documents;

     - granting negative pledges; and

     - making a material change in the nature of our business.

     Events of Default. The new senior credit facility contains customary events of default with respect to us and our operating subsidiaries, including defaults with respect to other indebtedness.

                              DESCRIPTION OF NOTES

THE UNITS

     The outstanding notes were issued in connection with a unit offering on September 29, 1999. Each unit consisted of one $1,000 principal amount note and one warrant to purchase 0.5109 of a share of common stock, par value $0.01 per share, of Instron. The outstanding notes and the warrants began to trade separately when the registration statement with respect to the registered exchange offer for the outstanding notes, of which this prospectus is a part, was declared effective under the Securities Act.

THE EXCHANGE NOTES

     You can find the definitions of some terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Instron Corporation and not to any of its subsidiaries.

     The Company will issue the Notes under an Indenture (the "Indenture") by and among itself, the Guarantors and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. Copies of the Indenture are available as set forth below under "-- Additional Information." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the Indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

     The Notes will be:

     - general unsecured obligations of the Company;

     - subordinated in right of payment to all existing and future Senior Debt of the Company;

     - pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

     - unconditionally guaranteed by the Guarantors.

THE GUARANTEES

     The Notes will be guaranteed by all of the existing and future Domestic Subsidiaries of the Company.

     Each Guarantee of the Notes will be:

     - a general unsecured obligation of the Guarantor;

     - subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

     - pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

     Not all of our subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated 234.0% of our EBITDA for the nine-month period ended October 2, 1999 and held 33.0% of our consolidated assets as of October 2, 1999. See note 8 to our Unaudited Consolidated Financial Statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries.

     As of the date of this prospectus, all of our subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted

Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

PRINCIPAL, MATURITY AND INTEREST

     The Indenture provides for the issuance by the Company of Notes with a maximum aggregate principal amount of $150.0 million, of which $60.0 million was issued on September 29, 1999. The Company may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. Initially, the Notes will be issued in the form of one or more global Notes. See "-- Book Entry, Delivery and Form." The Notes will mature on September 15, 2009.

     Interest on the Notes will accrue at the rate of 13 1/4% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2000. The Company will make each interest payment to the Holders of record on the immediately preceding March 1 and September 1.

     Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

     The Guarantors will jointly and severally guarantee the Company's obligations under the Notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Matters."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not the Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

        (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

        (2) either:

           (a) the Person acquiring the property in a sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture and appropriate Collateral Documents satisfactory to the Trustee; or

           (b) the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the Indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

        (1) in connection with a sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to the transaction) a Subsidiary of the Company, if the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the Indenture;

        (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to the transaction) a Subsidiary of the Company, if the Company applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the Indenture; or

        (3) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

     See "-- Repurchase at the Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     At any time prior to September 15, 2002, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 113.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

        (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the redemption (excluding Notes held by the Company and its Subsidiaries); and

        (2) the redemption must occur within 45 days of the date of the closing of the Qualified Equity Offering.

     Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company's option prior to September 15, 2004.

     On or after September 15, 2004, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

                            YEAR                              PERCENTAGE
2004........................................................   106.625%
2005........................................................   104.417%
2006........................................................   102.208%
2007 and thereafter.........................................   100.000%

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SUBORDINATION

     The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture.

     The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company:

        (1) in a liquidation or dissolution of the Company;

        (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

        (3) in an assignment for the benefit of creditors; or

        (4) in any marshaling of the Company's assets and liabilities.

     The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

        (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period ; or

        (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of that default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

     Payments on the Notes may and shall be resumed:

        (1) in the case of a payment default, upon the date on which that default is cured or waived; and

        (2) in case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until:

        (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

        (2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless the default shall have been cured or waived for a period of not less than 90 days.

     If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") when:

        (1) the payment is prohibited by these subordination provisions; and

        (2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt or their proper representative.

     The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors -- Subordination."

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture and described in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent the laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

        (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

        (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

        (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for those Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. However, if the Company is required to make a Change of Control Offer, the Company cannot assure you that it will have the financial resources to repay its Senior Debt or that it will be able to obtain the consent of the holders of Senior Debt. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control could cause a default under the Senior Debt, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Company, which could cause an acceleration of the Senior Debt and a foreclosure with respect to any collateral securing it in the event the Senior Debt was not paid. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

        (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

        (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

        (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

        (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

        (1) was a member of the Board of Directors on the date of the Indenture; or

        (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

     "Principals" means Kirtland Capital Partners III L.P. and its Affiliates, George S. Burr, Helen L. Burr, the Harold Hindman Trust -- 1969, James M. McConnell, Joseph E. Amaral, Kenneth L. Andersen, John R. Barrett, Jonathan L. Burr, the Jonathan L. Burr Trust -- 1965, Yahya Gharagozlou, Arthur D. Hindman, William J. Milliken, Linton A. Moulding, Jane Elizabeth Moulding, Norman L. Smith and any other employee stockholder of the Company as of the date of the Indenture.

     "Related Party" means:

        (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

        (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or the other Persons referred to in the immediately preceding clause (1).

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase any Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

        (2) the fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

        (3) except in the case of an Asset Swap, at least 75% of the consideration therefor received by the Company or its Restricted Subsidiary is in the form of cash, Cash Equivalents or Productive Assets. For purposes of this provision, each of the following shall be deemed to be cash:

           (a) any liabilities (as shown on the Company's or that Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are expressly assumed by the transferee of any such assets; and

           (b) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are within 60 days after the consummation of the Asset Sale converted by the Company or its Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, including any cash received in an Asset Swap, the Company may apply the Net Proceeds at its option:

        (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

        (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business or to make a Permitted Investment in a joint venture that is a Permitted Business;

        (3) to purchase Notes in open market transactions; provided that the Company shall be deemed to have applied Net Proceeds in satisfaction of the requirements of this covenant pursuant to this clause (3) in an amount equal to the lesser of:

           (a) the purchase price in the open market transactions; and

           (b) 100% of the principal amount of the Notes repurchased;

        (4) to make a capital expenditure; or

        (5) to acquire Productive Assets.

     Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use the Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent the laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of these conflicts.

     The agreements governing the Company's outstanding Senior Debt currently prohibit the Company from purchasing any Notes, and also provides that some change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Company does not obtain this consent or repay the borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under this Senior Debt. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

        (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

        (2) if the Notes are not so listed, on a pro rata basis, by lot or by another method that the Trustee deems fair and appropriate.

     No Notes of $1,000 or less may be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in (a) Equity Interests

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

     (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

        (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except (a) a payment of interest or principal at the Stated Maturity thereof or (b) any payment with respect to Indebtedness owed solely to the Company or a Restricted Subsidiary of the Company; or

        (4) make any Restricted Investment (all the payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

     The restrictions of the preceding paragraph will not apply if at the time of and after giving effect to the Restricted Payment:

        (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

        (2) the Company would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

           (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for this period is a deficit, less 100% of the deficit), plus

           (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for the Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

           (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash proceeds with respect to the Restricted Investment (less the cost of disposition, if any), plus

           (d) 100% of any dividends received by the Company or a Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that the dividends were not otherwise included in Consolidated Net Income of the Company for that period, plus

           (e) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of the Company's Investment in that Subsidiary as of the date of the redesignation.

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

     The preceding provisions will not prohibit, and these items will not be considered Restricted Payments:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

        (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Subordinated Indebtedness or Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

        (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

        (5) so long as no Default has occurred and is continuing or would be caused thereby, (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former employee, officer, director or consultant of the Company (or any of its Restricted Subsidiaries) under any management equity subscription agreement, stock option agreement or other employee or management plan or agreement or employment benefit plan, and (b) any payment made that is related to or in respect of any Subordinated Management Notes; provided that the aggregate price paid for all repurchased, redeemed, acquired or retired Equity Interests, together with the aggregate amount of payments made that are related to or in respect of Subordinated Management Notes, shall not exceed $1.0 million in any calendar year (provided that in any calendar year this amount shall be increased by the amount available for use, but not used, under this clause (5) in the immediately preceding year);

        (6) repurchases of Capital Stock deemed to occur upon the exercise and of stock options if the Capital Stock represents a portion of the exercise price thereof; and

        (7) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $2.0 million.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds 5.0% of Total Assets. Not later than 30 days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue

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

Disqualified Stock, and the Company's Restricted Subsidiaries may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0 if the incurrence or issuance occurs on or before the third anniversary of the date of the Indenture and at least 2.25 to 1.0 if the incurrence or issuance occurs at any time thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of the four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (1) the incurrence by the Company and any Restricted Subsidiary of additional term or revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed $80.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay any Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder in the case of revolving credit Indebtedness pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

        (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

        (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

        (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or a Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed 5.0% of Total Assets at any time outstanding; provided, that the aggregate amount of Indebtedness at any one time outstanding pursuant to this clause (4), clause (12) and clause (14) of this paragraph shall not exceed $15.0 million;

        (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4), (5) or (14) of this paragraph;

        (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

           (a) if the Company or any Guarantor is the obligor on the Indebtedness, the Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

           (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

        (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred solely (a) for the purpose of fixing or hedging interest rate risk with respect to any floating rate
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

     Indebtedness that is permitted by the terms of this Indenture to be outstanding or (b) for the purpose of fixing or hedging the risks associated with fluctuations in foreign currency exchange rates;

        (8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

        (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment or accrual of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each case, that the amount thereof is included in Fixed Charges of the Company as accrued;

        (10) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt or issuance of preferred stock, provided, however, that if any of the Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, this event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);

        (11) the issuance by the Company or any of its Restricted Subsidiaries of Subordinated Management Notes not to exceed $1.0 million in any calendar year (provided that in any calendar year such amount shall be increased by the amount available for issuance, but not issued, under this clause (11) in any preceding calendar year);

        (12) the incurrence by any Foreign Subsidiary of the Company of Indebtedness for working capital purposes not to exceed $5.0 million;

        (13) the incurrence of Indebtedness (including letters of credit) in respect of workers' compensation claims, self-insurance obligations, warranties, performance, surety, bid or similar advance payment bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices; and

        (14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred or Disqualified Stock issued pursuant to this clause (14), not to exceed $7.5 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify the item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

NO SENIOR SUBORDINATED DEBT

     The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of the Guarantor and senior in any respect in right of payment to that Guarantor's Subsidiary Guarantee.

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

LIENS

     The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness that is pari passu or subordinated in right of payment to the Notes (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until the time that those obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) Existing Indebtedness and the Credit Agreement, each as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness or the Credit Agreement, each as in effect on the date of the Indenture;

        (2) the Indenture, the Notes, the Exchange Notes and the Subsidiary Guarantees;

        (3) applicable law, regulation or order;

        (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the Indenture to be incurred;

        (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

        (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

        (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

        (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to the Lien;

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

        (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements;

        (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

        (12) Indebtedness incurred after the date of the Indenture in accordance with the terms of the Indenture; provided, that the restrictions contained in the agreements governing this new Indebtedness are, in the good faith judgment of the Board of Directors of the Company, not materially less favorable, taken as a whole, to the holders of the Notes than those contained in the agreements governing Indebtedness outstanding on the date of the Indenture;

        (13) customary provisions in agreements with respect to Permitted Joint Ventures; and

        (14) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the dividend or other payment restrictions before the amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

        (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any consolidation or merger (if other than the Company) or to which a sale, assignment, transfer, conveyance or other disposition was made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the Person formed by or surviving any consolidation or merger (if other than the Company) or the Person to which a sale, assignment, transfer, conveyance or other disposition was made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

        (3) immediately after the transaction no Default or Event of Default exists; and

        (4) the Company or the Person formed by or surviving any consolidation or merger (if other than the Company), or to which the sale, assignment, transfer, conveyance or other disposition was made will, on the date of the transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) have a Fixed Charge Coverage Ratio at least equal to 1.75 to 1.0 and equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before the transaction or (b) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, the Company may not, directly or indirectly, lease all or substantially all of its and its Restricted Subsidiaries' properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors.

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

TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

        (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or its Restricted Subsidiary with an unrelated Person; and

        (2) the Company delivers to the Trustee:

           (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion issued by an accounting, appraisal or investment banking firm of national standing that the Affiliate Transaction complies with clause (1) of the first paragraph of this covenant.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or its Restricted Subsidiary;

        (2) transactions between or among the Company and/or its Restricted Subsidiaries;

        (3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in that Person;

        (4) payment of reasonable directors fees;

        (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

        (6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments";

        (7) the Advisory Services Agreement between the Company and Kirtland Partners Ltd. as in effect on the date of the Indenture;

        (8) providing indemnity to current or former officers, directors, employees or consultants of the Company or any of its Subsidiaries as determined in good faith by the Board of Directors of the Company;

        (9) performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or the Restricted Subsidiary is a party as of the date of the Indenture of which is described above under the caption "Certain Relationships and Related Transactions" as in effect on the date of the Indenture;

        (10) the grant of stock options, restricted stock or similar rights to acquire common stock of the Company to the Company's or its Subsidiaries' employees, officers, directors and consultants pursuant to plans approved by the Board of Directors of the Company;

        (11) loans or advances to the Company's or its Subsidiaries' employees or consultants otherwise permitted by the Indenture and not to exceed an aggregate of $1 million at any one time;

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

        (12) the payment of all fees and expenses related to the Recapitalization as described above under the caption "The
     Recapitalization"; and

        (13) transactions with customers, joint venture partners, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and consistent with past practice in compliance with the terms of the Indenture and which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company.

ADDITIONAL SUBSIDIARY GUARANTEES

     If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created; provided that any Domestic Subsidiary that has been properly designated as Unrestricted Subsidiary in accordance with the Indenture shall not be required to become Guarantor for so long as it continues to constitute an Unrestricted Subsidiary.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

BUSINESS ACTIVITIES

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless the consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, on or before the fifth day following the date the report would be due under the Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

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

        (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

        (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

        (2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

          (3) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control" or "-- Certain
     Covenants -- Merger, Consolidation or Sale of Assets;"

        (4) failure by the Company or any of its Subsidiaries for 60 days after written notice from the Trustee or Holders of at least 25% of the outstanding principal balance of the Notes to comply with any of the other agreements in the Indenture;

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether the Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

           (a) is caused by a failure to pay principal of, or interest or premium, if any, on the Indebtedness before the expiration of the grace period provided in the Indebtedness on the date of the default (a "Payment Default"); or

           (b) results in the acceleration of the Indebtedness before its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

        (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

        (7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

        (8) specified events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable

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

immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Credit Facilities is outstanding, no acceleration shall be effective until the earlier of (1) five business days after the giving of written notice to the Company and the administrative agent under the Credit Facilities of the acceleration or (2) acceleration of any Indebtedness under the Credit Facilities.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES AND STOCKHOLDERS

     No director, officer, employee, Affiliate, incorporator or stockholder of the Company or any Guarantor, solely by reason of this status, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all this liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

        (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on the Notes when the payments are due from the trust referred to below;

        (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantor's obligations in connection therewith; and

        (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

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

     In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient (through the payment of principal, interest and Liquidated Damages, if any), to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

        (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

        (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

        (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

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

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

        (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of interest on any Note;

        (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any Note payable in money other than that stated in the Notes;

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

        (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

        (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

        (9) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 66% in aggregate principal amount of Notes then outstanding.

     Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

        (1) to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

        (3) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

        (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

        (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

        (1) either:

           (a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

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

           (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

        (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

        (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

        (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

     In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless the Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all of these terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, the other Person merging with or into, or becoming a Subsidiary of, the specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Asset Sale" means:

        (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

        (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than the issuance of director qualifying shares or similar required issuances).

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

        (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

        (2) a transfer of assets between or among the Company and its Restricted Subsidiaries,

        (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

        (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

        (5) the sale or other disposition of cash or Cash Equivalents;

        (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments"; and

        (7) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries.

     "Asset Swap" means an exchange of assets by the Company or a Restricted Subsidiary of the Company for:

        (1) one or more Permitted Businesses;

        (2) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses;

        (3) cash; and/or

        (4) Productive Assets.

     "Beneficial Owner" has the meaning assigned to the term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

     "Board of Directors" means:

        (1) with respect to a corporation, the board of directors of the corporation;

        (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and
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

        (3) with respect to any other Person, the board or committee of the Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

        (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Commission" means the United States Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of that Person for that period plus:

        (1) an amount equal to any extraordinary loss plus any net loss realized by that Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent those losses were deducted in computing Consolidated Net Income; plus

        (2) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period, to the extent that the provision for taxes was deducted in computing Consolidated Net Income; plus

        (3) consolidated interest expense of that Person and its Restricted Subsidiaries for that period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing Consolidated Net Income; plus
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

        (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that Person and its Restricted Subsidiaries for that period to the extent that the depreciation, amortization and other non-cash expenses were deducted in computing Consolidated Net Income; minus

        (5) non-cash items increasing Consolidated Net Income for that period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by that Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

        (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

        (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

        (4) the cumulative effect of a change in accounting principles shall be excluded;

        (5) any nonrecurring fees, expenses and costs relating to the Recapitalization incurred on or prior to date of this Indenture, including, without limitation, any fees and expenses incurred in connection with the Credit Agreement, any compensation expense incurred in connection with the cancellation, retirement or acceleration of vesting of stock options or restricted stock, modifications of existing employment agreements and expenses related to early extinguishments of debt, shall be excluded; and

        (6) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

     "Credit Agreement" means that certain Credit Agreement, dated as of September 29, 1999, by and among the Company, certain of its Subsidiaries and National City Bank, as agent, providing for up to $50.0 million of revolving credit borrowings and $30.0 million of term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other lenders (or trustees therefor) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables),

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letters of credit or debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means:

        (1) any Indebtedness outstanding under the Credit Agreement; and

        (2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $15.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase the Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of the Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" and (2) shares of common stock of the Company beneficially owned by any member of the Company's management or any immediate family member thereof shall not constitute Disqualified Stock.

     "Domestic Subsidiary" means any Subsidiary that guarantees or otherwise provides direct credit support for any Indebtedness of the Company; provided that a person organized and existing outside the United States shall not be considered a Domestic Subsidiary solely by virtue of direct borrowing obligations under Credit Facilities guaranteed by the Company.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid and commitments are permanently reduced.

     "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

        (1) the consolidated interest expense of that Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount (other than original issue discount solely attributable to the Notes in connection with the issuance of the Warrants), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and the net effect of all payments made or received pursuant to Hedging Obligations except expenses incurred with respect to fixing or hedging the risks associated with fluctuations in foreign currency exchange rates, but excluding amortization of debt issuance costs; plus

        (2) the consolidated interest of that Person and its Restricted Subsidiaries that was capitalized during such period; plus

        (3) any interest expense on Indebtedness of another Person that is Guaranteed by that Person or one of its Restricted Subsidiaries or secured by a Lien on assets of that Person or one of its Restricted Subsidiaries, whether or not the Guarantee or Lien is called upon; plus

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        (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of that Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state and local statutory tax rate of that Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of that Person and its Restricted Subsidiaries for such period to the Fixed Charges of that Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1) acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to the reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act (giving effect to any Pro Forma Cost Savings), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

        (2) if since the beginning of the reference period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made any acquisitions and dispositions including through mergers or consolidations and including any related financing transactions that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto (as described in paragraph (1) above) for the reference period as if the acquisition or disposition had occurred at the beginning of the applicable four-quarter period;

        (3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

        (4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary or that is engaged in trade or business outside of the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of

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assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means each of:

        (1) Instron Asia Limited; Instron Japan Company, Ltd.; Instron/Lawrence Corporation; Instron Realty Trust; Instron Schenck Testing Systems Corp.; and IRT-II Trust; and

        (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

     and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of that Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

        (2) other agreements or arrangements designed solely to protect that Person against fluctuations in interest rates; and

        (3) agreements entered into solely for the purpose of fixing or hedging the risks associated with fluctuations in foreign currency exchange rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of that Person, whether or not contingent, in respect of:

        (1) borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) banker's acceptances;

        (4) representing Capital Lease Obligations;

        (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

        (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not the Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person if and to the extent such Indebtedness would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. The term "Indebtedness" shall not include amounts owing to any insurance company in connection with the financing of insurance premiums permitted by the insurance company in the ordinary course of business.

     The amount of any Indebtedness outstanding as of any date shall be:

        (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

        (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by that Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, that Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition

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equal to the fair market value of the Equity Interests of that Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or that Subsidiary in the third Person in an amount equal to the fair market value of the Investment held by the acquired Person in the third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

     "Kirtland" means Kirtland Capital Partners III L.P. and its Affiliates.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Liquidated Damages" has the meaning set forth under the caption "-- Registration Rights; Liquidated Damages."

     "Net Income" means, with respect to any specified Person, the net income
(loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

        (1) any gain or loss, together with any related provision for taxes on the gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

        (2) any extraordinary gain or loss, together with any related provision for taxes on the extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets or for any indemnification obligations assumed in connection with the Asset Sale, established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

        (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, provided, however, that the Company or any of its Restricted Subsidiaries may act as a guarantor with respect to any Non-Recourse Debt, provided that such Guarantee (i) shall be deemed an incurrence of Indebtedness not otherwise permitted by clause (10) of the covenant described above under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) is a Restricted Investment that must be permitted by the covenant described above under "-- Certain Covenants -- Restricted Payments";

        (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

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        (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Notes" means the exchange notes offered by this prospectus,

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the business conducted by the Company and its Subsidiaries on the date of this offering memorandum and businesses reasonably related thereto or supportive thereof.

     "Permitted Investments" means:

        (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of the Investment:

           (a) the Person becomes a Restricted Subsidiary of the Company or a Permitted Joint Venture of the Company that is engaged in a Permitted Business; or

           (b) the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company or a Permitted Joint Venture of the Company that is engaged in a Permitted Business;

        (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

        (5) any acquisition of assets to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

        (6) Hedging Obligations;

        (7) Investments existing on the date of the Indenture and any amendment, modification, restatement, extension, renewal, refunding, replacement, refinancing, in whole or in part, thereof;

        (8) extensions of trade credit or advances to customers on commercially reasonable terms, each in the ordinary course of business;

        (9) loans or advances to employees, officers, directors or consultants otherwise permitted by the Indenture and in the ordinary course of business not to exceed an aggregate of $1.0 million at any one time; and

        (10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at any time outstanding not to exceed the greater of $10.0 million and 10.0% of Total Assets as of the date of such Investment.

        In the event that an item meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (10) above, the Company may, in its sole discretion, classify or reclassify that item in any manner that complies with the Indenture and that item will be treated as having been made pursuant to only one of such clauses.

     "Permitted Joint Venture" means, with respect to any Person:

        (1) any corporation, association, or other business entity engaged in a Permitted Business of which 50% of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by that Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof (collectively, a "Group"), or

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        (2) any corporation, association or other business entity engaged in a
     Permitted Business as to which the Group, at the time of initial Investment, has a contractual right to acquire 50% of the Voting Stock, provided that the Investment shall cease to be a Permitted Joint Venture if the Group fails to acquire 50% of the Voting Stock within six months of the initial Investment.

     "Permitted Junior Securities" means:

        (1) Equity Interests in the Company or any Guarantor; or

        (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

     "Permitted Liens" means:

        (1) Liens in favor of the Company or the Guarantors;

        (2) Liens on property of a Person existing at the time the Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that the Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

        (3) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that the Liens were in existence prior to the contemplation of the acquisition;

        (4) Liens existing on the date of the Indenture;

        (5) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

        (6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made thereunder; and

        (8) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

        (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

        (2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (3) the Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

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     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Pro Forma Cost Savings" means the reduction in costs that occurred during the four-quarter reference period or subsequent to the reference period and on or prior to the Calculation Date that were (1) directly attributable to an acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (2) that have actually been implemented as of the applicable Calculation Date by the business that was the subject of any acquisition within six months of the date of the acquisition, that are supportable and quantifiable by the underlying accounting records of the business, and are described, as provided below, in an Officer's Certificate, as if, in the case of each of clause (1) and (2), all the reductions in costs had been effected as of the beginning of the period. Pro Forma Cost Savings described in clause (2) above shall be set forth in reasonable specificity in a certificate delivered to the Trustee from the Company's Chief Financial Officer and, in the case of Pro Forma Cost Savings in excess of $5.0 million per four-quarter period, this certificate shall be accompanied by a supporting opinion from an accounting firm of national standing.

     "Productive Assets" means any long term assets that are used or useful in a Permitted Business.

     "Qualified Equity Offering" means a primary offering of Capital Stock, or rights, warrants or options to acquire Capital Stock of the Company (other than Disqualified Stock) to Persons who are not Affiliates of the Company for net proceeds to the Company of at least $15.0 million.

     "Recapitalization" means the transactions described under the caption "The Recapitalization" or related thereto.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" means:

        (1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

        (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which the Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

        (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

        (1) any liability for federal, state, local or other taxes owed or owing by the Company;

        (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

        (3) any trade payables; or

        (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as the Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any of the interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Management Notes" means notes evidencing subordinated obligations of the Company or any of its Restricted Subsidiaries issued to current or former employees, directors, officers or consultants of the
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Company or any of its Restricted Subsidiaries in lieu of cash payments for any
Equity Interest of the Company being repurchased from such persons that:

        (1) provide that for so long as a Default under the Notes has occurred and is continuing, no payment shall be made with respect to any Obligations under such Subordinated Management Notes; and

        (2) are subordinated in full to the prior payment in cash of all amounts due in respect of the Notes.

     "Subsidiary" means, with respect to any specified Person:

        (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

        (2) any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Total Assets" means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that the Subsidiary:

        (1) has no Indebtedness other than Non-Recourse Debt;

        (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or its Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

        (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels of operating results; and

        (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if the Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of that covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation shall only be permitted if (1) the Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following the designation.

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

     "Voting Stock" of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of the Board of Directors of that Person.

     "Warrants" means the warrants to purchase 30,654 shares of the Company's common stock issued with the Notes on September 29, 1999 as part of a units offering.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between the date and the making of the payment; by

        (2) the then outstanding principal amount of the Indebtedness.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Instron Corporation, 100 Royall Street, Canton, Massachusetts 02021, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes initially will be represented by one or more Notes in registered, global form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it:

        (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes; and

        (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Cedel) which are Participants in those systems. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to these Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge these interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of these interests, may be affected by the lack of a physical certificate evidencing these interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company, and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

        (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

        (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, or the Company. None of the Company, or the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Subject to compliance with any transfer restrictions applicable to the Notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the Notes as to which the Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform these procedures, and may discontinue these procedures at any time. None of the Company, the Trustee, or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

        (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

        (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

        (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee, as applicable, by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the Notes

SAME DAY SETTLEMENT AND PAYMENT

     The Company will make, or cause to be made, payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds

Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Securities will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Security from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     We issued the outstanding notes as part of a unit offering. Each unit consisted of $1,000 principal amount of outstanding notes and one warrant to purchase 0.5109 of a share of our common stock. The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of units to you if you are initial purchasers of the units who purchase the units at their issue price, which is generally the first price at which a substantial amount of units is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. This discussion is based on the Internal Revenue Code, U.S. Treasury Department regulations promulgated thereunder, administrative pronouncements, judicial decisions, and interpretations of the foregoing, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein, possibly with retroactive effect.


     The following discusses only units held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities electing to mark to market, or if you have acquired units as part of a straddle, hedge, conversion transaction or other integrated investment. You should consult your tax advisors with regard to the application of U.S. federal tax laws to your particular situation, including the information reporting and backup withholding rules discussed below, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term non-U.S. holder means a beneficial owner of a unit that is not a U.S. holder for U.S. federal income tax purposes. A U.S. holder is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) the trust was in existence on August 20, 1996, was treated as a United States Person within the meaning of the Code (a "U.S. Person") prior to that date, and elected to continue to be treated as a United States Person.

ALLOCATION OF THE ISSUE PRICE BETWEEN THE NOTE AND THE WARRANT

     Each unit is comprised of a note and a warrant. Consequently, the issue price of a unit for U.S. federal income tax purposes must be allocated between the note and the warrant based on their respective fair market values at the time of issuance and a holder's basis in each of the note and the warrant will be equal to the amount allocated to such note and such warrant. Based on our estimate of the fair market value of a warrant, we intend to treat approximately $962.5 of the issue price of a unit as allocable to the note (which amount we will therefore treat as the issue price of the note for U.S. federal income tax purposes) and approximately $37.5 as allocable to the warrant. We intend to file or cause to be filed information returns with the IRS based on such allocation.

     Our allocation of the issue price is binding on you for U.S. federal income tax purposes unless you disclose the use of a different allocation on your U.S. federal income tax return for the year in which the unit was acquired. However, our allocation is not binding on the IRS, and there can be no assurance that the IRS will not challenge such allocation. The remainder of this discussion assumes that our allocation will be respected for tax purposes.

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

TAX CONSEQUENCES TO U.S. HOLDERS

     ORIGINAL ISSUE DISCOUNT ON THE NOTES. A debt obligation that has an issue price that is less than its stated redemption price at maturity ("SRPM") by more than a de minimis amount will be treated as issued with original issue discount ("OID") for U.S. federal income tax purposes. The SRPM of a note is the sum of all payments to be made on the note that are not "qualified stated interest" payments. "Qualified stated interest" generally means stated interest that is unconditionally payable at least annually at a single fixed rate (or at certain qualifying variable rates). The semi-annual interest payments on the notes should constitute qualified stated interest. Accordingly, the SRPM of the notes should equal their principal amount.

     The issue price of a note is less than its SRPM by more than a de minimis amount if the difference between the SRPM of the note and its issue price is at least 0.25 percent of the SRPM multiplied by the number of complete years to maturity.

     If the notes are issued with OID in excess of a de minimis amount, U.S. holders must generally include OID in gross income (as interest) for U.S. federal income tax purposes on an annual basis under a constant yield method without regard to the holder's method of accounting for tax purposes. As a result, U.S. holders generally will be required to include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by a U.S. holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the holder's taxable year on which it held such note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual period for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

     In general, the amount of OID allocable to an accrual period is an amount equal to the excess (if any) of (a) the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. The following rules apply to determine OID allocable to an accrual period:

        - if an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval;

        - if the accrual period is the final accrual period, the amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the note at the beginning of the final accrual period; and

        - if all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method.

     The adjusted issue price of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note that were not qualified stated interest payments. Under these rules, U.S. holders of notes with OID will be required to include in income increasingly greater amounts of OID in successive accrual periods.

     OPTIONAL REDEMPTION OF THE NOTES. The notes are redeemable at our option in whole or in part and subject to certain conditions. For purposes of computing the notes' yield to maturity, we will be deemed to exercise our option to redeem the notes if such deemed exercise could produce (utilizing the redemption price on any date on which the option could be exercised as the SRPM) a lower yield on the notes than the stated yield to maturity. Our option to redeem the notes prior to their stated maturity date should not affect the computation of the amount of OID on the notes.
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

     SALE, EXCHANGE OR DISPOSITION OF THE NOTES. Upon the sale, exchange or other disposition of a note, you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received by you (except to the extent attributable to accrued interest, which will be treated as interest) and your adjusted tax basis in the note (i.e., its adjusted issue price). Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of the sale, exchange or other disposition.

     EXCHANGE NOTES. The exchange of the notes for exchange notes as described herein will not constitute a "significant modification" of the notes for U.S. federal income tax purposes and, accordingly, the exchange notes received will be treated as a continuation of the original notes in the hands of the U.S. holder. As a result, there will be no U.S. federal income tax consequences to a U.S. holder on the exchange of a note for an exchange note.

     WARRANTS. Although the matter is not free from doubt, and the form of the warrants may be respected for United States federal income tax purposes, it is possible that the warrants will be treated for United States federal income tax purposes as warrant shares due to, among other things, their nominal exercise price and lack of any meaningful contingency. Although it is unclear whether the warrants will be treated as warrants or stock for United States federal income tax purposes, the following discussion, except as otherwise indicated, assumes that the warrants would be characterized as warrants.

     A U.S. holder will generally not recognize any gain or loss upon exercise of any warrants (except with respect to any cash received in lieu of a fractional warrant share). A U.S. holder will have an initial tax basis in the warrant shares received on exercise of the warrants equal to the sum of its tax basis in the warrants and the aggregate cash exercise price, if any, paid in respect of such exercise. Generally, the holding period of shares received upon the exercise of warrants commences on the day after the warrants are exercised, although it is possible that, in a cashless exercise of a warrant, the holding period of such shares would include the holding period of the warrant.

     If a warrant expires without being exercised, then a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Upon the sale or exchange of a warrant, a U.S. holder will generally recognize a capital gain or loss equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. holder's tax basis in such warrant. Such capital gain or loss will be long-term capital gain or loss if, at the time of such sale or exchange, the warrant has been held for more than one year.

     Under Section 305 of the Internal Revenue Code, a U.S. holder of a warrant may be deemed to have received a constructive distribution from Instron, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments to the number of warrant shares to be issued on exercise of a warrant.

     Because the exercise price of the warrants may constitute a nominal amount, the IRS may consider a warrant to be constructively exercised for United States federal income tax purposes on the day on which the warrant first becomes exercisable or possibly on the day of issuance. In that event, (i) no gain or loss will be recognized to a U.S. holder upon either such deemed exercise or actual exercise of the warrant; (ii) the adjusted tax basis of the warrant shares deemed received will be equal to the adjusted tax basis of the warrant until the warrant is actually exercised at which time the adjusted tax basis of warrant shares would be increased by the exercise price paid; (iii) the holding period of the warrant shares deemed received will begin on the day after the day of constructive exercise; and (iv) the United States federal income tax consequences of the ownership and disposition of the warrant shares deemed received will be the same as if the warrant deemed exercised actually was warrant shares.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of a note (including OID), payments of the proceeds from the sale of a note, dividends received with respect to warrant shares and payments of the proceeds from the sale of warrant shares, to a U.S. holder who is not an exempt recipient and who fails to provide a correct taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend or interest income. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. In general, information reporting requirements will apply to certain payments made in respect of the note or a warrant share of a U.S. holder, unless the holder is an exempt recipient or otherwise establishes an exemption.

     Any amounts withheld from a payment to a U.S. holder under the backup withholding rules generally will be allowed as a credit against that holder's federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished in a timely manner to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     PAYMENTS OF INTEREST ON THE NOTES. Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or our paying agent to any non-U.S. holder will not be subject to U.S. federal withholding tax, provided that:

     - the interest is not effectively connected with the conduct by that holder of a trade or business in the United States;

     - the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     - the holder is not a "controlled foreign corporation" with respect to which we are a "related person" (in each case within the meaning of the Code); and

     - the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

     The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8, Form W-8 BEN or other appropriate successor form, under penalties of perjury, that it is not a U.S. Person and provides its name and address, and (i) that beneficial owner files the Form W-8, Form W-8 BEN or other appropriate successor form with the withholding agent or (ii), in the case of a note held by a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and is holding the note on behalf of the beneficial owner, that financial institution files with the withholding agent a statement that it has received the Form W-8, Form W-8 BEN or other appropriate successor form from the non-U.S. holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the IRS, for interest paid with respect to a note after December 31, 2000, the foreign partnership will generally be required (and may be permitted earlier), in addition to providing an intermediary Form W-8 (Form W-8IMY), to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

     The gross amount of payments of interest that do not qualify for the exception from withholding described above and that are not effectively connected with the conduct of a U.S. trade or business will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding and the non-U.S. holder properly certifies to its entitlement to the treaty benefits on IRS Form 1001, Form W-8BEN or other appropriate successor form.

     DIVIDENDS ON WARRANT SHARES. Dividends paid to a non-U.S. holder of warrant shares generally will be subject to withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Currently, for purposes of determining whether tax is to be withheld at a rate of 30% or at a reduced treaty rate, we ordinarily will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. After December 31, 2000, a non-U.S. holder will be required to properly certify its entitlement to the treaty benefits on IRS Form W-8BEN or other appropriate successor form.

     EFFECTIVELY CONNECTED INTEREST OR DIVIDEND INCOME. Interest on a note or dividends with respect to the warrant shares that are effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, although exempt from withholding tax, may be subject to the U.S. income tax at graduated rates as if such interest or dividends were earned by a U.S. holder. The non-U.S. holder will be exempt from withholding tax if it properly certifies on IRS Form 4224, Form W-8ECI or other appropriate successor form that the income is effectively connected with the conduct of a U.S. trade or business.

     SALE, EXCHANGE OR DISPOSITION OF THE NOTES, WARRANTS OR WARRANT
SHARES. Subject to the discussion below concerning backup withholding, a non-U.S. holder of a note, warrant or warrant shares will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of that note, warrant or warrant shares unless:

     - that holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and some other conditions are met;

     - that gain is effectively connected with the conduct by the holder of a trade or business in the United States;

     - the holder is subject to the special rules applicable to some former citizens and residents of the United States; or

     - in the case of the sale, exchange or other disposition of a warrant or warrant share, the warrant or warrant share was a United States real property interest as defined in Section 897(c)(1) of the Internal Revenue Code ("USRPI") at any time during the five year period prior to the sale, exchange or other disposition or at any time during the time that the non-U.S. holder held such warrant or warrant share, whichever time was shorter.

     A warrant or warrant share would be a USRPI only if, during the time period specified above, our company had been a United States real property holding corporation as defined in Section 897(c)(2) of the Internal Revenue Code ("USRPHC"). We believe that our company is not, has not been and will not become a USRPHC for U.S. federal income tax purposes. If, at the time of the disposition of a warrant or warrant shares, the Common Stock is considered to be regularly traded on an established securities market, these USRPI rules would only apply to a non-U.S. holder who directly or constructively had owned more than 5% of such series of common stock during the relevant time period.

     EXCHANGE NOTES. The exchange of notes for exchange notes as described herein will not constitute a "significant modification" of the notes for U.S. federal income tax purposes and, accordingly, the exchange notes received will be treated as a continuation of the original notes in the hands of the non-U.S. holder. As a result, there will be no U.S. federal income tax consequences to a non-U.S. holder on the exchange of a note for an exchange note.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. Where required, we will report annually to the IRS and to a non-U.S. holder the amount of any interest or dividends paid to the non-U.S. holder and any tax withheld with respect to that interest or dividends.

     Under current U.S. federal income tax law, backup withholding at a rate of 31% will not apply to payments of interest to a non-U.S. holder by us or our paying agent on a note if the certifications described above under "Non-U.S. Holders--Payment of Interest" are received, provided that we or the paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. Person. Backup withholding generally will not apply to dividends paid on or before December 31, 2000 to a non-U.S. holder at an address outside the United States, provided we or our paying agent does not have actual knowledge that the payee is a U.S. Person. After December 31, 2000, however, a non-U.S. holder will be subject to backup withholding unless the applicable certification requirements are met.

     Under current Treasury regulations, payments on the sale, exchange or other disposition of a note, warrant or warrant share made to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is for U.S. federal income tax purposes a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period or (generally in the case of payments made after December 31, 2000) a foreign partnership with some connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. Person and some other conditions are met or the beneficial owner otherwise establishes an exemption.

Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a U.S. Person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a U.S. Person or otherwise establishes an exemption.

     New Treasury regulations which are generally effective for payments after December 31, 2000 provide presumptions under which a non-U.S. holder will be subject to backup withholding and information reporting unless the holder certifies as to its non-U.S. status or otherwise establishes an exemption. In addition, the new Treasury regulations change some procedural requirements relating to establishing a holder's non-U.S. status.

     Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules generally will be allowed as a credit against that holder's U.S. federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished in a timely manner to the IRS.

                              PLAN OF DISTRIBUTION

     Except as described below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in accordance with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for its own account in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in accordance with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods or resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commission or concessions from any broker-dealer and/or to the purchasers of any exchange notes. Any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on the resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the exchange notes and will indemnify the holders of the exchange notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for Instron by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed with the Commission a registration statement on Form S-4 pursuant to the Securities Act and the rules and regulations promulgated under the securities laws covering the exchange offer contemplated by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the exchange offer, see the registration statement.


     Until the registration statement becomes effective, we are not subject to the periodic reporting and other informational requirements of the Exchange Act. We have agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission, copies of the financial and other information that would be contained in the annual reports and quarterly reports that we would be required to file with the Commission if we were subject to the requirements of the Exchange Act. We will also make these reports available to prospective purchasers of the exchange notes, and to securities analysts and broker-dealers upon their request.

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Statements of Operations for the nine months
     ended October 2, 1999 and September 26, 1998...........    F-2
  Consolidated Balance Sheets as of October 2, 1999 and
     December 31, 1998......................................    F-3
  Consolidated Statements of Cash Flows for the nine months
     ended October 2, 1999 and September 26, 1998...........    F-4
  Consolidated Statements of Comprehensive Income for the
     nine months ended October 2, 1999 and September 26,
     1998...................................................    F-6
  Notes to Consolidated Financial Statements................    F-7

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Accountants.........................   F-13
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1997 and 1996.......................   F-14
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   F-15
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996.......................   F-16
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1996, 1997 and 1998...........   F-17
  Notes to Consolidated Financial Statements................   F-18

FINANCIAL STATEMENT SCHEDULE:
  Report of Independent Accountants.........................   F-29
  Consolidated Valuation Accounts for the years ended
     December 31, 1998, 1997 and 1996.......................   F-30

                              INSTRON CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     NINE MONTHS ENDED
                                                              --------------------------------
                                                               OCTOBER 2,       SEPTEMBER 26,
                                                                  1999              1998
                                                              ------------     ---------------
                                                                        (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
REVENUE:
  Sales.....................................................    $125,431           $ 94,552
  Service...................................................      25,522             20,409
                                                                --------           --------
          Total revenue.....................................     150,953            114,961
                                                                --------           --------
Cost of revenue:
  Sales.....................................................      75,117             55,145
  Service...................................................      17,587             13,622
                                                                --------           --------
          Total cost of revenue.............................      92,704             68,767
                                                                --------           --------
          Gross profit......................................      58,249             46,194
                                                                --------           --------
Operating expenses:
  Selling and administrative................................      41,558             32,342
  Research and development..................................       8,239              5,191
  Special items charge......................................          --              4,975
  Recapitalization compensation expense.....................      12,606                 --
                                                                --------           --------
          Total operating expenses..........................      62,403             42,508
                                                                --------           --------
          Income (loss) from operations.....................      (4,154)             3,686
                                                                --------           --------
Other (income) expense:
  Interest (income) expense.................................         367                 13
  Foreign exchange losses...................................          26                273
  Gain on sale of land......................................          --            (11,076)
                                                                --------           --------
          Total other (income) expenses.....................         393            (10,790)
                                                                --------           --------
Income (loss) before income taxes...........................      (4,547)            14,476
Provision (benefit) for income taxes........................        (190)             6,648
                                                                --------           --------
Net income (loss)...........................................    $ (4,357)          $  7,828
                                                                ========           ========
Weighted average number of basic common shares..............       6,866              6,589
                                                                ========           ========
Earnings (loss) per share -- basic..........................    $  (0.63)          $   1.19
                                                                ========           ========
Weighted average number of diluted common shares............       6,866              7,087
                                                                ========           ========
Earnings (loss) per share -- diluted........................    $  (0.63)          $   1.10
                                                                ========           ========

          See accompanying Notes to Consolidated Financial Statements

                              INSTRON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              OCTOBER 2, 1999    DECEMBER 31,1998
                                                              ---------------    ----------------
                                                                (UNAUDITED)
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................     $  9,118            $  7,209
  Accounts receivable (net of allowance for doubtful
     accounts of $726 in 1999 and $800 in 1998).............       60,683              65,766
  Inventories...............................................       37,865              36,121
  Accrued and deferred income taxes.........................        6,744               3,060
  Prepaid expenses and other current assets.................        3,045               2,223
                                                                 --------            --------
          Total current assets..............................      117,455             114,379
                                                                 --------            --------
Property, plant and equipment, net..........................       24,073              24,001
Goodwill....................................................       11,258              12,384
Deferred income taxes.......................................        1,866                 904
Other assets................................................        5,345               6,586
Deferred financing costs....................................        8,642                  --
                                                                 --------            --------
          Total assets......................................     $168,639            $158,254
                                                                 ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short term borrowings.....................................     $ 19,644            $  6,416
  Accounts payable..........................................       13,007              15,807
  Accrued liabilities.......................................       33,413              23,051
  Accrued employee compensation and benefits................        5,648               6,798
  Advance payments received on contracts....................       11,523               7,066
                                                                 --------            --------
          Total current liabilities.........................       83,235              59,138
Long-term debt:
  Senior term loan..........................................       30,000                  --
  13 1/4% Senior subordinated notes due 2009................       60,000                  --
  Other long term debt......................................           --              13,216
                                                                 --------            --------
                                                                   90,000              13,216
Pension and other long-term liabilities.....................        9,235               6,316
                                                                 --------            --------
          Total liabilities.................................      182,470              78,670
Commitments and Contingencies...............................           --                  --
Stockholders' equity (deficit):
  Common stock, $1.00 par value, 10,000,000 shares
     authorized; 0 and 7,051,968 shares issued,
     respectively...........................................           --               7,052
  Recapitalized common stock, $0.01 par value; 1,000,000
     shares authorized; 557,431 and 0 shares issued,
     respectively...........................................          557                  --
  Additional paid in capital................................       50,179               8,727
  Deferred compensation.....................................           --              (2,662)
  Retained earnings (accumulated deficit)...................      (58,408)             72,496
  Accumulated other comprehensive loss......................       (6,159)             (4,699)
                                                                 --------            --------
                                                                  (13,831)             80,914
  Less: Treasury stock......................................           --               1,330
                                                                 --------            --------
          Total stockholders' equity (deficit)..............      (13,831)             79,584
                                                                 --------            --------
          Total liabilities and stockholders' equity
            (deficit).......................................     $168,639            $158,254
                                                                 ========            ========

          See Accompanying Notes to Consolidated Financial Statements

                              INSTRON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    NINE MONTHS ENDED
                                                              -----------------------------
                                                              OCTOBER 2,      SEPTEMBER 26,
                                                                 1999             1998
                                                              ----------      -------------
                                                                       (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................   $ (4,357)         $ 7,828
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     (Gain) on the sale of property, plant and equipment....         --           (6,868)
     Depreciation and amortization..........................      6,446            5,167
     Non-cash recapitalization related costs................      3,874               --
     Provision for losses on accounts receivable............        103               23
     Deferred taxes.........................................       (962)            (138)
Changes in assets and liabilities, excluding the effects
  from purchase of business:
       Income tax receivable................................     (3,684)              --
       (Increase) decrease in accounts receivable...........      5,015             (477)
       (Increase) decrease in inventories...................     (1,739)          (4,887)
       (Increase) decrease in prepaid expenses and other
        current assets......................................       (799)           1,504
       Increase (decrease) in accounts payable and accrued
        expenses............................................      6,412           (7,904)
       Increase in other long-term liabilities..............      1,719            1,015
       Other, net...........................................      4,194               96
                                                               --------          -------
       Net cash provided (used) by operating activities.....     16,222           (4,641)
Cash flows from investing activities:
  Proceeds from the sale of property, plant and equipment...        131           13,566
  Capital expenditures......................................     (4,116)          (5,182)
  Purchase of business......................................         --          (12,628)
  Capitalized software costs................................     (1,698)            (787)
  Other, net................................................        274                4
                                                               --------          -------
     Net cash used by investing activities..................     (5,409)          (5,027)
                                                               --------          -------
Cash flows from financing activities:
  Net borrowings (payments) of lines of credit and borrowing
     arrangements prior to recapitalization.................    (16,488)           9,070
  Borrowings under new revolving line of credit.............     16,500               --
  Issuance of senior subordinated notes.....................     60,000               --
  Issuance of senior term loan..............................     30,000               --
  Net borrowings, Revolver line of credit...................         --               --
  Debt financing fees.......................................     (6,391)              --
  Recapitalization related fees.............................     (3,761)              --
  Issuance of recapitalized common stock....................     54,173               --
  Cash dividends paid.......................................       (268)            (794)
  Proceeds from exercise of stock options...................        387            1,922
  Purchase of treasury stock, common stock and options
     outstanding............................................   (143,041)            (616)
                                                               --------          -------
     Net cash provided (used) in financing activities.......     (8,889)           9,582
                                                               --------          -------

                              INSTRON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (CONTINUED)

                                                                    NINE MONTHS ENDED
                                                              -----------------------------
                                                              OCTOBER 2,      SEPTEMBER 26,
                                                                 1999             1998
                                                              ----------      -------------
                                                                       (UNAUDITED)
                                                                     (IN THOUSANDS)
Effect of exchange rate changes on cash.....................   $    (15)         $    (7)
                                                               --------          -------
Net increase (decrease) in cash and cash equivalents........      1,909              (93)
Cash and cash equivalents at beginning of year..............      7,209            2,566
                                                               --------          -------
Cash and cash equivalents at end of period..................   $  9,118          $ 2,473
                                                               ========          =======
Supplemental disclosures of cash flow information: Cash paid during the year for:
     Interest (net of amount capitalized)...................   $    778          $ 1,009
     Income taxes...........................................      3,024            6,196
Conversion of common stock to preferred stock...............        325               --
Conversion of preferred stock to common stock...............        325               --
Issuance of common stock warrants...........................      2,250               --
Retirement of treasury stock................................      1,330               --
Supplemental disclosures of non-cash investing and financing activities:
  Liabilities incurred or assumed in business
     acquisitions...........................................                     $ 1,878

          See Accompanying Notes to Consolidated Financial Statements

                              INSTRON CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                   NINE MONTHS ENDED
                                                              ---------------------------
                                                              OCTOBER 2,    SEPTEMBER 26,
                                                                 1999           1998
                                                              ----------    -------------
                                                                      (UNAUDITED)
                                                                    (IN THOUSANDS)
Net income (loss)...........................................   $(4,357)        $7,828
Other comprehensive income (loss):
  Foreign currency translation adjustments..................    (1,460)           628
                                                               -------         ------
     Comprehensive income (loss)............................   $(5,817)        $8,456
                                                               =======         ======

          See Accompanying Notes to Consolidated Financial Statements

                              INSTRON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 2, 1999

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain reclassifications were made to the prior year amounts to conform with the 1999 presentation. For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 1998.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

     The consolidated results for the third quarter and the first nine months of 1999 include the results of Satec, which was acquired in August 1998, the results of IST due to Instron acquiring the remaining 49% of IST in the fourth quarter of 1998 and the execution of the Recapitalization and Merger with Kirtland Capital Partners III, L.P.

     In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine month period ended October 2, 1999, are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

2. EARNINGS PER SHARE

     Basic earnings per share is computed by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares, plus the dilutive effect of any potential common shares outstanding using the "treasury stock method." The dilutive potential common shares have been excluded from the calculation of weighted average number of dilutive common shares outstanding for the three months and nine months ended October 2, 1999, as their inclusion would have an antidilutive effect on loss per share.

     The following is a reconciliation of the basic and diluted EPS calculations:

                                                                     FOR THE NINE MONTHS ENDED
                                                               -------------------------------------
                                                               OCTOBER 2, 1999    SEPTEMBER 26, 1998
                                                               ---------------    ------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
        Net income...........................................      $(4,357)             $7,828
                                                                   =======              ======
             Weighted average number of basic common shares
               outstanding...................................        6,866               6,589
             Dilutive potential common shares (a)............           --                 498
                                                                   -------              ------
             Weighted average of common and dilutive
               shares........................................        6,866               7,087
                                                                   =======              ======
        Basic earnings per share.............................      $ (0.63)             $ 1.19
                                                                   =======              ======
        Diluted earnings per share...........................      $ (0.63)             $ 1.10
                                                                   =======              ======

                              INSTRON CORPORATION

                                OCTOBER 2, 1999

                                  (UNAUDITED)

---------------

(a) As of October 2, 1999, the Company had options outstanding to purchase 50,860 shares of recapitalized common stock and warrants outstanding to purchase 30,654 shares of recapitalized common stock. These potential common shares have been excluded from the diluted earnings per share computation as their inclusion would have an antidilutive effect on loss per share.

3. INVENTORIES

                                                               OCTOBER 2, 1999    DECEMBER 31, 1998
                                                               ---------------    -----------------
                                                                          (IN THOUSANDS)
        Raw Materials........................................      $13,573             $13,257
        Work-in-process......................................       16,154              16,560
        Finished goods.......................................        8,138               6,304
                                                                   -------             -------
                                                                   $37,865             $36,121
                                                                   =======             =======

     Inventories are valued at the lower of cost or market (net realizable value). The last-in, first-out (LIFO) method of determining cost is principally used for inventories in the United States and the Asian branches. The Company uses the first-in, first-out (FIFO) method for all other inventories. Inventories valued at LIFO amounted to $7,497,000 and $9,056,000 at October 2, 1999 and December 31, 1998, respectively. The excess of current cost over stated LIFO value was $5,637,000 at October 2, 1999 and $5,205,000 at December 31, 1998.

4. SPECIAL ITEMS CHARGE

     During the first quarter of 1998 the Company recorded a special items charge to operations to undertake a consolidation of its European operations and write-down the value of certain non-performing assets. A pre-tax charge of $5.0 million was taken in the quarter ended March 28, 1998 to cover these actions. The special items charge includes termination benefits, the costs to exit a manufacturing facility, other asset impairments and other related costs. The Company closed down a manufacturing plant in Germany, relocated sales and service support personnel to another location in Germany and moved the manufacturing operation to the United Kingdom. During fiscal year 1998 and the first nine months of 1999, the Company has paid $1.4 million for termination benefits and related costs and $1.9 million for the costs of this action. In addition, the Company wrote-off $1.0 million of non-performing assets in 1998 primarily relating to its interest in Lightspeed Simulation Systems. The remaining balance of liability related to the special items charge at October 2, 1999 totaled approximately $.7 million and relates to the Company's obligation under a long-term lease agreement in Germany, partially offset by estimated income under a sub-lease arrangement.

5. SALE OF LAND

     On March 27, 1998, the Company completed the sale of 42 acres of its 66-acre site off Route 128 in Canton, Massachusetts for $13.5 million. As a result of this transaction, a non-operating pre-tax gain of $11.1 million was recorded in the first quarter of 1998.

6. RECAPITALIZATION

     On May 6, 1999, Instron Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Kirtland Capital Partners III L.P. ("Kirtland") and ISN Acquisition Corporation, a corporation newly formed by Kirtland ("MergerCo"), pursuant to which Kirtland and certain affiliates, together with members of the Company's management and certain members of the Company's Board of Directors who are also stockholders (collectively, the "Rollover Stockholders"), have acquired the Company.

                              INSTRON CORPORATION

                                OCTOBER 2, 1999

                                  (UNAUDITED)

     On September 3, 1999, the Company's stockholders approved the Agreement and Plan of Merger dated as of May 6, 1999, as amended. The Company completed its merger by and among Instron Corporation, ISN Acquisition Corporation and Kirtland Capital Partners III L.P. on September 29, 1999. The merger and related transactions were treated as a Recapitalization (the "Recapitalization") for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities was not affected by these transactions.

     Under the Merger Agreement, the MergerCo merged with and into the Company with the Company continuing as the surviving corporation (the "Merger"). Pursuant to the Merger, each outstanding share of the Company's common stock (except for shares held by the Company, its subsidiaries and MergerCo), have been converted into the right to receive a cash payment of $22.00, without interest. Certain shares of the Company's common stock held by the Rollover Stockholders have been converted into shares of stock of the surviving corporation.

     As of October 2, 1999, the Company has incurred compensation expenses of $12.6 million related to the Recapitalization. In addition, the Company incurred costs of $12.4 million which relate to the Merger Agreement and the Recapitalization. Of these costs, $3.8 million was attributable to the cost of equity, $6.3 million, including the value of warrants issued, was attributable to the placement of the 13 1/4% Senior Subordinated Notes and $2.3 million was attributable to the Senior Credit Facility. The costs associated with the Senior Subordinated Notes and Senior Credit Facility will be amortized over a period of ten (10) years and five and one-half (5 1/2) years, respectively.

     The following is a summary of financing fees related to the Recapitalization:

                                            $60 MILLION         $80 MILLION
                                        13 1/4 SUBORDINATED    SENIOR CREDIT
                                               NOTES             FACILITY       EQUITY
                                        -------------------    -------------    ------
Financing fees........................         $4,046              $2,347       $3,761
Value of warrants issued..............          2,250                  --           --
                                             --------            --------       ------
Total costs...........................         $6,296              $2,347       $3,761
Amortization period...................       10 years          5 1/2 years

                              INSTRON CORPORATION

                                OCTOBER 2, 1999

                                  (UNAUDITED)

     The following is a summary of changes in stockholders' equity (deficit):

                                                                                                      RETAINED     ACCUMULATED
                                                        RECAPITALIZED   ADDITIONAL                    EARNINGS        OTHER
                                  PREFERRED   COMMON       COMMON        PAID IN       DEFERRED     (ACCUMULATED   COMPENSATION
                                  SERIES B     STOCK        STOCK        CAPITAL     COMPENSATION     DEFICIT)         LOSS
                                  ---------   -------   -------------   ----------   ------------   ------------   ------------
BALANCE AT DECEMBER 31, 1998....              $ 7,052                    $  8,728      $(2,662)      $  72,496       $(4,699)
  Net income....................                                                                         1,593
  Other comprehensive income
    (loss)......................                                                                                      (1,813)
Comprehensive income (loss).....
Cash dividends declared ($.04
  per share)....................                                                                          (268)
13,132 shares issued under
  employee stock option plans...                   13                         127
Compensation expense recognized
  under the 1992 Stock Incentive
  Plan..........................                                                           122
                                    -----     -------       ----         --------      -------       ---------       -------
BALANCE AT APRIL 3, 1999........                7,065                       8,855       (2,540)         73,822        (6,512)
  Net income....................                                                                         1,863
  Other comprehensive (loss)....                                                                                        (730)
Comprehensive income............
21,610 shares issued under
  employee stock option plans...                   22                         225
Compensation expense recognized
  under the 1992 Stock Incentive
  Plan..........................                                                           122
                                    -----     -------       ----         --------      -------       ---------       -------
BALANCE AT JULY 3, 1999.........                7,087                       9,080       (2,419)         75,685        (7,242)
  Net Income....................                                                                        (7,813)
  Other comprehensive income
    (loss)......................                                                                                       1,083
Comprehensive income (loss).....
Compensation expense recognized
  under 1992 Stock Incentive
  Plan..........................                                                           122
RECAPITALIZATION RELATED
  TRANSACTIONS:
  Retirement of treasury
    stock.......................                 (108)                     (1,222)
  Recognition of unearned
    compensation................                                                         2,297
  Conversion of common stock to
    preferred stock.............    $ 325        (325)
  Repurchase of common stock....               (6,654)                    (10,108)                    (126,279)
  Conversion of preferred stock
    to recapitalized common
    stock.......................     (325)                  $ 65              260
  Purchase of recapitalized
    common stock................                             492           53,680
  Issuance of detachable
    warrants....................                                            2,250
  Fees related to
    recapitalization............                                           (3,761)
                                    -----     -------       ----         --------      -------       ---------       -------
BALANCE AT OCTOBER 2, 1999......       --          --       $557         $ 50,179           --       $ (58,408)      $(6,159)
                                    =====     =======       ====         ========      =======       =========       =======


                                               TOTAL
                                  TREASURY    EQUITY
                                   STOCK     (DEFICIT)
                                  --------   ---------
BALANCE AT DECEMBER 31, 1998....  $(1,330)   $  79,584
  Net income....................                 1,593
  Other comprehensive income
    (loss)......................                (1,813)
                                             ---------
Comprehensive income (loss).....                  (220)
Cash dividends declared ($.04
  per share)....................                  (268)
13,132 shares issued under
  employee stock option plans...                   140
Compensation expense recognized
  under the 1992 Stock Incentive
  Plan..........................                   122
                                  -------    ---------
BALANCE AT APRIL 3, 1999........   (1,330)      79,358
  Net income....................                 1,863
  Other comprehensive (loss)....                  (730)
                                             ---------
Comprehensive income............                 1,133
21,610 shares issued under
  employee stock option plans...                   247
Compensation expense recognized
  under the 1992 Stock Incentive
  Plan..........................                   122
                                  -------    ---------
BALANCE AT JULY 3, 1999.........   (1,330)      80,860
  Net Income....................                (7,813)
  Other comprehensive income
    (loss)......................                 1,083
                                             ---------
Comprehensive income (loss).....                (6,730)
Compensation expense recognized
  under 1992 Stock Incentive
  Plan..........................                   122
RECAPITALIZATION RELATED
  TRANSACTIONS:
  Retirement of treasury
    stock.......................    1,330
  Recognition of unearned
    compensation................                 2,297
  Conversion of common stock to
    preferred stock.............
  Repurchase of common stock....              (143,041)
  Conversion of preferred stock
    to recapitalized common
    stock.......................
  Purchase of recapitalized
    common stock................                54,172
  Issuance of detachable
    warrants....................                 2,250
  Fees related to
    recapitalization............                (3,761)
                                  -------    ---------
BALANCE AT OCTOBER 2, 1999......       --    $ (13,831)
                                  =======    =========

                              INSTRON CORPORATION

                                OCTOBER 2, 1999

                                  (UNAUDITED)

7. DEBT

     In connection with the Merger, the Company entered into a Credit and Security Agreement (the "Senior Credit Facility") consisting of a $30 million term loan facility (the "Term Loan Facility") and a $50 million revolving credit facility, (the "Revolving Credit Facility").

     The Senior Credit Facility contains customary covenants that limit our ability to take various actions and require that we meet and maintain certain financial ratios and tests, including:

     (a) a minimum consolidated net worth and minimum consolidated EBITDA;

     (b) a maximum consolidated leverage ratio (total debt to EBITDA) and senior leverage ratio (senior debt to EBITDA);

     (c) a minimum consolidated interest coverage ratio (EBITA to interest expense); and

     (d) a minimum consolidated fixed charge coverage ratio (EBITDA to interest expense plus other fixed charges).

     In addition, the Company incurred $60 million of debt through the sale of its 13 1/4% Senior Subordinated Notes and Warrants (the "Senior Subordinated Notes"). The Warrants, when exercised, will entitle the holder thereof to receive 0.5109 of a fully paid and non-assessable share of common stock, par value $0.01 per share at an exercise price of $0.01 per share, subject to adjustment. As of the date of closing, September 29, 1999, the holders of the Warrants were entitled to purchase 30,654 fully paid and nonassessable shares of common stock or approximately 5.0% of the Company's common stock on a fully diluted basis. The Warrants are exercisable on or prior to September 15, 2009. The value of the Warrants on the date of the Recapitalization was $2.3 million and this value will be amortized to interest expense over 10 years.

     Principal and interest under the Senior Credit Facility and interest payments on the Senior Subordinated Notes represent significant liquidity requirements for the Company. As of October 2, 1999, the Company had $31.9 million of available credit under the $50 million Revolving Credit Facility.

     With respect to the $30 million borrowed under the Term Loan Facility, the company is required to make scheduled repayments in twenty two (22) quarterly installments of principal with interest thereon on the first day of each January, April, July and October commencing January 1, 2000. The Senior Subordinated Notes will mature in 2009, and bear interest at 13 1/4%. The Revolving Credit Facility matures in April 2005; with all amounts then outstanding becoming due.


8. INCOME TAXES



     The income tax benefit of $190,000 for the nine month period ended October 2, 1999, represents a consolidated effective tax rate of 4.2%. The tax rate reflects the impact of the $12.6 million recapitalization charge on United States base income, and the probability that certain foreign tax credits will not be fully utilized in fiscal year 1999.

                              INSTRON CORPORATION

                                OCTOBER 2, 1999

                                  (UNAUDITED)


9. GUARANTOR AND NON-GUARANTOR SUBSIDIARY INFORMATION


     Some of our wholly owned subsidiaries will not be guarantors of our senior subordinated notes. Summarized below is selected financial information for the guarantor subsidiaries and the non-guarantor subsidiaries as of October 2, 1999 and for the nine-month period then ended:

                                                  COMBINED COMPANY      COMBINED
                                                   AND GUARANTOR      NON-GUARANTOR
                                                    SUBSIDIARIES      SUBSIDIARIES      TOTAL
                                                  ----------------    -------------    --------
                                                                 (IN THOUSANDS)
        Balance Sheet Data as of October 2,
          1999:
          Current Assets........................      $ 73,595           $43,860       $117,455
          Total Assets..........................       112,918            55,721        168,639
          Total Liabilities.....................       152,455            30,015        182,470
          Stockholders' Equity (deficit)........       (39,442)           25,611        (13,831)
        Statement of Income Data for the nine
          months ended October 2, 1999:
          Total Revenue.........................        90,148            60,805        150,953
        Other Data for the nine months ended
          October 2, 1999:
          EBITDA................................        (3,037)            5,303          2,266

                       REPORT OF INDEPENDENT ACCOUNTANTS

       TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF INSTRON CORPORATION:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Instron Corporation and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          By:  /s/ PRICEWATERHOUSECOOPERS LLP
                                            ------------------------------------
                                                 PricewaterhouseCoopers LLP
Boston, Massachusetts
February 18, 1999

                              INSTRON CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------------
                                                            1998             1997             1996
                                                        -------------    -------------    -------------
                                                         IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
REVENUE:
  Sales...............................................   $  152,879       $  129,679       $  128,804
  Service.............................................       30,150           25,981           24,309
                                                         ----------       ----------       ----------
          Total revenue...............................      183,029          155,660          153,113
                                                         ----------       ----------       ----------
COST OF REVENUE:
  Sales...............................................       91,410           74,126           72,556
  Service.............................................       19,644           17,363           16,086
                                                         ----------       ----------       ----------
          Total cost of revenue.......................      111,054           91,489           88,642
                                                         ----------       ----------       ----------
     Gross profit.....................................       71,975           64,171           64,471
                                                         ----------       ----------       ----------
OPERATING EXPENSES:
  Selling and administrative..........................       48,869           44,641           44,898
  Research and development............................        8,485            6,959            8,616
  Special items charge................................        4,975                0            1,812
                                                         ----------       ----------       ----------
          Total operating expenses....................       62,329           51,600           55,326
     Income from operations...........................        9,646           12,571            9,145
                                                         ----------       ----------       ----------
OTHER (INCOME) EXPENSE:
  Gain on sale of land................................      (11,076)               0                0
  Interest expense....................................        1,175            1,465            1,548
  Interest income.....................................         (943)            (634)            (477)
  Foreign exchange losses.............................          157              185              689
                                                         ----------       ----------       ----------
          Total other expenses........................      (10,687)           1,016            1,760
                                                         ----------       ----------       ----------
Income before income taxes............................       20,333           11,555            7,385
Provision for income taxes............................        8,874            4,391            2,803
                                                         ----------       ----------       ----------
Net income............................................   $   11,459       $    7,164       $    4,582
                                                         ==========       ==========       ==========
Weighted average number of basic common shares........    6,667,914        6,455,527        6,396,202
Earnings per share -- basic...........................   $     1.72       $     1.11       $      .72
                                                         ==========       ==========       ==========
Weighted average number of diluted common shares......    7,066,257        6,791,801        6,524,467
Earnings per share -- diluted.........................   $     1.62       $     1.05       $      .70
                                                         ==========       ==========       ==========

          See accompanying notes to consolidated financial statements.

                              INSTRON CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
                                                              IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  7,209      $  2,566
  Accounts receivable, net of allowance for doubtful
     accounts of $800 in 1998 and $1,071 in 1997............     65,766        48,226
  Inventories...............................................     36,121        24,024
  Deferred income taxes.....................................      3,060         3,314
  Prepaid expenses and other current assets.................      2,223         3,767
                                                               --------      --------
          Total current assets..............................    114,379        81,897
  Property, plant and equipment:
  Land and buildings........................................     21,254        21,796
  Machinery and equipment...................................     45,217        39,627
  Accumulated depreciation..................................    (42,470)      (40,216)
                                                               --------      --------
  Property, plant and equipment, net........................     24,001        21,207
  Goodwill..................................................     12,384         6,423
  Deferred income taxes.....................................        904           806
  Other assets..............................................      6,586         8,652
                                                               --------      --------
          Total assets......................................   $158,254      $118,985
                                                               ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................   $  6,416      $  6,059
  Accounts payable..........................................     15,807        11,095
  Accrued liabilities.......................................     22,958        14,083
  Accrued employee compensation and benefits................      6,798         6,220
  Accrued income taxes......................................         93           957
  Advance payments received on contracts....................      7,066         1,541
                                                               --------      --------
          Total current liabilities.........................     59,138        39,955
Long-term debt..............................................     13,216         7,600
Pension and other long-term liabilities.....................      6,316         5,176
                                                               --------      --------
          Total liabilities.................................     78,670        52,731
                                                               --------      --------
Commitments and contingencies (Note 5)

Stockholders' equity:
  Preferred stock, $1 par value; 1,000,000 shares
     authorized; none issued................................         --            --
  Common stock, $1 par value; 10,000,000 shares authorized;
     7,051,968 and 6,823,698 shares issued, respectively....      7,052         6,824
  Additional paid in capital................................      8,727         6,972
  Deferred compensation.....................................     (2,662)       (3,235)
  Retained earnings.........................................     72,496        62,097
  Accumulated other comprehensive income (loss).............     (4,699)       (5,690)
                                                               --------      --------
                                                                 80,914        66,968
  Less: Treasury stock at cost; 108,262 and 74,952 shares,
     respectively...........................................      1,330           714
                                                               --------      --------
          Total stockholders' equity........................     79,584        66,254
                                                               --------      --------
          Total liabilities and stockholders' equity........   $158,254      $118,985
                                                               ========      ========

          See accompanying notes to consolidated financial statements.

                              INSTRON CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                       IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $ 11,459   $  7,164   $  4,582
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Gain on the sale of property, plant and equipment,
       net..................................................   (11,076)       (88)        (5)
     Depreciation and amortization..........................     7,106      6,494      6,873
     Provision for losses on accounts receivable............        73         27        358
     Deferred income taxes..................................      (580)       306        299
     Changes in assets and liabilities, excluding the
       effects from purchase of businesses:
       (Increase) decrease in accounts receivable...........    (6,312)    (1,335)     1,297
       (Increase) decrease in inventories...................       165      2,563       (521)
       (Increase) decrease in prepaid expenses and other
          current assets....................................     2,055     (2,028)       151
       Increase (decrease) in accounts payable and accrued
          expenses..........................................     3,097      3,477     (3,894)
       Other................................................      (711)       409        684
                                                              --------   --------   --------
       Net cash provided by operating activities............     5,276     16,989      9,824
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................    (5,841)    (4,176)    (4,473)
Joint venture investment....................................         0          0     (6,926)
Purchase of businesses, net of cash acquired................   (13,086)    (2,010)         0
Proceeds from the sale of property, plant and equipment.....    13,684        376        224
Capitalized software costs..................................    (1,490)      (637)    (1,144)
Other.......................................................       (31)       220        156
                                                              --------   --------   --------
       Net cash used by investing activities................    (6,764)    (6,227)   (12,163)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under revolving credit and term loan
  facility..................................................     5,609     (9,730)     6,068
Net short-term borrowings...................................       199       (173)    (2,785)
Cash dividends paid.........................................    (1,060)    (1,064)    (1,024)
Proceeds from stock option exercises........................     1,983        348        861
Treasury stock purchases....................................      (616)         0          0
                                                              --------   --------   --------
       Net cash provided (used) by financing activities.....     6,115    (10,619)     3,120
                                                              --------   --------   --------
Effect of exchange rate changes on cash.....................        16       (118)       116
                                                              --------   --------   --------
Net increase in cash and cash equivalents...................     4,643         25        897
Cash and cash equivalents at beginning of year..............     2,566      2,541      1,644
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $  7,209   $  2,566   $  2,541
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
     Interest...............................................  $  1,430   $  1,671   $  1,730
     Income taxes...........................................     9,145      3,041      2,286
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Fair value of assets acquired...............................  $ 28,229   $  2,649   $      0
Cash paid...................................................    15,312      2,010          0
Liabilities incurred or assumed in business acquisitions....    12,917   $    639   $      0
                                                              ========   ========   ========
Note receivable on sale of business.........................  $      0   $  3,000   $      0
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                              INSTRON CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      ACCUMULATED                TOTAL
                                              ADDITIONAL                                 OTHER                   STOCK-
                                     COMMON    PAID IN       DEFERRED     RETAINED   COMPREHENSIVE   TREASURY   HOLDERS'
                                     STOCK     CAPITAL     COMPENSATION   EARNINGS   INCOME (LOSS)    STOCK      EQUITY
                                     ------   ----------   ------------   --------   -------------   --------   --------
                                                               IN THOUSANDS, EXCEPT SHARE DATA
BALANCE AT DECEMBER 31, 1995.......  $6,415    $ 2,538       $     0      $ 52,439      $(4,576)     $  (714)   $56,102
  Net income.......................                                          4,582                                4,582
  Other comprehensive income
    (loss).........................                                                       1,660                   1,660
                                                                                                                -------
Comprehensive income...............                                                                               6,242
Cash dividends declared ($.16 per
  share)...........................                                         (1,024)                              (1,024)
104,366 shares issued under
  employee stock option plans......    105         976                                                            1,081
                                     ------    -------       -------      --------      -------      -------    -------
BALANCE AT DECEMBER 31, 1996.......  6,520       3,514             0        55,997       (2,916)        (714)    62,401
  Net income.......................                                          7,164                                7,164
  Other comprehensive income
    (loss).........................                                                      (2,774)                 (2,774)
                                                                                                                -------
Comprehensive income...............                                                                               4,390
Cash dividends declared ($.16 per
  share)...........................                                         (1,064)                              (1,064)
33,511 shares issued under employee
  stock option plans...............     34         314                                                              348
Restricted stock grants issued
  during the year..................    270       3,144        (3,414)                                                 0
Compensation expense recognized
  under the 1992 Stock Incentive
  Plan.............................                              179                                                179
                                     ------    -------       -------      --------      -------      -------    -------
BALANCE AT DECEMBER 31, 1997.......  6,824       6,972        (3,235)       62,097       (5,690)        (714)    66,254
  Net income.......................                                         11,459                               11,459
  Other comprehensive income
    (loss).........................                                                         991                     991
                                                                                                                -------
Comprehensive income...............                                                                              12,450
Cash dividends declared ($.16 per
  share)...........................                                         (1,060)                              (1,060)
228,270 shares issued, net, under
  employee stock option plans......    228       1,755                                                            1,983
Purchase of 33,310 treasury
  shares...........................                                                                     (616)      (616)
Compensation expense recognized
  under the 1992 Stock Incentive
  Plan.............................                              573                                                573
                                     ------    -------       -------      --------      -------      -------    -------
BALANCE AT DECEMBER 31, 1998.......  $7,052    $ 8,727       $(2,662)     $ 72,496      $(4,699)     $(1,330)   $79,584
                                     ======    =======       =======      ========      =======      =======    =======

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of all domestic and foreign subsidiaries. Significant intercompany transactions and balances are eliminated. Certain reclassifications were made to prior years' amounts to conform with the 1998 presentation.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

     FOREIGN CURRENCY TRANSLATION. Assets and liabilities of the Company's principal foreign operations are translated at exchange rates prevailing at the end of the period. Income statement items are translated using average quarterly exchange rates. Translation adjustments are recorded directly in stockholders' equity and are included in income only if the underlying foreign investment is sold or liquidated.

     FOREIGN EXCHANGE RISK MANAGEMENT. The Company regularly enters into forward contracts primarily denominated in Japanese yen and certain European currencies to hedge firm sales and purchase commitments. Forward currency contracts have maturities of less than one year. These contracts are used to reduce the Company's risk associated with exchange rate movements, as gains and losses on these contracts are intended to offset exchange losses and gains on underlying exposures. The Company does not engage in currency speculation. The Company's policy is to defer gains and losses on these contracts until the corresponding losses and gains are recognized on the items being hedged. Both the contract gains and losses and the gains and losses on the items being hedged are included in selling and administrative expenses. The unrealized losses were not material in 1998 and 1997 as the fair value of these contracts were approximately equal to the fair value of the underlying exposures.

     At December 31, 1998, the face amount of outstanding forward currency contracts to sell U.S. dollars for non U.S. currencies was $3.2 million, Japanese yen for German deutschemarks was $1.9 million and French francs for British pounds was $0.7 million. At December 31, 1998, the face amount of outstanding forward currency contracts to buy German deutschemarks for U.S. dollars was $2.4 million, German deutschemarks for Japanese yen $1.9 million, Great British pounds for U.S. dollars was $0.9 million, British pounds for French francs was $0.7 million and British pounds for German deutschemarks was $0.4 million.

     CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     CONCENTRATION OF CREDIT RISK. Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and trade receivables. The Company places its temporary cash investments with major banks throughout the world, in high quality, liquid instruments. The Company sells to a broad range of customers throughout the world and performs ongoing credit evaluations to minimize the risk of loss. The Company makes use of various devices such as letters of credit to protect its interests, principally on sales to foreign customers. In addition, the Company has certain receivables, payables, borrowings and other assets and liabilities denominated in foreign currencies, which are not hedged and therefore are subject to exchange rate fluctuations.

     INVENTORIES. Inventories are valued at the lower of cost or market (net realizable value). The last-in, first-out (LIFO) method of determining cost is used for certain inventories in the United States and Asian branches. The Company uses the first-in, first-out (FIFO) method for all other locations.

     GOODWILL AND INTANGIBLE ASSETS. Intangible assets are stated at cost and amortized using the straight-line method over the assets estimated useful lives which range from 8 to 10 years. The Company evaluates the possible impairment of long-lived assets, including intangible assets, whenever events or circumstances indicate the carrying value of the assets may not be recoverable. Impairment of purchased technology amounts and goodwill is measured on the basis of whether anticipated future undiscounted operating cash flows expected from the acquired business will recover the recorded respective, intangible asset balances over the remaining amortization period. At December 31, 1998, no amounts have been determined impaired. Amortization of goodwill and other intangibles was $2,295,000, $1,974,000 and $2,254,000 in 1998, 1997 and 1996, respectively.

     PROPERTY, PLANT AND EQUIPMENT. Depreciation is computed principally using the straight-line method over the estimated useful lives of 10 to 25 years for land improvements, 10 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment. Maintenance and repairs are expensed as incurred. Depreciation expense was $4,239,000, $4,341,000 and $4,619,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Upon retirement or disposition, the cost and related accumulated depreciation of the assets disposed of are removed from the accounts, with any resulting gain or loss included in operations. On March 27, 1998, the Company sold 42 acres of excess land in Canton, Massachusetts for $13.5 million.

     SOFTWARE DEVELOPMENT COSTS. Certain software development costs are capitalized and then amortized over future periods. Amortization of capitalized software costs is computed on a product-by-product basis over the estimated economic life of the product, generally three years. Unamortized software costs included in other assets were $2,272,000, $1,574,000 and $2,473,000 at December 31, 1998, 1997 and 1996, respectively. Software development costs of $1,490,000, $637,000 and $1,144,000 were capitalized during 1998, 1997 and 1996, respectively. The amounts amortized and charged to expense in 1998, 1997 and 1996 were $792,000, $725,000, and $1,350,000, respectively.

     REVENUE RECOGNITION. Revenue from product sales are recognized at time of shipment. Revenue from services are recognized as services are performed and ratably over the contract period for service maintenance contracts.

     INCOME TAXES. Deferred income taxes are provided using the liability method, which estimates future tax effects of differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Tax credits are recorded as a reduction in income taxes.

     Provisions are made for the U.S. income tax liability on earnings of foreign subsidiaries, except for locations where the Company has designated earnings to be permanently invested. Such earnings amounted to approximately $22,803,000 at year-end 1998.

     EARNINGS PER SHARE. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares plus the dilutive effect of common share equivalents outstanding using the "treasury stock method."

     The following is a reconciliation of the basic and diluted EPS calculations:

                                                             1998         1997         1996
                                                          ----------    ---------    ---------
                                                          IN THOUSANDS, EXCEPT PER SHARE DATA
Net Income..............................................   $11,459       $7,164       $4,582
                                                           =======       ======       ======
     Weighted average number of common shares
       outstanding -- basic.............................     6,668        6,456        6,396
     Dilutive effect of stock options outstanding.......       398          336          128
                                                           -------       ------       ------
     Weighted average of common and dilutive
       shares -- diluted................................     7,066        6,792        6,524
                                                           =======       ======       ======
     BASIC EARNINGS PER SHARE...........................   $  1.72       $ 1.11       $ 0.72
                                                           =======       ======       ======
     DILUTED EARNINGS PER SHARE.........................   $  1.62       $ 1.05         0.70
                                                           =======       ======       ======

     At December 1998, 4,500 Options were not included in the calculation of diluted earnings per share as they were antidilutive.

     FAIR VALUE. The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt. The carrying amounts of these instruments approximates fair value.

     COMPREHENSIVE INCOME (LOSS). In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income," which is effective for periods beginning after December 15, 1997. The statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The statement requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted SFAS 130 in the accompanying financial statements.

     PENSION PLAN. In February 1998, the Financial Accounting Standards Board issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for periods beginning after December 15, 1997. The statement standardizes employer disclosure requirements about pension and other postretirement benefit plans by requiring additional information on changes in the benefit obligations and fair values of plan assets and eliminating certain disclosures that are no longer useful. It does not change the measurement or recognition of those plans. The Company has adopted SFAS 132 in the accompanying financial statements.

2. INDUSTRY SEGMENT AND FOREIGN OPERATIONS

     SFAS 131 establishes standards for reporting information about operating segments in annual financial statements of public business enterprises. It also establishes standards for related disclosures about products and service, geographic areas, and major customers. The Company evaluated its business activities that are regularly reviewed by the Chief Executive Officer for which discrete financial information is available. As a results of this evaluation, the Company determined that it has two operating segments: Materials Testing and Structural Testing.

     Instron's materials testing business manufactures and markets material testing instruments (electromechanical, servohydraulic, hardness and impact), software and accessories. The structural testing business manufactures and markets systems for simulating real-life testing of components and products. The economic characteristics, production processes, core technology, types and classes of customers, method of distribution and regulatory environments are similar for both of these operating segments which operate within the material testing industry. As a result of these similarities, both segments have been aggregated into one reporting segment for financial statement purposes.

     The following table summarizes the Company's operations by significant geographic location for the years ended December 31:

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                               IN THOUSANDS
REVENUE, INCLUDING INTERAREA SALES
  United States....................................  $102,860    $ 76,314    $ 70,924
  Germany..........................................    26,293      14,484      15,619
  Other Europe.....................................    54,395      52,393      49,294
  Asia/Latin America...............................    31,335      40,004      39,077
  Other international..............................     3,552       3,868       3,404
  Eliminations.....................................   (35,406)    (31,403)    (25,205)
                                                     --------    --------    --------
          Total revenue............................  $183,029    $155,660    $153,113
                                                     ========    ========    ========
IDENTIFIABLE ASSETS AT YEAR-END
  United States....................................  $ 64,903    $ 38,384    $ 38,654
  Germany..........................................    22,983       6,771       8,180
  Other Europe.....................................    38,546      35,903      37,091
  Asia/Latin America...............................    18,232      18,645      19,149
  Other international..............................     1,965       2,072       2,499
  Corporate........................................    13,335      18,066      16,938
  Eliminations.....................................    (1,710)       (856)       (678)
                                                     --------    --------    --------
          Total assets.............................  $158,254    $118,985    $121,833
                                                     ========    ========    ========

     Total assets in the United Kingdom in 1998, 1997 and 1996 were $24,227,000, $24,883,000 and $24,475,000, respectively.

     Sales between geographic areas in 1998, 1997 and 1996, respectively, consisted primarily of $20,023,000, $13,091,000 and $11,337,000 from the United States and $15,204,000, $18,168,000 and $13,706,000 from European operations.
Transfers between geographic areas are at manufacturing cost plus a markup factor.

3. INVENTORIES

     Inventories at December 31 were as follows:

                                                               1998       1997
                                                              -------    -------
                                                                 IN THOUSANDS
Raw materials...............................................  $13,257    $12,742
Work in process.............................................   16,560      5,156
Finished goods..............................................    6,304      6,126
                                                              -------    -------
          Total inventory...................................  $36,121    $24,024
                                                              =======    =======

     Inventories valued at LIFO amounted to $9,056,000 and $9,395,000 at December 31, 1998 and 1997, respectively. The excess of current cost over stated LIFO value was $5,205,000 at December 31, 1998 and $5,247,000 at December 31, 1997.

4. BORROWING ARRANGEMENTS

     The Company maintains a multicurrency revolving credit and term loan facility that provides for borrowings of up to $35,000,000 through April 2000. Borrowings outstanding as of April 2000 convert to a term loan payable in sixteen equal quarterly installments. Interest on borrowings under the agreement is based upon either base rates, money market rates, or other short-term borrowing rates. Facility fees under this agreement are 1/4 of

1% per annum. The Company has met the various covenants in the agreement, the most restrictive of which requires a minimum level of tangible net worth. At December 31, 1998 and 1997, respectively, outstanding domestic borrowings of $8,375,000 and $7,600,000 with a weighted average interest rate of 6.10% and 6.61%, and outstanding European borrowings of $4,841,000 in 1998 with a weighted average interest rate of 4.75%, were classified as long-term debt. Long-term debt maturing under the credit agreement in each of the five years subsequent to December 31, 1998, assuming outstanding borrowings at December 31, 1998 are unchanged at April 2000, is $2,478,000 in 2000, $3,304,000 in 2001, 2002 and
2003.

     The Company's subsidiaries have other overdraft and borrowing facilities allowing advances up to approximately $32,000,000. At December 31, 1998, the outstanding portion of these facilities was $6,416,000, due currently. Bank guarantees outstanding at December 31, 1998, for which the Company is contingently liable, amounted to $10,976,000 and relate principally to performance contracts.

5.  OPERATING LEASE COMMITMENTS

     Rental expense amounted to $3,998,000, $3,697,000 and $3,348,000 for the years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998, minimum annual commitments under noncancellable operating leases with terms of more than one year are:

                                                                       LATER
                        1999      2000      2001      2002     2003    YEARS
                       ------    ------    ------    ------    ----    ------
                                            IN THOUSANDS
                       $3,842    $3,094    $2,483    $1,245    $601    $1,033

6.  INCOME TAXES

     The significant components of the Company's deferred tax assets and liabilities at December 31, are as follows:

                                                               1998      1997
                                                              ------    ------
                                                                IN THOUSANDS
Employee benefits...........................................  $4,634    $3,986
Inventories.................................................   3,280     2,734
Accrued expenses............................................   1,305       632
                                                              ------    ------
          Total deferred assets.............................   9,219     7,352
                                                              ------    ------
Accrued expenses............................................    (246)     (360)
Fixed assets................................................  (1,517)   (1,400)
Capitalized software costs and intangibles..................  (3,002)     (982)
                                                              ------    ------
          Total deferred liabilities........................  (4,765)   (2,742)
                                                              ------    ------
Valuation reserve...........................................    (490)     (490)
                                                              ------    ------
          Total net deferred assets.........................  $3,964    $4,120
                                                              ======    ======

     A valuation reserve has been established where, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The valuation allowance relates primarily to foreign tax benefits.

     The components of income before income taxes consisted of the following:

                                                          1998       1997       1996
                                                         -------    -------    ------
                                                                 IN THOUSANDS
Domestic...............................................  $17,775    $ 5,664    $2,996
Foreign................................................    2,558      5,891     4,389
                                                         -------    -------    ------
          Total........................................  $20,333    $11,555    $7,385
                                                         =======    =======    ======

     Income tax provisions (credits) were as follows:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                  IN THOUSANDS
Currently payable:
  Federal................................................  $6,441    $1,701    $  609
  Foreign................................................   1,896     2,090     1,486
  State..................................................     381       172       314
                                                           ------    ------    ------
                                                            8,718     3,963     2,409
                                                           ------    ------    ------
Deferred, net:
  Federal & State........................................     139       518       215
  Foreign................................................      17       (90)      179
                                                           ------    ------    ------
                                                              156       428       394
                                                           ------    ------    ------
          Total provision for income taxes...............  $8,874    $4,391    $2,803
                                                           ======    ======    ======

     The provisions for income taxes varied from the United States statutory rate of 35% for 1998 and 34% for 1997 and 1996 principally because of the tax effect of the following:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                  IN THOUSANDS
Tax provision at United States statutory rate............  $7,117    $3,929    $2,511
Effect of earnings of foreign operations subject to
  different tax rates....................................   1,019        (2)      199
State taxes, net of federal income tax benefit...........     247       114       208
Benefit of Foreign Sales Corporation.....................     (76)      (68)     (195)
Goodwill and amortization................................      --       356        97
All other, net...........................................     567        62       (17)
                                                           ------    ------    ------
          Total tax provision............................  $8,874    $4,391    $2,803
                                                           ======    ======    ======

7.  EMPLOYEE PENSION AND RETIREMENT PLANS

     The Company maintains qualified noncontributory defined benefit pension plans covering United States employees and employees of Instron's United Kingdom subsidiary. The benefits are based on years of service and final average compensation at the date of retirement. The Company's general policy is to fund the pension plans to the extent such contributions are deductible under standards established by the Internal Revenue Service in the U.S. and the Inland Revenue in the U.K. Plan assets in the U.S. consist of mutual funds which invest primarily in common stocks, corporate bonds, U.S. government notes and temporary cash investments. In the U.K., plan assets are invested in funds whose assets consist primarily of common stocks, bonds and other securities. Employees of the Japan subsidiary receive lump sum payments as a multiple of annual salary at retirement or termination, based on years of service. These Japanese benefits are unfunded.

     Net periodic pension costs include the following components:

                                                  1998                        1997                        1996
                                         -----------------------    ------------------------    ------------------------
                                          U.S.     U.K.    JAPAN     U.S.      U.K.    JAPAN     U.S.      U.K.    JAPAN
                                         ------   ------   -----    -------   ------   -----    -------   ------   -----
                                                                          IN THOUSANDS
Service cost...........................  $1,122   $1,749   $222     $   961   $1,357   $231     $   936   $1,158   $257
Interest cost..........................   1,911    2,278    171       1,799    1,990    201       1,648    1,690    206
Expected return on plan assets.........  (2,077)  (2,971)     0      (1,914)  (2,742)     0      (1,682)  (2,576)     0
Amortization of transition asset
  (liability)..........................      (9)     (76)    18          (9)     (75)    19          (9)    ( 72)    21
Amortization of prior service cost.....      44      (73)     0          44      (89)     0          44      (91)     0
Amortization of unrecognized (gain)
  loss.................................       2        0      0           1      (59)     0           1      130      0
Settlement gain........................       0        0   (118)          0        0      0           0        0      0
                                         ------   ------   ----     -------   ------   ----     -------   ------   ----
    Net periodic pension cost..........  $  993   $  907   $293     $   882   $  382   $451     $   938   $  239   $484
                                         ======   ======   ====     =======   ======   ====     =======   ======   ====

     Assumptions used in the accounting for the Company's U.S., U.K., and Japan plans at December 31 were:

                                          1998                          1997                          1996
                               --------------------------    --------------------------    --------------------------
                                U.S.      U.K.     JAPAN      U.S.      U.K.     JAPAN      U.S.      U.K.     JAPAN
                               -------   -------   ------    -------   -------   ------    -------   -------   ------
Weighted average discount
  rate.......................     6.75%      5.5%     4.0%       7.0%      6.5%     5.0%       7.5%      8.0%     6.0%
Rates of increase in
  compensation levels........     4.25       4.0      3.0        4.5      4.75      4.0        5.0       5.5      5.0
Expected long-term rate of
  return on assets...........      9.0      7.25      0.0        9.0      8.75      0.0        9.0       9.5      0.0

     The following is a reconciliation of the Projected Benefit Obligation as of December 31:

                                          1998                          1997                          1996
                               --------------------------    --------------------------    --------------------------
                                U.S.      U.K.     JAPAN      U.S.      U.K.     JAPAN      U.S.      U.K.     JAPAN
                               -------   -------   ------    -------   -------   ------    -------   -------   ------
                                                                    IN THOUSANDS
Projected benefit obligation
  at prior year end..........  $26,209   $33,222   $3,221    $23,246   $24,681   $3,404    $21,134   $20,167   $3,327
Service cost.................    1,122     1,749      222        961     1,357      231        936     1,159      257
Interest cost................    1,911     2,278      171      1,799     1,990      201      1,648     1,690      206
Actuarial (gain) loss........    1,170     1,160     (102)       989     7,019     (205)       201       287        4
Benefits paid................     (871)   (1,437)       0       (786)   (1,288)     (10)      (673)   (1,246)      (4)
Plan amendments..............        0       262        0          0       287        0          0        94        0
Settlement...................        0         0     (872)         0         0        0          0       244        0
Foreign currency gain
  (loss).....................        0       180      400          0      (824)    (400)         0     2,286     (386)
                               -------   -------   ------    -------   -------   ------    -------   -------   ------
Projected Benefit Obligation
  at year end................  $29,541   $37,414   $3,040    $26,209   $33,222   $3,221    $23,246   $24,681   $3,404
                               =======   =======   ======    =======   =======   ======    =======   =======   ======

     The following is a reconciliation of the beginning and ending balances of the fair value of Plan assets at December 31:

                                          1998                          1997                          1996
                               --------------------------    --------------------------    --------------------------
                                U.S.      U.K.     JAPAN      U.S.      U.K.     JAPAN      U.S.      U.K.     JAPAN
                               -------   -------   ------    -------   -------   ------    -------   -------   ------
                                                                    IN THOUSANDS
Fair value of plan assets at
  prior year end.............  $26,650   $33,522   $    0    $24,865   $29,748   $    0    $21,556   $24,466   $    0
Actual return on plan
  assets.....................    3,667     5,475        0      2,546     4,812        0      2,655     2,576        0
Employer contributions.......       24     1,334      551         25     1,288       10      1,327     1,195        4
Benefits paid................     (871)   (1,437)    (551)      (786)   (1,288)     (10)      (673)   (1,246)      (4)
Foreign currency gain
  (loss).....................        0       184        0          0    (1,038)       0                2,757        0
                               -------   -------   ------    -------   -------   ------    -------   -------   ------
Fair value of plan assets at
  year end...................  $29,470   $39,078   $    0    $26,650   $33,522   $    0    $24,865   $29,748   $    0
                               =======   =======   ======    =======   =======   ======    =======   =======   ======

     The funded status of the Company's U.S., U.K. and Japan plans and amounts recognized in the Consolidated Balance Sheet at December 31 were:

                                          1998                          1997                          1996
                               --------------------------    --------------------------    --------------------------
                                U.S.      U.K.     JAPAN      U.S.      U.K.     JAPAN      U.S.      U.K.     JAPAN
                               -------   -------   ------    -------   -------   ------    -------   -------   ------
                                                                    IN THOUSANDS
Projected benefit obligation
  in excess of (less than)
  plan assets................  $    71   $(1,664)  $3,040    $  (441)  $  (300)  $3,221    $(1,619)  $(5,067)  $3,404
Unrecognized asset
  (liability) at
  transition.................       48       465     (243)        57       538     (229)        66       637     (278)
Unrecognized prior service
  cost.......................     (461)      737                (505)    1,066        0       (549)    1,498        0
Unrecognized gain (loss).....    4,104       163      648      3,683    (1,177)     259      4,038     4,011       77
                               -------   -------   ------    -------   -------   ------    -------   -------   ------
Pension liability included
  assets in Consolidated
  Balance Sheet..............  $ 3,762   $  (299)  $3,445    $ 2,794   $   127   $3,251    $ 1,936   $ 1,079   $3,203
                               =======   =======   ======    =======   =======   ======    =======   =======   ======

     The expense of all pension plans for 1998, 1997 and 1996 was $2,193,000, $1,715,000, and $1,661,000, respectively. The Company also sponsors a Savings and Security Plan for all U.S. employees. The plan (in accordance with section 401(k) of the Internal Revenue Code) offers participating employees a program of regular savings and investment, funded by their own contributions and those of the Company. The amount charged to operating expense for this plan was $582,000, $530,000 and $523,000 in 1998, 1997 and 1996, respectively.

8.  STOCK OPTION PLANS

     The Company accounts for stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     The Company has two stock options plans currently in effect under which future grants may be issued: the 1992 Stock Incentive Plan and the 1979 Non-Qualified Plan. A total of 1,391,500 shares has been authorized by the Company for grants of options or shares. Stock Options granted during 1998, 1997 and 1996 generally have a maximum term of eight years and vest equally over four years.

     A summary of the Company's stock option activity for the years ended December 31 follows:

                                                                               WEIGHTED
                                                                NUMBER          AVERAGE
                                                              OF OPTIONS    EXERCISE PRICES
                                                              ----------    ---------------
Outstanding at December 31, 1995............................    881,450         $10.80
Granted, 1996...............................................    225,750          13.51
Exercised, 1996.............................................   (112,726)          9.91
Terminated, 1996............................................    (15,750)         12.59
                                                               --------
Outstanding at December 31, 1996............................    978,724          11.49
Granted, 1997...............................................      5,000          12.25
Exercised, 1997.............................................    (37,385)         11.02
Terminated, 1997............................................    (13,000)         12.43
                                                               --------
Outstanding at December 31, 1997............................    933,339          11.51
Granted, 1998...............................................     77,250          16.71
Exercised, 1998.............................................   (260,848)          9.92
Terminated, 1998............................................    (24,937)         13.90
                                                               --------
Outstanding at December 31, 1998............................    724,804         $12.55
                                                               ========

     At December 31, 1998, 1997 and 1996, respectively, there were 502,735, 656,902 and 526,045 options exercisable with a weighted average exercise price of $11.84, $10.94 and $10.58. Exercise prices for options outstanding as of December 31, 1998, ranged from $10.00 to $19.625. The weighted average remaining contractual life of those options is 4.3 years.

     The weighted average fair value at date of grant for options granted during 1998, 1997 and 1996 was $7.39, $5.04 and $5.79 per option, respectively. The fair value of these options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 5.07%, 5.70% and 6.50%; dividend yields of 0.97%, 1.31% and 1.19%; volatility factors of the expected market price of the Company's common stock of .35, .31 and .30; and a weighted average expected life of the options of 7.9, 8.0 and 7.8 years.

     Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                           1998       1997      1996
                                                          -------    ------    ------
Net income -- pro forma.................................  $10,871    $6,691    $4,105
Earnings per share -- basic.............................  $  1.63    $ 1.04    $  .64
Earnings per share -- diluted...........................  $  1.54    $  .99    $  .63

     The pro forma effect on net income for 1997 and 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

     On May 14, 1997 and October 29, 1997, respectively, the Company issued 250,000 and 20,500 shares of restricted stock to key employees, which resulted in $3,414,000 of non-cash deferred compensation to be recognized as operating expense over a seven year period. Vesting is accelerated upon change in control or if certain performance criteria are met.

9.  ACQUISITIONS

     On August 4, 1998, the Company acquired substantially all the assets of Satec Systems, Inc. of Grove City, Pennsylvania, for approximately $12.6 million in cash. Satec is a manufacturer of a range of materials testing equipment sold primarily in the United States with annual sales of approximately $18.0 million. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. In conjunction with this acquisition the Company recorded $7.2 million of goodwill which is being amortized over ten years. The operating results of Satec have been included in the Company's consolidated results of operations from the date of acquisition.

     On September 27, 1998, the Company acquired the remaining 49% interest in Instron Schenck Testing Systems ("IST") from Carl Schenck A.G. of Darmstadt, Germany for $2.7 million in cash. The book value of net assets acquired were equal to the consideration paid. IST has become a world-class structures testing business with sales of more than $55 million in 1998. This additional investment has been accounted for under the purchase method of accounting and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The operations of IST for the fourth quarter of 1998 have been consolidated into the Company's results of operations from the date of acquisition. Prior to this acquisition the Company accounted for its 51% interest in IST under the equity method of accounting.

10.  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The statement is effective for fiscal years beginning after June 15, 1999. Management is currently evaluating the effects of this change on its recording of derivatives and hedging activities. The Company will adopt SFAS No. 133 for its fiscal year ending December 31, 2000.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Internal Use Software," which provides guidance on the accounting for the costs of software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. This statement does not have a material impact on the Company's financial position or results of operations.

     In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income," which is effective for periods beginning after December 15, 1997. The statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The statement requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted SFAS 130 in the accompanying financial statements.

     In February 1998, the Financial Accounting Standards Board issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for periods beginning after December 15, 1997. The statement standardizes employer disclosure requirements about pension and other postretirement benefit plans by requiring additional information on changes in the benefit obligations and fair values of plan assets and eliminating certain disclosures that are no longer useful. It does not change the measurement or recognition of those plans. The Company has adopted SFAS 132 in the accompanying financial statements.

11. SPECIAL ITEMS CHARGES

     During the first quarter of 1998, the Company recorded a special items charge to operations to undertake a consolidation of its European operations and write-down the value of certain non-performing assets. A pre-tax charge of $5.0 million was taken in the quarter ended March 28, 1998 to cover these actions. The special items charge includes termination benefits, the costs to exit a manufacturing facility, other asset impairments and other related costs. The Company has closed down a manufacturing plant in Germany, relocated sales and service support personnel to another Instron location in Germany and has moved the manufacturing operation to the United Kingdom. During 1998 the Company paid $1.4 million for termination benefits and related costs and $1.6 million for the costs to shutdown and exit a manufacturing facility in Germany. In addition, the Company wrote-off $1.0 million of non-performing assets in 1998, primarily relating to its interest in Lightspeed Simulation Systems. The balance of the Special Items reserve relates primarily to the Company's obligation under a long-term lease agreement in Germany, partially offset by estimated income under a sub-lease arrangement.

     In March 1996, the Company recognized a $1,812,000 special items charge to implement a work force reduction and consolidate certain manufacturing operations.

                      SUPPLEMENTARY FINANCIAL INFORMATION
                            QUARTERLY FINANCIAL DATA
                           (QUARTERLY DATA UNAUDITED)

                                                  QUARTER   QUARTER   QUARTER   QUARTER
                                                     1         2         3         4        YEAR
                                                  -------   -------   -------   -------   --------
                                                        IN THOUSANDS, EXCEPT PER SHARE DATA
1998:
Total revenue.................................    $33,869   $37,761   $43,331   $68,068   $183,029
Gross profit..................................     13,742    15,734    16,718    25,781     71,975
Income before income taxes....................      8,159     2,914     3,403     5,857     20,333
Net income....................................      3,911     1,807     2,110     3,631     11,459
Earnings per share -- basic*..................       0.60      0.27      0.32      0.54       1.72
Earnings per share -- diluted.................       0.55      0.25      0.30      0.52       1.62
                                                  -------   -------   -------   -------   --------
1997:
Total revenue.................................    $36,023   $37,124   $35,996   $46,517   $155,660
Gross profit..................................     14,706    15,127    15,008    19,330     64,171
Income before income taxes....................      1,482     2,376     2,966     4,731     11,555
Net income....................................        919     1,470     1,842     2,933      7,164
Earnings per share -- basic...................       0.14      0.23      0.29      0.45       1.11
Earnings per share -- diluted*................       0.14      0.22      0.26      0.42       1.05
                                                  -------   -------   -------   -------   --------

     * The sum of the quarterly earnings per share does not equal the amount reported for the year, as per share amounts are calculated independently and are based on the weighted average common shares outstanding for each period.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENTS SCHEDULE

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF INSTRON CORPORATION:

     Our audits of the consolidated financial statements referred to in our report dated February 18, 1999 included in this Registration Statement on Form S-4 also included an audit of the financial statements schedule Consolidated Valuation Accounts which appears in this Registration Statement on Form S-4. In our opinion, this financial statements schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                          /s/ PricewaterhouseCoopers LLP
                                          --------------------------------------
                                          PricewaterhouseCoopers LLP
Boston, Massachusetts
February 18, 1999

                              INSTRON CORPORATION
                        CONSOLIDATED VALUATION ACCOUNTS


                                                   (A)         EFFECT OF
                                  BALANCE AT     ADDITION       FOREIGN
                                  BEGINNING     CHARGED TO      CURRENCY         (B)        BALANCE AT
          DESCRIPTION              OF YEAR      OPERATIONS    TRANSLATION     DEDUCTIONS    END OF YEAR
          -----------             ----------    ----------    ------------    ----------    -----------
Allowance for doubtful accounts:

Year ended December 31, 1998      $1,071,000     $146,000       $(43,000)      $374,000     $  800,000

Year ended December 31, 1997      $1,107,000     $ 27,000       $(56,000)      $  7,000     $1,071,000

Year ended December 31, 1996      $1,040,000     $358,000       $ 27,000       $318,000     $1,107,000


---------------

(A) Included in "Additions Charged to Operations" for the year ended December 31, 1998, is 73,000 for allowance for doubtful accounts recorded in conjunction with the acquisitions of Satec and IST.

(B) Uncollected receivables written off, net of recoveries an deduction due to the disposal of LMS in 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

FEBRUARY 14, 2000


                                 [INSTRON LOGO]

                                  $60,000,000

                              INSTRON CORPORATION

                       OFFER TO EXCHANGE ALL OUTSTANDING
                   13 1/4% SENIOR SUBORDINATED NOTES DUE 2009
                 FOR 13 1/4% SENIOR SUBORDINATED NOTES DUE 2009

                   ------------------------------------------

                                   PROSPECTUS
                   ------------------------------------------

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Instron have not changed since the date hereof.
--------------------------------------------------------------------------------


Until May 22, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers of a Massachusetts corporation may be provided to the extent specified or authorized by its articles of organization or a by-law provision adopted by the stockholders.

     Under Article 6(a) of the Restated Articles of Organization of the Registrant, the Registrant shall, except as limited by law or as provided in
Article 6(a), indemnify any director or officer who was or is threatened to be made party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another organization or who serves at the Registrant's request in any capacity with respect to any employee benefit plan (an "Indemnified Party"). Except as limited by law or as provided in Article 6(a), indemnification shall be provided whether the basis of such Proceeding is alleged action in an official capacity as an Indemnified Party or in any other capacity while serving as an Indemnified Party, against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement with respect to the Proceeding) actually and reasonably incurred or suffered by such person in connection therewith. Any such indemnification shall be provided although the Indemnified Party is no longer an officer, director, employee or agent of the Registrant or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided under Article 6(a) for any person with respect to any matter as to which he or she shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. If authorized by the board of directors or the stockholders, the Registrant may pay indemnification in advance of final disposition of a Proceeding upon receipt of an undertaking by such Indemnified Party to repay such payment if he or she shall be adjudicated to be not entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such Indemnified Party to make repayment.

     Article 6(a) also permits the Registrant to indemnify any employees or other agents of the Registrant to an extent greater than that required by law only if and to the extent the board of directors may, in their discretion, so determine. The indemnification and advancement of expenses provided under
Article 6(a) are not exclusive of any other rights to which any such indemnified person may be entitled under any law. Nothing in Article 6(a) affects any rights to indemnification to which corporate personnel other than the persons designated in Article 6(a) may be entitled by contract, by vote of the board of directors, or otherwise under law.

ITEM 21.  EXHIBITS.


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   2.1     Agreement and Plan of Merger, dated as of May 6, 1999, among
           Kirtland Capital Partners III L.P., ISN Acquisition
           Corporation and Instron Corporation (incorporated herein by reference to Appendix A of the Definitive Proxy Statement on
           Schedule 14A of Instron Corporation, filed on July 22,
           1999).
   2.2     Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 5, 1999, among Kirtland Capital Partners III
           L.P., ISN Acquisition Corporation and Instron Corporation
           (incorporated herein by reference to Appendix B of the
           Revised Letter to Shareholders, filed as Definitive
           Additional Materials on Schedule 14A of Instron Corporation
           on August 6, 1999).
   3.1(i)  Restated Articles of Organization of Instron Corporation.
   3.1(ii) Amended and Restated By-Laws of Instron Corporation.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   4.1     Indenture, dated as of September 29, 1999, between Instron
           Corporation and Norwest Bank Minnesota, National Association
           as Trustee.
   4.2     Debt Registration Rights Agreement, dated as of September
           29, 1999, by and among Instron Corporation, the Subsidiary
           Guarantors and Donaldson, Lufkin & Jenrette Securities
           Corporation.
   4.3     Warrant Registration Rights Agreement, dated as of September
           29, 1999, by and between Instron Corporation and Donaldson,
           Lufkin & Jenrette Securities Corporation.
   4.4     Warrant Agreement, dated as of September 29, 1999, between
           Instron Corporation and Norwest Bank Minnesota, National
           Association as Warrant Agent.
   4.5     Form of Exchange Note (included in Exhibit 4.1).
   4.6     Form of Warrant (included in Exhibit 4.6).
  *5.1     Opinion of Jones, Day, Reavis & Pogue regarding validity of the exchange notes.
  10.1     Credit and Security Agreement, dated as of September 29,
           1999, among Instron Corporation, Instron, Ltd., Instron
           Schenck Testing Systems, GMBH and Instron Wolpert GMBH as
           Borrowers and the Banks which are Signatories and National
           City Bank as Administrative Agent.
  10.2     Letter Agreement dated as of May 6, 1999 by and among
           Kirtland and the Management Investors (incorporated herein by reference to Exhibit (c)(2) to Schedule 13E-3 of Instron
           Corporation, filed on May 26, 1999).
  10.3     Letter Agreement dated as of May 6, 1999 by and among
           Kirtland, Instron Corporation and the Other Investors
           (incorporated herein by reference to Exhibit (c)(3) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  10.4     Voting Agreement dated as of May 6, 1999 by and among
           Kirtland, MergerCo, the Management Investors and certain of their affiliates, and the Other Investors and certain of
           their affiliates (incorporated herein by reference to
           Exhibit (c)(4) to Schedule 13E-3 of Instron Corporation,
           filed on May 26, 1999).
  10.5     Form of Stockholders Agreement by and among Instron
           Corporation and all of its stockholders (incorporated herein by reference to Exhibit (c)(5) to Schedule 13E-3 of Instron
           Corporation, filed on May 26, 1999).
  10.6     Form of Amendment to Restricted Stock Award Agreement
           (incorporated herein by reference to Exhibit (c)(6) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  10.7     Form of Instron Corporation 1999 Stock Option Plan
           (incorporated herein by reference to Exhibit (c)(7) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  10.8     Form of Incentive Stock Option Agreement (incorporated
           herein by reference to Exhibit (c)(8) to Schedule 13E-3 of
           Instron Corporation, filed on May 26, 1999).
  10.9     Form of Nonqualified Stock Option Agreement (incorporated
           herein by reference to Exhibit (c)(9) to Schedule 13E-3 on
           Instron Corporation, filed on May 26, 1999).
  10.10    Form of Amendment to Instron Corporation 1992 Stock
           Incentive Plan (incorporated herein by reference to Exhibit
           (c)(10) to Schedule 13E-3 of Instron Corporation, filed on
           May 26, 1999).
  10.11    Form of Amendment to Nonqualified Stock Option Agreement
           (incorporated herein by reference to Exhibit (c)(11) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  10.12    Form of Amendment to Incentive Stock Option Agreement
           (incorporated herein by reference to Exhibit (c)(12) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  12       Statement regarding computation of earnings to fixed
           charges.
 *21       Subsidiaries of Instron Corporation.
 *23.1     Consent of Jones, Day, Reavis & Pogue (included in Exhibit
           5.1).
 *23.2     Consent of PricewaterhouseCoopers LLP.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 *24       Powers of Attorney.
  25       Statement of Eligibility of Trustee under the Trust
           Indenture Act of 1939 on Form T-1.
  27       Financial Data Schedule.
 *99.1     Letter of Transmittal.
 *99.2     Notice of Guaranteed Delivery.


---------------

* filed herewith.


ITEM 22.  UNDERTAKINGS.


     (1) The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (x) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (y) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (z) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

     (e) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this resignation statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts on February 14, 2000.


                                          INSTRON CORPORATION

                                          By: /s/ LINTON A. MOULDING
                                            ------------------------------------
                                            Linton A. Moulding
                                            Chief Financial Officer and Vice
                                              President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 14, 2000.


                SIGNATURES                                          TITLE
                ----------                                          -----
*                                                 Director, President and Chief Executive
------------------------------------------        Officer (Principal Executive Officer)
James M. McConnell

/s/ LINTON A. MOULDING                            Chief Financial Officer and Vice President
------------------------------------------        (Principal Financial and Accounting
Linton A. Moulding                                Officer)

*                                                 Director
------------------------------------------
Raymond A. Lancaster

*                                                 Director
------------------------------------------
James M. McConnell

*                                                 Director
------------------------------------------
Thomas N. Littman

*                                                 Director
------------------------------------------
John F. Turben

*                                                 Director
------------------------------------------
Dennis J. Moore

* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the company and which have been filed with the Securities and exchange Commission on behalf of such officers and directors.


By: /s/ LINTON A. MOULDING                        February 14, 2000
    --------------------------------------
    Linton A. Moulding, Attorney-in-Fact
    for the Officers and Directors signing
    in the capacities indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this resignation statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts on February 14, 2000.


                                          INSTRON SCHENCK TESTING SYSTEMS CORP.

                                          By: /s/ YAYHA GHARAGOZLOU
                                            ------------------------------------
                                            Yayha Gharagozlou
                                            Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 14, 2000.


                SIGNATURES                                          TITLE
                ----------                                          -----
/s/ YAYHA GHARAGOZOLOU                            Director
------------------------------------------        (Principal Executive Officer and Principal
Yayha Gharagozolou                                Financial and Accounting Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this resignation statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts on February 14, 2000.


                                          INSTRON/LAWRENCE CORPORATION

                                          By: /s/ LINTON A. MOULDING
                                            ------------------------------------
                                            Linton A. Moulding
                                            Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 14, 2000.


                SIGNATURES                                          TITLE
                ----------                                          -----
*                                                 Director
------------------------------------------        (Principal Executive Officer)
James M. McConnell

/s/ LINTON A. MOULDING                            Director
------------------------------------------        (Principal Financial and Accounting
Linton A. Moulding                                Officer)

* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the company and which have been filed with the Securities and exchange Commission on behalf of such officers and directors.


By: /s/ LINTON A. MOULDING                        February 14, 2000
    --------------------------------------
    Linton A. Moulding, Attorney-in-Fact
    for the Officers and Directors signing
    in the capacities indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this resignation statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts on February 14, 2000.


                                          INSTRON REALTY TRUST

                                          By: /s/ LINTON A. MOULDING
                                            ------------------------------------
                                            Linton A. Moulding
                                            Trustee


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 14, 2000.


                SIGNATURES                                          TITLE
                ----------                                          -----
*                                                 Trustee
------------------------------------------        (Principal Executive Officer)
James M. McConnell

/s/ LINTON A. MOULDING                            Trustee
------------------------------------------        (Principal Financial and Accounting
Linton A. Moulding                                Officer)

* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named Trustee of the registrant and which has been filed with the Securities and exchange Commission on behalf of such Trustee.


By: /s/ LINTON A. MOULDING                        February 14, 2000
    --------------------------------------
    Linton A. Moulding, Attorney-in-Fact
    for the Trustee signing in the
    capacities indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this resignation statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts on February 14, 2000.


                                          IRT-II TRUST

                                          By: /s/ LINTON A. MOULDING
                                            ------------------------------------
                                            Linton A. Moulding
                                            Trustee


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 14, 2000.


                SIGNATURES                                          TITLE
                ----------                                          -----
*                                                 Trustee
------------------------------------------        (Principal Executive Officer)
James M. McConnell

/s/ LINTON A. MOULDING                            Trustee
------------------------------------------        (Principal Financial and Accounting
Linton A. Moulding                                Officer)

* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named Trustee of the registrant and which has been filed with the Securities and exchange Commission on behalf of such Trustee.


By: /s/ LINTON A. MOULDING                        February 14, 2000
    --------------------------------------
    Linton A. Moulding, Attorney-in-Fact
    for the Trustee signing in the
    capacities indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this resignation statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts on February 14, 2000.


                                          INSTRON JAPAN COMPANY, LTD.

                                          By: /s/ JAMES M. MCCONNELL
                                            ------------------------------------
                                            James M. McConnell
                                            Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 14, 2000.


                SIGNATURES                                          TITLE
                ----------                                          -----
/s/ JAMES M. MCCONNELL                            Director
------------------------------------------        (Principal Executive Officer)
James M. McConnell

*                                                 Director
------------------------------------------        (Principal Financial and Accounting
Sjomua Izumi                                      Officer)

*                                                 Director
------------------------------------------
Arthur D. Hindman

*                                                 Director
------------------------------------------
Yasuhisa Okamoto

* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the company and which have been filed with the Securities and exchange Commission on behalf of such officers and directors.


By: /s/ LINTON A. MOULDING                        February 14, 2000
    --------------------------------------
    Linton A. Moulding, Attorney-in-Fact
    for the Officers and Directors signing
    in the capacities indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this resignation statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts on February 14, 2000.


                                          INSTRON ASIA LIMITED

                                          By: /s/ ARTHUR D. HINDMAN
                                            ------------------------------------
                                            Arthur D. Hindman
                                            Director and President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of February 14, 2000.



                 SIGNATURES                                             TITLE
                 ----------                                             -----
/s/ ARTHUR D. HINDMAN                           Director and President (Principal Executive Officer)
--------------------------------------------
Arthur D. Hindman

                                    EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   2.1     Agreement and Plan of Merger, dated as of May 6, 1999, among
           Kirtland Capital Partners III L.P., ISN Acquisition
           Corporation and Instron Corporation (incorporated herein by reference to Appendix A of the Definitive Proxy Statement on
           Schedule 14A of Instron Corporation, filed on July 22,
           1999).
   2.2     Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 5, 1999, among Kirtland Capital Partners III
           L.P., ISN Acquisition Corporation and Instron Corporation
           (incorporated herein by reference to Appendix B of the
           Revised Letter to Shareholders, filed as Definitive
           Additional Materials on Schedule 14A of Instron Corporation
           on August 6, 1999).
 3.1(i)    Restated Articles of Organization of Instron Corporation.
3.1(ii)    Amended and Restated By-Laws of Instron Corporation.
   4.1     Indenture, dated as of September 29, 1999, between Instron
           Corporation and Norwest Bank Minnesota, National Association
           as Trustee.
   4.2     Debt Registration Rights Agreement, dated as of September
           29, 1999, by and among Instron Corporation, the Subsidiary
           Guarantors and Donaldson, Lufkin & Jenrette Securities
           Corporation.
   4.3     Warrant Registration Rights Agreement, dated as of September
           29, 1999, by and between Instron Corporation and Donaldson,
           Lufkin & Jenrette Securities Corporation.
   4.4     Warrant Agreement, dated as of September 29, 1999, between
           Instron Corporation and Norwest Bank Minnesota, National
           Association as Warrant Agent.
   4.5     Form of Exchange Note (included in Exhibit 4.1).
   4.6     Form of Warrant (included in Exhibit 4.4).
  *5.1     Opinion of Jones, Day, Reavis & Pogue regarding validity of the exchange notes.
  10.1     Credit and Security Agreement, dated as of September 29,
           1999, among Instron Corporation, Instron, Ltd., Instron
           Schenck Testing Systems, GMBH and Instron Wolpert GMBH as
           Borrowers and the Banks which are Signatories and National
           City Bank as Administrative Agent.
  10.2     Letter Agreement dated as of May 6, 1999 by and among
           Kirtland and the Management Investors (incorporated herein by reference to Exhibit (c)(2) to Schedule 13E-3 of Instron
           Corporation, filed on May 26, 1999).
  10.3     Letter Agreement dated as of May 6, 1999 by and among
           Kirtland, Instron Corporation and the Other Investors
           (incorporated herein by reference to Exhibit (c)(3) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  10.4     Voting Agreement dated as of May 6, 1999 by and among
           Kirtland, MergerCo, the Management Investors and certain of their affiliates, and the Other Investors and certain of
           their affiliates (incorporated herein by reference to
           Exhibit (c)(4) to Schedule 13E-3 of Instron Corporation,
           filed on May 26, 1999).
  10.5     Form of Stockholders Agreement by and among Instron
           Corporation and all of its stockholders (incorporated herein by reference to Exhibit (c)(5) to Schedule 13E-3 of Instron
           Corporation, filed on May 26, 1999).
  10.6     Form of Amendment to Restricted Stock Award Agreement
           (incorporated herein by reference to Exhibit (c)(6) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  10.7     Form of Instron Corporation 1999 Stock Option Plan
           (incorporated herein by reference to Exhibit (c)(7) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  10.8     Form of Incentive Stock Option Agreement (incorporated
           herein by reference to Exhibit (c)(8) to Schedule 13E-3 of
           Instron Corporation, filed on May 26, 1999).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  10.9     Form of Nonqualified Stock Option Agreement (incorporated
           herein by reference to Exhibit (c)(9) to Schedule 13E-3 on
           Instron Corporation, filed on May 26, 1999).
  10.10    Form of Amendment to Instron Corporation 1992 Stock
           Incentive Plan (incorporated herein by reference to Exhibit
           (c)(10) to Schedule 13E-3 of Instron Corporation, filed on
           May 26, 1999).
  10.11    Form of Amendment to Nonqualified Stock Option Agreement
           (incorporated herein by reference to Exhibit (c)(11) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  10.12    Form of Amendment to Incentive Stock Option Agreement
           (incorporated herein by reference to Exhibit (c)(12) to
           Schedule 13E-3 of Instron Corporation, filed on May 26,
           1999).
  12       Statement regarding computation of earnings to fixed
           charges.
 *21       Subsidiaries of Instron Corporation.
 *23.1     Consent of Jones, Day, Reavis & Pogue (included in Exhibit
           5.1).
 *23.2     Consent of PricewaterhouseCoopers LLP.
 *24       Powers of Attorney.
  25       Statement of Eligibility of Trustee under the Trust
           Indenture Act of 1939 on Form T-1.
  27       Financial Data Schedule.
 *99.1     Letter of Transmittal.
 *99.2     Notice of Guaranteed Delivery.


---------------

* filed herewith.